                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[_]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
      (e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


EURONET WORLDWIDE, INC.
-------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

                             EURONET WORLDWIDE, INC.
                             4601 COLLEGE BOULEVARD
                                    SUITE 300
                              LEAWOOD, KANSAS 66211
                                  913-327-4200

-------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 8, 2002
-------------------------------------------------------------------------------

     Euronet Worldwide, Inc., a Delaware corporation ("Euronet", "we" or "us"), will hold the Annual Meeting of our Stockholders on Wednesday, May 8, 2002 at 2:00 p.m. (Central time), at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas 66210, for the following purposes:

     1. To elect two directors, each to serve a three-year term expiring upothe 2005 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

     2. To approve the Euronet Worldwide, Inc. 2002 Stock Incentive Plan.

     3. To approve the issuance of up to 3 million shares of common stock, par value $0.02 per share, in order to exchange these shares for our 12 3/8% Senior Discount Notes due June 28, 2006 and warrants associated with the Notes, in transactions in which the shares could be valued at up to 25% less than market value.

     4. To ratify the appointment of KPMG Polska Sp. z o.o. ("KPMG") as Euronet's independent auditors for the year ending December 31, 2002.

     5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Our Board of Directors (the "Board") has fixed the close of business on April 1, 2002, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment of the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                               By Order of the Board

                                               Jeffrey B. Newman
                                               Executive Vice President
                                               General Counsel and Secretary

April 8, 2002

                             EURONET WORLDWIDE, INC.
                             4601 COLLEGE BOULEVARD
                                    SUITE 300
                              LEAWOOD, KANSAS 66211
                                  913-327-4200

--------------------------------------------------------------------------------
                                 PROXY STATEMENT

--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 8, 2002

DATE, TIME AND PLACE OF MEETING

     Euronet Worldwide, Inc. ("Euronet", "we" or "us") is furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the "Board"), for use at the annual meeting of stockholders to be held on Wednesday, May 8, 2002, at 2:00 p.m. (Central time), at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas 66210, and at any adjournment of the meeting (the "Annual Meeting").

Record Date; Outstanding Shares

     Stockholders at the close of business on April 1, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. The stockholders will be entitled to one vote for each share of Common Stock, par value $0.02 per share (the "Common Stock"), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the outstanding shares of Common Stock must be represented by proxy or in person at the Annual Meeting. On February 20, 2002, there were 23,035,994 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Date of Mailing

     We are first sending this proxy statement, the accompanying proxy and our annual report to stockholders for the year ended December 31, 2001 (the "Annual Report") to stockholders on or about April 8, 2002.

Stockholder Proposals for the 2003 Annual Meeting

     We must receive any proposal of a stockholder to be presented at our annual meeting of stockholders in 2003, including the nomination of persons to serve on the Board, not later than December 8, 2002 in order for us to include it in the proxy materials for that meeting. Any proposal of a stockholder to be presented at our annual meeting of stockholders in 2003 which has not been included in our proxy materials must be received not later than February 22, 2003 to be considered timely. We reserve the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by February 22, 2003. Stockholders submitting proposals should submit them in writing and direct them to Euronet's secretary at our principal executive offices via certified mail, return receipt requested, to ensure timely delivery. We did not receive any stockholder proposals with respect to the Annual Meeting scheduled for May 8, 2002.

REVOCABILITY OF PROXIES

     Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet's secretary an instrument of revocation or a duly executed proxy bearing a later date.

VOTING AND SOLICITATION

     Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judge of elections appointed for the Annual Meeting. We will treat shares that are voted "For," "Against" or "Withheld From" a matter as being present at the meeting for purposes of establishing a quorum and also as shares entitled to vote at the Annual Meeting (the "Votes Cast"). We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum. Abstentions will count in determining the total number of Votes Cast with respect to a proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not count in determining the number of Votes Cast with respect to a proposal and, therefore, will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

PERSONS MAKING THE SOLICITATION

     Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

     WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO JEFFREY B. NEWMAN AT OUR ADDRESS SET FORTH ABOVE. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the close of business on February 20, 2002, we had 23,035,994 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of the shares of our Common Stock as of February 20, 2002, by (i) each Euronet Director and named Executive Officer, (ii) all Euronet Directors and Executive Officers as a group and (iii) each shareholder known by Euronet to own beneficially more than 5% of the Common Stock.

                                                                Beneficial Ownership

Stockholder                                                    Number of   Percent of
-----------                                                    Shares (1)  Outstanding (1)
                                                               ----------  ---------------
Directors and Named Executive Officers
    Michael J. Brown (2)                                       3,199,277      13.9%
    Daniel R. Henry (3)                                          927,595       4.0%
    Kendall D. Coyne (4)                                           7,667      *
    Jeffrey B. Newman (5)                                        106,401      *
    James P. Jerome (6)                                           26,529      *
    Miro I. Bergman (7)                                           95,300      *
    Steven J. Buckley (8)                                          2,333      *
    Thomas A. McDonnell (9)                                        2,333      *
    Eriberto R. Scocimara (10)                                     2,333      *
    M. Jeannine Strandjord                                         9,500      *
    Dr. Andrzej Olechowski                                        10,533      *

All Directors and Executive Officers as a Group (12 persons)   4,389,801      19.0%

Five Percent Holders

    DST Systems, Inc. (11)                                     2,186,930       9.5%
    333 West 11/th/ Street
    Kansas City, Missouri 64105-1594

    Poland Partners L.P.                                       1,769,446       7.7%
    C/o Corporation Trust Company
    1209 Orange Street
    Wilmington, Delaware 19801

    Waddell & Reed                                             2,136,350       9.3%
    6300 Lamar Avenue
    Overland Park, Kansas 66202

-----------
 * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) Calculation of percentage of beneficial ownership assumes the exercise by only the respective named stockholder of all options for the purchase of shares of Common Stock held by such stockholder, which are exercisable within 60 days of February 20, 2002.

(2) Includes an aggregate of 860,398 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 20, 2002 and an aggregate of 69,000 shares of Common Stock issuable under warrants exercisable within 60 days of February 20, 2002.

(3) Includes an aggregate of 855,795 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 20, 2002.

(4) Includes an aggregate of 5,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 20, 2002.

(5) Includes an aggregate of 91,950 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 20, 2002. Also includes 14,451 shares beneficially owned pursuant to a Loan Agreement program (the "Loan Program") implemented in October 1999 pursuant to which Euronet loaned sums to the employee in order to purchase shares of Common Stock on the open market.

(6) Includes an aggregate of 24,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 20, 2002.

(7) Includes an aggregate of 65,606 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 20, 2002. Also includes 22,194 shares of Common Stock beneficially owned pursuant to the Loan Program.

(8) Steven J. Buckley is also the President of Poland Partners L.P. Management Company, the advisor to Poland Partners L.P., a shareholder of Euronet, but disclaims ownership of the shares held by Poland Partners L.P. Mr. Buckley resigned from the Board on March 7, 2002.

(9) Thomas A. McDonnell is also the President of DST Systems, Inc., a shareholder of Euronet, but disclaims ownership of the shares held by DST Systems, Inc.

(10) Eriberto R. Scocimara is also the President and Chief Executive Officer of the Hungarian-American Enterprise Fund ("HAEF"), a shareholder of Euronet, but disclaims ownership of the shares held by HAEF.

(11) Includes an aggregate of 30,000 shares of Common Stock issuable under warrants exercisable within 60 days of February 20, 2002.

ELECTION OF DIRECTORS

Our Directors and Executive Officers are as follows:

Name                                 Age   Position
----                                 ---   ---------

Directors
---------
   Michael J. Brown(1)               45    Chairman, Chief Executive Officer and Director
   Daniel R. Henry                   36    President, Chief Operating Officer and Director
   Thomas A. McDonnell(1)(2)(3)      52    Director
   Dr. Andrzej Olechowski(1)(2)(3)   66    Director
   Eriberto R. Scocimara(1)(2)(3)    52    Director
   M. Jeannine Strandjord(1)(2)(3)   56    Director

Executive Officers
------------------
   Kendall D. Coyne (4)              46    Chief Financial Officer
   Jeffrey B. Newman                 47    Executive Vice President, General Counsel
   James  P. Jerome (5)              44    Executive Vice President, Managing Director
                                           Software
   Miro I. Bergman (6)               39    Executive Vice President, EMEA General Manager

----------
   (1)  Member of the Compensation Committee until November 27, 2001
   (2)  Member of the Audit Committee
   (3)  Member of the Stock Option Committee
   (4)  Mr. Coyne was appointed Chief Financial Officer effective May 8, 2001.
   (5)  Mr. Jerome was appointed Executive Vice President on November 27, 2001.
   (6)  Mr. Bergman was appointed Executive Vice President on January 8, 2001.

Classified Board

     We currently have six directors divided among three classes as follows:
Class I - Michael J. Brown and M. Jeannine Strandjord; Class II - Eriberto R. Scocimara and Dr. Andrzej Olechowski; and Class III - Thomas A. McDonnell and Daniel R. Henry.

     On March 5, 2002, the Board of Directors expanded the Board to seven members, and appointed Dr. Andrzej Olechowski to the Board as a Class II director. Dr. Olechowski had previously served as a director of Euronet from 1996 until 2000. Steven J. Buckley resigned as director on March 7, 2002. This resignation was not motivated by a disagreement over our operations, policies or practices. By a written consent dated March 25, 2002, the Board reduced the number of directors to six.

     Mr. Brown and Mr. Henry are employee directors. The remaining four directors are independent directors.

     Two Class II directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2005. The Board has nominated Dr. Andrzej Olechowski and Eriberto R. Scocimara for election as Class II directors. Unless otherwise instructed, the proxy holders will vote the proxies received for Dr. Andrzej Olechowski and Eriberto R. Scocimara. In the event that Dr. Olechowski or Mr. Scocimara are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any alternative nominees who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that Dr. Olechowski or Mr. Scocimara will be unable or will decline to serve as a director.

     The election of each director requires an affirmative vote by the holders of a plurality of the outstanding shares of Common Stock present and entitled to be voted at the Annual Meeting.

     The following information relates to the nominees indicated above and to our other directors whose terms of office will extend beyond 2002. All directors have held their present positions for at least five years, except as otherwise indicated.

Name of Director or Nominee                  Current Term Expires
---------------------------                  --------------------

Thomas A. McDonnell                          2003
Daniel R. Henry                              2003
Michael J. Brown                             2004
M. Jeannine Strandjord                       2004
Dr. Andrzej Olechowski*                      2005
Eriberto Scocimara*                          2005

----------
   * If elected at the Annual Meeting.

DR. ANDRZEJ OLECHOWSKI previously served as a Director of Euronet from its incorporation in December 1996 until his resignation in May 2000. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. At present Dr. Olechowski is with Central Europe Trust, Poland, a consulting firm. Former Chairman of Bank Handlowy, Dr. Olechowski sits on the International Advisory Board of Textron and boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw. If elected, Dr. Olechowski's term will expire in May 2005, or when his successor is duly elected and qualified at the next Annual Meeting of Stockholders.

ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Since April 1994, Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund ("HAEF"), a private company that is funded by the U.S. government and invests in Hungary. HAEF is a shareholder of Euronet. Since 1984 he has been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of HAEF, Carlisle Companies, Roper Industries, Quaker Fabrics and several privately owned companies. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University. If elected, Mr. Scocimara's term will expire in May 2005, or when his successor is duly elected and qualified at the next Annual Meeting of Stockholders.

The Board of Directors recommends that stockholders vote "FOR" election of Dr. Andrzej Olechowski and Eriberto R. Scocimara as Class II directors of Euronet.

Other Directors

THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc., a shareholder of Euronet. Since October 1984 he has served as Chief Executive Officer and since January 1973 (except for a 30-month period from October 1984 to April 1987) he has served as President of DST Systems, Inc. He is a director of BHA Group, Inc., DST Systems, Inc., Computer Science Corporation, Commerce Bancshares, Inc., Gramin Ltd. and Blue Valley Ban Corp. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance. Mr. McDonnell's term will expire in May 2003.

DANIEL R. HENRY founded the predecessor of Euronet with Michael Brown in 1994 and is serving as our President and Chief Operating Officer. Mr. Henry oversees Euronet's daily operations, including our overseas subsidiaries, and is responsible for our expansion into new markets. Prior to joining us, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premier office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri--Columbia in 1988. Mr. Henry has been a Director of Euronet since our incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Mr. Henry is married to the sister of the wife of Michael J. Brown, the Chief Executive Officer of Euronet. Mr. Henry's term will expire in May 2003.

MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chief Executive Officer since 1994. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged with Informix in 1988. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Mr. Brown received a B.S. in Electrical Engineering from the University of Missouri--Columbia in 1979 and a M.S. in Molecular and Cellular Biology at the University of Missouri--Kansas City in 1996. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Mr. Brown is married to the sister of the wife of Daniel R. Henry, President and Chief Operating Officer of Euronet. Mr. Brown's term will expire in May 2004.

M. JEANNINE STRANDJORD agreed to serve on our Board on March 26, 2001. Since November 1998, Ms. Strandjord has been Senior Vice President of Finance for the Long Distance Division of Sprint Corporation ("Sprint"), with responsibility for billing, accounting, budgeting, financial policy, financial systems, operational analysis, receivables management and decision support. Prior to November 1998, Ms. Strandjord was Senior Vice President and Treasurer for Sprint. She held that position since 1990. From 1986 to 1990, she served as Vice President and Controller of Sprint. Ms. Strandjord joined Sprint in January 1985, serving as Vice President of Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary. Prior to joining Sprint, Ms. Strandjord was Vice President of Finance for Macy's Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. Ms. Strandjord holds a bachelor's degree in accounting and business administration from the University of Kansas and is a certified public accountant. She is a member of the board of directors of American Century Mutual Funds and DST Systems, Inc., a shareholder of Euronet. Ms. Strandjord's term will expire in May 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Collateral for Delivery of Surety Bond

     On September 12, 2000, Michael J. Brown, our CEO, pledged approximately $4 million of marketable securities that he owns (the "Pledge") to Travelers Insurance Company ("Travelers") in order to induce Travelers to provide a surety bond in the amount of $5 million on our behalf to the Hungarian bank, MKB (the "Surety Bond"). MKB provides cash to us for use in our ATM network in Hungary. We did not pay any consideration to Mr. Brown for providing the Pledge. As of March 18, 2002, we provided a letter of credit as collateral to secure the Surety Bond and the Pledge was released.

Advance of Cash for Use in Czech Republic ATM Network

     In January and February 2001, Mr. Brown and his wife, Mildred E. Brown, made cash advances to us totaling $500,000 for use in our Czech Republic ATM network. The advances have been made at a rate of interest of 10% per annum. We did not grant any security for these advances, which have been made on a rolling six-month basis. We repaid this loan on January 9, 2002.

Credit Facility

     On June 28, 2000, we entered into an unsecured revolving credit agreement (the "Credit Agreement") providing a facility of up to $4.0 million from three of our shareholders as follows: DST Systems, Inc. ("DST") in the amount of $2.4 million; Hungarian-American Enterprise Fund ("HAEF") in the amount of $1.0 million; and Michael J. Brown in the amount of $600,000. Thomas M. McDonnell and Eriberto Scocimara, who are two oft our directors, are the President and Chief Executive Officers of DST Systems, Inc. and HAEF, respectively. Draws under the facility bore interest at 10% per annum. The facility was originally available to be drawn upon until December 28, 2000, and repayment of any draws was to be due June 28, 2001. The facility was amended and renewed twice (on December 28, 2000 and June 28, 2001). The date for drawing was extended by these amendments to December 28, 2001 and the maturity date was extended to June 28, 2002.

     In lieu of a commitment fee, the Credit Agreement provided for issuance of 100,000 warrants to these lenders on execution of the agreement, pro rata to their contributions to the facility. In addition, it provided for issuance of 80,000 warrants pro rata to these lenders for each $1 million drawn by us under the facility. All warrants were to have one-year expiration dates. The exercise price of the warrants for DST and HAEF was set at the average closing share price, as quoted on the Nasdaq SmallCap Market, for 10 trading days prior to the warrant issue date, less 10 percent. The exercise price for Michael J. Brown was originally the same as for the other lenders. It was revised by an amendment to the Credit Agreement on January 27, 2002 to be no less than the full trading price of our stock on Nasdaq as of the date of the agreement providing for grant of the warrants, with the amount of the discount that would have resulted from the original terms of the Credit Agreement to be paid to Mr. Brown in cash.

     On May 29, 2001 we drew $2.0 million under this facility and issued 160,000 warrants with respect to this draw.

     We issued warrants as required under the Credit Agreement as of the time of execution of the agreement on June 28, 2000 and the draw-down on May 29, 2001. In addition, we issued 100,000 warrants upon each extension of the Credit Agreement, that is, on December 28, 2000 and June 28, 2001. The exercise prices for the warrants for DST and HAEF were $7.00 per share for the 100,000 warrants issued as of June 28, 2000, $4.12 per share for the 100,000 warrants issued as of December 29, 2000, $5.92 per share for the 160,000 warrants issued as of May 29, 2001 and $6.70 per share for the 100,000 warrants issued as of June 28, 2001. The exercise prices for the warrants for Michael J. Brown were $8.25 per share for the 100,000 warrants issued as of June 28, 2000, $4.12 per share for the 100,000 warrants issued as of December 29, 2000, $7.05 per share for the 160,000 warrants issued as of May 29, 2001 and $9.00 per share for the 100,000 warrants issued as of June 28, 2001.

     We repaid all amounts outstanding under the Credit Agreement on March 21, 2002, and the Credit Agreement was terminated.

Loans to Executives

     We have made loans in the amount of $73,000 and $47,500, respectively, to Mr. Bergman, our Executive Vice President and Mr. Newman, our Executive Vice President and General Counsel, under a Loan Agreement Program implemented in October 1999 pursuant to which Euronet loaned sums to Mr. Newman and Mr. Bergman in order to purchase shares of Common Stock on the open market. These are non-recourse, non-interest bearing loans with a maturity date of July 30, 2004. Mr. Bergman and Mr. Newman have used the proceeds to purchase 22,194 and 14,451 shares, respectively, of our Common Stock that have been pledged to secure the loans. The full amount of these loans are currently outstanding.

     In addition, we made a $35,000 loan to Mr. Newman in October 1998, at an interest rate of 7%, primarily to defray certain moving and other personal expenses incurred by Mr. Newman in connection with his family's move from Hungary to France. This loan was repayable in December 2000, but has been extended for an additional two years to December 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To our knowledge, based solely on a review of copies of reports available to us, during 2001, our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that Form 3s (Initial Statement of Beneficial Ownership of Securities) were filed late following the appointments of Miro I. Bergman as Executive Vice President, Kendall D.

Coyne as Chief Financial Officer, M. Jeannine Strandjord as a Director and James
P. Jerome as Executive Vice President. These appointments took place on January 8, 2001, May 8, 2001, May 30, 2001 and November 27, 2001, respectively, and a Form 3 should have been filed within 10 days of each of these appointments. The Form 3 for Mr. Bergman was filed on October 18, 2001, the Form 3 for Mr. Coyne was filed on October 3, 2001, the Form 3 for Ms. Strandjord was filed on November 25, 2001 and the Form 3 for Mr. Jerome was filed on February 13, 2002.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board held seven meetings (including telephonic meetings) during 2001. Each director attended at least 75% of the aggregate of the total number of meetings of the Board held (during the period for which he or she was a director) and the total number of meetings held by all Board committees on which he or she served (during the periods for which he or she was a member). The Board has a standing Audit Committee, a standing Compensation Committee and a standing Stock Option Committee. The Board does not have a standing nominating committee.

Audit Committee

     The Audit Committee of the Board of Directors met three times in 2001. The Audit Committee has oversight responsibilities with respect to our financial audit and reporting process, system of internal controls and processes for monitoring compliance with law. The Committee is also responsible for maintaining open communication among the Committee, management and our outside auditors. However, the Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and the outside auditors.

     Thomas A. McDonnell, M. Jeannine Strandjord, Eriberto Scocimara and Andrzej Olechowski are the current members of the Audit Committee. Each member of the Audit Committee is "independent" under the listing standards of the Nasdaq SmallCap Market.

     The Audit Committee performs its oversight functions and responsibilities pursuant to a written charter adopted by our Board.

Report of the Audit Committee

     The Audit Committee has reviewed and discussed with our management Euronet's audited financial statements for the fiscal year ended December 31, 2001. The Audit Committee has also discussed with KPMG Polska Sp. z o.o. ("KPMG"), our independent auditors, all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1.

     Based on this review and these discussions, and consistent with the Audit Committee's roles and responsibilities described above and in the Committee's charter, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     Thomas A. McDonnell, M. Jeannine Strandjord, Eriberto Scocimara and Andrzej Olechowski are the current members of the Audit Committee.

Compensation Committee

     The Compensation Committee, which in majority is comprised of our independent directors, met once in 2001 to review and approve the compensation levels of our executives. In addition, the full Board dealt with staffing and executive compensation matters throughout the year, with the management board members recusing themselves with respect to decisions regarding management compensation. The Compensation Committee makes determinations with respect to salaries and bonuses payable to our executive officers. Thomas A. McDonnell, M. Jeannine Strandjord, Andzrej Olechowski and Eriberto Scocimara are the current members of the Compensation Committee. In addition, among our current directors, Michael J. Brown was a member of this Committee until November 27, 2001.

Compensation Committee Interlocks and Insider Participation

     Of the members of our Compensation Committee in 2001, Michael J. Brown is our Chief Executive Officer and President. Mr. Brown did not participate in decisions relating to his own compensation.

     As we described above under the section entitled "Certain Relationships and Related Transactions," on September 12, 2000, Michael J. Brown, our CEO, pledged approximately $4 million of marketable securities that he owns (the "Pledge") to Travelers Insurance Company ("Travelers") in order to induce Travelers to provide a surety bond in the amount of $5 million on our behalf to the Hungarian bank, MKB (the "Surety Bond"). MKB provides cash to us for use in our ATM network in Hungary. We did not pay any consideration to Mr. Brown for providing the Pledge. As of March 18, 2002, we provided a letter of credit as collateral to secure the Surety Bond and the Pledge was released. In January and February 2001, Mr. Brown and his wife, Mildred E. Brown, made cash advances to us totaling $500,000 for use in our Czech Republic ATM network. The advances have been made at a rate of interest of 10% per annum. We did not grant any security for these advances, which have been made on a rolling six-month basis. We repaid this loan on January 9, 2002.

     On June 28, 2000, we entered into an unsecured revolving credit agreement (the "Credit Agreement") providing a facility of up to $4.0 million from three of our shareholders as follows: DST Systems, Inc. ("DST") in the amount of $2.4 million; Hungarian-American Enterprise Fund ("HAEF") in the amount of $1.0 million; and Michael J. Brown in the amount of $600,000. Thomas M. McDonnell and Eriberto Scocimara, who are two of our directors, are the President and Chief Executive Officers of DST Systems, Inc. and HAEF, respectively. Draws under the facility bore interest at 10% per annum. The facility was originally available to be drawn upon until December 28, 2000, and repayment of any draws was to be due June 28, 2001. The facility was amended and renewed twice (on December 28, 2000 and June 28, 2001). The date for drawing was extended by these amendments to December 28, 2001 and the maturity date was extended to June 28, 2002.

     In lieu of a commitment fee, the Credit Agreement provided for issuance of 100,000 warrants to these lenders on execution of the agreement, pro rata to their contributions to the facility. In addition, it provided for issuance of 80,000 warrants pro rata to these lenders for each $1 million drawn by us under the facility. All warrants were to have one-year expiration dates. The exercise price of the warrants for DST and HAEF was set at the average closing share price, as quoted on the Nasdaq SmallCap Market, for 10 trading days prior to the warrant issue date, less 10 percent. The exercise price for Michael J. Brown was originally the same as for the other lenders. It was revised by an amendment to the Credit Agreement on January 27, 2002 to be no less than the full trading price of our stock on Nasdaq as of the date of the agreement providing for grant of the warrants, with the amount of the discount that would have resulted from the original terms of the Credit Agreement to be paid to Mr. Brown in cash.

     On May 29, 2001 we drew $2.0 million under this facility and issued 160,000 warrants with respect to this draw.

     We issued warrants as required under the Credit Agreement as of the time of execution of the agreement on June 28, 2000 and the draw-down on May 29, 2001. In addition, we issued 100,000 warrants upon each extension of the Credit Agreement, that is, on December 28, 2000 and June 28, 2001. The exercise prices for the warrants for DST and HAEF were $7.00 per share for the 100,000 warrants issued as of June 28, 2000, $4.12 per share for the 100,000 warrants issued as of December 29, 2000, $5.92 per share for the 160,000 warrants issued as of May 29, 2001 and $6.70 per share for the 100,000 warrants issued as of June 28, 2001. The exercise prices for the warrants for Michael J. Brown were $8.25 per share for the 100,000 warrants issued as of June 28, 2000, $4.12 per share for the 100,000 warrants issued as of December 29, 2000, $7.05 per share for the 160,000 warrants issued as of May 29, 2001 and $9.00 per share for the 100,000 warrants issued as of June 28, 2001.

     We repaid all amounts outstanding under the Credit Agreement on March 21, 2002, and the Credit Agreement was terminated.

Stock Option Committee

     The Stock Option Committee, which is comprised solely of independent directors who are also members of the Compensation Committee, did not meet in 2001. The full Board adopted a policy commencing in the year 1999, which was complied with during the full year 2001, of reviewing and approving option grants during each of its meetings. The Stock Option Committee is available between Board meetings to make determinations with respect to grants of options to officers and other of our key employees. Thomas A. McDonnell, Dr. Andrzej Olechowski, Eriberto R. Scocimara and M. Jeannine Strandjord are the current members of the Stock Option Committee.

Compensation of Directors

     We pay each director a fee of $3,000 for each board meeting attended in person, $1,000 for each telephonic Board meeting attended and $1,000 for participation in a Committee meeting. In addition, commencing May 2001, we grant each director an option to purchase 10,000 shares of our Common Stock upon appointment to the Board and an option to purchase 10,000 shares for each year of service as a director. These options have a three-year vesting period and a strike price that is equal to the closing trading price of our Common Stock on the Nasdaq SmallCap Market on the day of the grant. We also reimburse directors for out-of-pocket expenses incurred in connection with the directors' attendance at meetings.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation awarded or paid by us to our Chief Executive Officer and to the four other most highly compensated of our executive officers whose total annual salary and bonus equaled or exceeded $100,000 during the year ended December 31, 2001 (the "Named Executive Officers") for the periods indicated:

                                       Summary Compensation Table

                                Annual Compensation                   Long-Term Compensation

Name and Principal                ------------  ----------   Other Annual    Securities Underlying
Position                Period     Salary ($)    Bonus($)    Compensation       Options/SARs (#)
------------------      ------    ------------  ----------  --------------   ---------------------
   Michael J. Brown     2001           58,333       80,000              0              30,000
   Chief Executive      2000          158,333            0              0                 ---
       Officer          1999          200,000            0              0                 ---

   Daniel R. Henry      2001          161,875       80,000              0              30,000
    President and       2000          171,135            0              0                 ---
   Chief Operating      1999          175,000            0              0                 ---
       Officer

  Jeffrey B. Newman     2001          205,000       20,500       33,853(1)             19,200
    Executive Vice      2000          202,000       20,000       35,000(1)             10,000
      President
   General Counsel      1999          190,000            0       30,584(1)             28,321

   Miro I. Bergman      2001          206,250       52,500       18,000(2)             37,500
  Managing Director     2000          177,348       60,000       18,000(2)                ---
         EMEA           1999          160,450            0       18,000(2)             35,000

     James Jerome       2001          165,000       24,750              0              35,000
    Executive Vice      2000          135,000       20,000              0              10,000
      President
  Software Solutions    1999          120,000            0              0              30,000

----------

(1) Reimbursement of tuition paid for attendance of Mr. Newman's children at American schools abroad and travel allowance.
(2)  Housing allowance.

Option Grants in Last Fiscal Year

     The following table provides certain information concerning options granted to our Named Executive Officers during the year ended December 31, 2001. All the options described below were granted under either the 1996 Euronet Long-Term Incentive Stock Option Plan or the 1998 Euronet Stock Option Plan.

Individual Grants

                                         Summary Compensation Table

                                           Annual Compensation                       Long-Term Compensation

                                      % of Total
                        Number of     Options
                        Securities    Granted to                                    Potential Realizable Value at
                        Underlying    Employees    Exercise                         Assumed Annual Rates of
                        Options       in Fiscal    Price Per                        Stock Price Appreciation for
Name                    Granted(1)    Year         Share       Expiration Date      Option Term (2)
----------------------  ------------- ------------ ----------- -------------------- --------------------------------
                                                                                             5%($)     10%($)
                                                                                             -----     ------
Michael J. Brown .....     10,000*        0.8%       $ 5.85    April 30, 2011           36,790         93,234
                           20,000**       1.5%       $16.40    November 27, 2011       206,277        522,748

Daniel R. Henry ......     10,000*        0.8%       $ 5.85    April 30, 2011           36,790         93,234
                           20,000**       1.5%       $16.40    November 27, 2011       206,277        522,748

Jeffrey B. Newman ....     10,000         0.8%       $ 5.50    January 8, 2011          34,589         87,656
                            3,500*        0.3%       $ 5.85    April 30, 2011           12,877         32,632
                           10,000*        0.4%       $16.40    November 27, 2011        20,970         53,143

Miro I. Bergman ......     20,000         1.5%       $ 5.50    January 8, 2011          69,178        175,312
                            7,500*        0.6%       $ 5.85    April 30, 2011           27,593         69,925
                           10,000*        0.8%       $16.40    November 27, 2011       103,139        261,374

James Jerome .........     10,000         0.8%       $ 5.50    January 8, 2011          34,589         87,656
                            6,000*        0.5%       $ 5.85    April 30, 2011           22,074         55,940
                            9,000         0.7%       $12.68    September 6, 2011        71,769        181,878
                           10,000*        0.8%       $16.40    November 27, 2011       103,139        261,374

_________________

(1) All options except those marked with a double asterisk vest over five-year periods, in equal tranches of one-fifth per year, commencing on the first anniversary date of the grant. Options marked with a double asterisk vest four years after the date of grant. Vesting of the options marked with a single or double asterisk is accelerated and the options vest immediately if Euronet meets certain annual financial targets that are defined in the option grant. The options with April 30, 2011 expiration dates have vested completely as a result of the fact that Euronet met its annual performance target for the fiscal year 2001.

(2) Potential realizable value is based on the assumption that the shares appreciate at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate by us of future price increases.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information concerning options exercised by the Named Executive Officers during the year ended December 31, 2001 and options held by such individuals at December 31, 2001.

                        Shares                         Number of Securities Underlying   Value of Unexercised In-The-
                        Acquired on     Value          Unexercised Option at             Money Options at
Name                    Exercise        Realized$(1)   December 31, 2001                 December 31, 2001($)(2)
---------------------   -------------   ------------   -------------------------------   --------------------------------

                                                       --------------  ---------------   --------------  ----------------
                                                        Exercisable     Unexercisable      Exercisable    Unexercisable
                                                       --------------  ---------------   --------------  ----------------
Michael J. Brown ....          ---            ---          850,398         30,000          13,572,352         156,500

Daniel R. Henry .....       20,000         99,560          845,795         30,000          13,937,034         156,500

Jeffrey B. Newman ...        1,300          5,341           87,100         34,450           1,133,429         330,808

Miro Bergman ........          ---            ---           62,781         57,190             584,664         517,394

James Jerome ........          ---            ---           18,000         57,000             227,800         525,980

_______________

   (1) Market value of underlying securities on the date of exercise, minus the exercise price.
   (2) Market value of underlying securities on December 31, 2001 ($18.10), minus the exercise price of in-the-money options.

Employment Agreements

     Mr. Brown serves as our Chief Executive Officer and Chairman of the Board pursuant to an employment agreement dated December 17, 1996. The term of this agreement expired on December 17, 2001, but it was automatically renewed on that date for an additional period of two years, until December 17, 2003. Under the terms of his agreement, Mr. Brown's salary for 1997 was $100,000, subject to annual review and adjustments by the Board. His salary was increased to $200,000 per year effective July 1, 1998 and remained at that level until September 2000, when Mr. Brown volunteered to reduce his salary. His salary was restored to its full amount as of October 1, 2001. We reimburse Mr. Brown for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement. The terms of the agreement also provide that Mr. Brown will be entitled to fringe benefits and perquisites comparable to those provided to any or all of our senior officers. In the event we terminate Mr. Brown's employment for certain reasons including serious misconduct, dishonesty or breach of the agreement (referred to in the agreement as "Cause"), or if Mr. Brown voluntarily terminates employment with us, he will be entitled to receive all compensation, benefits and reimbursable expenses accrued as of the date of this termination. If the agreement is terminated without Cause, then Euronet will be required to pay all compensation and benefits that are due to Mr. Brown under the agreement until the next expiration date of the agreement, which at present is December 2003. In the event Mr. Brown's employment with us is terminated by reason of death or disability (as defined in the agreement), he (or his designated beneficiary) will be paid his annual salary at the rate then in effect for an additional one-year period. The agreement includes a provision requiring payment of minimum severance of one year's salary in the event of dismissal following a "change of control" of Euronet (as defined in the agreement). The agreement also contains certain non-competition, non-solicitation and confidentiality covenants.

     We have entered into employment agreements on terms that are the same as those of Mr. Brown's agreement with Messrs. Henry (President and Chief Operating Officer), Newman (Executive Vice President and General Counsel) and Bergman (Executive Vice President). These agreements include the same duration and expiration dates, termination provisions (including those regarding termination with and without Cause), severance pay on "change of control" and non-competition, non-solicitation and confidentiality provisions. The only differences between these agreements and Mr. Brown's agreement relate to salary. We have described the base salary payable under each of these agreements in the Summary Compensation Table above.

     We do not have an employment agreement with Mr. Jerome.

Benefit Plans

     We provide insurance benefits to our officers and other employees, including health, dental, and life insurance, subject to certain deductibles and copayments by employees.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee, which currently consists of three outside directors, administers our executive compensation programs. The Committee is responsible for establishing policies that govern both annual cash compensation and equity ownership programs.

Overview and Philosophy

     Our executive compensation policies have the following objectives:

     - To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

     - To align the interests of executive management and stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our stock option plans.

     Our compensation package for executives consists of a base salary, annual bonuses based on a combination of corporate and individual performance and stock options, which vest over a period of years.

Compensation Levels in 2001

Base Salary

     We set initial base salary for executives and management-level employees within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. Salary determinations upon hiring depend both upon the executive's salary at his previous place of employment and upon the individual's potential value to Euronet as measured by certain subjective non-financial objectives. The non-financial objectives include the individual's potential and actual contribution to Euronet as a whole, including his or her ability to motivate others, develop the skills necessary to grow as Euronet matures, recognize and pursue new business opportunities and initiate programs to enhance Euronet's growth and success.

     In reviewing base salaries on an annual basis and in determining bonuses, we balance the need to keep executives' compensation competitive as compared with market levels and with our financial performance as a whole, measured, among other things, by our stock price. Our stock price increased during the year 2001 from $4.50 on January 2, 2001 to $18.10 on December 31, 2001. This has substantially increased the in-the-money component of options held by management.

     In July 1998, Mr. Brown's salary was set at $200,000 and Mr. Henry's was set at $175,000. Neither salary has been increased since. Commencing October 15, 2000, Mr. Brown voluntarily waived payment of his salary entirely until further notice and Mr. Henry reduced his salary by 10%, also until further notice. Starting on October 1, 2001, Mr. Henry and Mr. Brown resumed drawing their full salaries.

     In view of compensation earned through grant of "milestone" share options at the time of our initial public offering in March 1997, the Committee believes that Mr. Brown's and Mr. Henry's overall compensation packages (base salary, incentive compensation and stock options) are within an appropriate range given the size and performance of Euronet.

Annual Incentive Compensation and Stock Option Programs

     We established a bonus plan for 2001 that provided for payment of cash bonuses and the grant of options that vest immediately in the event we hit certain financial targets for the fiscal year 2001, defined by reference to our operating gain/loss as a whole or of the specific division to which an employee is attached. If the defined financial targets were met, cash bonuses were earned and became payable in four quarterly installments over the year 2002, and the "target vest" options were to become exercisable as of March 31, 2002. Since Euronet met the overall corporate financial target for the year 2001, the target vest options will vest as of March 31, 2002 and cash bonuses will be payable for the year 2001. Under this program, Mr. Brown and Mr. Henry earned bonuses of $80,000 each, Mr. Bergman earned a bonus of $52,500, Mr. Jerome earned a bonus of $24,750 and Mr. Newman earned a bonus of $20,500. We also paid bonuses to other management-level employees under this program.

     We sometimes pay discretionary bonuses based on a subjective evaluation of an employee's contribution to our success or the need to retain a specific individual. We did not pay any such bonuses to Named Executive Officers for the year 2001.

Stock Option Programs

     Our stock option plans are designed to promote a convergence of long-term interests between our employees and our stockholders and to assist in the retention of executives. During the year 2001, all option grants were proposed by management and approved by the Board.

     The initial grant of options to an executive is designed to be competitive with those of comparable companies for the level of job the executive holds and to motivate the employee to contribute to an increase in our stock price over time. We make additional grants periodically to reflect an executive's ongoing contributions to our success, to create an incentive to remain with us and to provide a long-term incentive to achieve or exceed our financial goals.

     Executives realize gains only if the stock price increases over the exercise price of their options and they exercise their options. Under the general terms of our stock option plans, options are to be granted at an option price equal to the fair market value of the Common Stock on the date of grant. Stock options generally vest over a five-year period in order to encourage key employees to remain with Euronet, but during 2001 Euronet also granted "target vest" options as described above in the section entitled "Annual Incentive Compensation and Stock Option Programs."

     Our stock traded in a wide band from a low of $4.50 to a high of $18.20 during the year 2001, closing at $18.10, a four-fold increase as compared with its price on January 2, 2001. As a result, most executive and upper-level management employees have a substantial in-the-money component in their stock options.

Benefits

     Our executive officers are entitled to receive medical insurance benefits and may participate in our 401(K) plan. We match 50% of participant deferrals on the first 6% of employee deferrals, provided the participant's deferral is a minimum of 4% of salary. The amounts matched vest to the employees over 5 years.

     All of our employees are entitled to participate in an Employee Stock Purchase Plan (the "ESPP") that was established in June 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code, permits employees to purchase stock from us at a price that is equal to 85% of the trading price on the opening or the closing (at the employee's option) of certain three-month "offering periods." Because of the relatively steady increase in our stock price during the year, many employees took advantage of the ESPP and were able to purchase stock at prices that were substantially below the price of the stock as of the date of the purchase.

     The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 2001 for any of the Named Executive Officers except Mr. Newman.

Conclusion

     Through our programs, a significant portion of our executive compensation is linked directly to individual and company performance in furtherance of strategic goals, as well as stock price appreciation. The Committee intends to continue the policy of linking executive compensation to company performance and stockholder return.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

     KPMG billed us aggregate fees of $336,478 for the audit of our annual financial statements and for reviews of the financial statements included in our Forms 10-Q, all for the year ended December 31, 2001.

Financial Information Systems Design and Implementation

     No fees were billed during the 2001 fiscal year for Financial Information Systems Design and Implementation.

All Other Fees

For the 2001 fiscal year, KPMG (including KPMG entities other than KPMG Polska Sp. z o.o.) billed $323,403 in fees for all services other than those described above. These fees included $247,803 for non-audit fees consisting of tax compliance and tax advisory services, and $75,600 relating to due diligence services in connection with a potential acquisition target. The Audit Committee has considered whether the provision of these other services is compatible with maintaining KPMG's independence and has determined that it is compatible.

Ratification of Appointment

     We employed KPMG to perform the annual audit and to render other services for 2001 and the Board has reappointed KPMG to render these same services in 2002. Representatives of KPMG will be available by telephone conference at the Annual Meeting to answer questions and discuss any matter pertaining to the report of Independent Public Accountants contained in the 2001 Annual Report to Stockholders, which accompanies this proxy statement. Representatives of KPMG will have the opportunity to make a statement, if they desire to do so.

Approval of Proposal

     The ratification of the appointment of KPMG as our auditors for the year 2002 will require the affirmative vote of holders of a majority of our shares outstanding on the Record Date.

The Board recommends that the stockholders vote "FOR" the ratification of the appointment of KPMG as Euronet's independent auditors for the fiscal year ending December 31, 2002.

APPROVAL OF THE EURONET WORLDWIDE, INC.
2002 STOCK INCENTIVE PLAN

General

     Our Board is seeking stockholder approval of the Euronet Worldwide, Inc. 2002 Stock Incentive Plan (the "Plan"). A copy of the Plan is attached hereto as an exhibit and should be consulted for detailed information. All statements made herein regarding the Plan are only intended to summarize the Plan and are qualified in their entirety by reference to the Plan.

     If approved, the Plan will be in addition to two other option plans currently in effect at Euronet. The two other plans, adopted in 1996 and 1998, provided for the grant of options to purchase 2.4 million and 2 million shares, respectively. Approximately 32,000 options in the aggregate remain available for grant under the 1996 and 1998 plans.

Purpose of the Plan

     The purpose of the Plan is to promote our long-term growth and profitability by providing our eligible and prospective directors, officers, employees and consultants with incentives to improve stockholder value and thereby to attract, retain and motivate the best available persons for positions of substantial responsibility.

Description of the Plan

     Effective Date. The Plan became effective March 25, 2002 (the "Effective Date").

     Administration. The Plan will be administered by the Stock Option Committee (the "Committee"). The Board may act in lieu of the Committee on any matter within its discretion or authority, and may eliminate the Committee, or remove any Committee member, at any time in its discretion. The Committee has broad discretionary authority to administer the Plan, to make and modify Awards (which are defined below) and document Awards, to prescribe rules and regulations relating to the Plan, and to interpret the terms of the Plan and any Award agreements. In addition, the Plan authorizes the Board from time to time to authorize one or more of our officers to grant Options (which are defined below) to our officers and employees or those of our subsidiaries, and to determine the number of Options to be granted to these officers and employees. However, no officer is permitted to grant an Option either to himself or herself, or to any officer or employee who is a reporting person for purposes of Securities and Exchange Commission Rule 16.

     Types of Awards. Under the Plan, the Committee has discretionary authority to grant stock options ("Options"), stock appreciation rights ("SARs"), restricted stock awards ("Restricted Shares"), deferred share awards ("Deferred Shares") and phantom rights ("Phantom Rights") (collectively, "Awards") to any employee, independent contractor or non-employee director of Euronet as the Committee shall designate. As of the Record Date, we, including our subsidiaries, had 384 officers and employees and 4 non-employee directors who were reasonably regarded as being eligible to participate in the Plan.

     Shares Available for Grants. If the stockholders approve this proposal, the Plan will reserve 2 million shares of our Common Stock for Awards granted pursuant to the Plan, subject to certain adjustments upon an event such as a stock split, reverse stock split, stock dividend, combination or reclassification of Common Stock, or any other similar event.

     Agreements Evidencing Awards; Stockholder Rights. Each Award granted under the Plan (except an Award of unrestricted stock) will be evidenced by a written Award agreement, which will contain provisions as the Committee in its discretion deems necessary or desirable.

     Options; Exercise Price; Term. Options may be either incentive stock options ("ISOs") having terms required under Section 422 of the Internal Revenue Code, or Options that are not ISOs ("NQSOs"). The Committee may grant Options sequentially in one resolution for a series of future grants. The exercise price as to any ISO may not be less than 100% of the fair market value (as determined under the Plan) of the optioned shares on the date of grant and 110% in the case of an employee who owns more than 10% of the outstanding Common Stock on the date of receiving an ISO grant. The per-share exercise price for each NQSO grant shall also not be less than the fair market value of the optioned shares on the date of the grant.

     Vesting. Unless an Award agreement provides otherwise: (i) an independent contractor may immediately exercise any Option, and (ii) any other Option will become exercisable at the rate of 20% per year of the participant's service after the grant date.

     The Plan authorizes the Committee to unilaterally cancel any Option with respect to which the exercise price of the underlying shares is more than twice their fair market value on the date of the cancellation and for a continuous period of 20 or more business days beforehand. If the Committee exercises this discretion, each participant whose Options are cancelled will receive an amount that is not less than the product of (i) the number of shares that the participant had the vested right to purchase through exercise of the Option immediately before its cancellation, (ii) 25% of the fair market value per share on the date cancelled, and (iii) the ratio of such fair market value to the cancelled Option's exercise price per share.

     Dividend Equivalent Rights and Reload Grants. The Committee may award dividend equivalent rights entitling the recipient of an Option to receive amounts equal to the ordinary dividends that would be paid on shares, subject to an unexercised Award as if such shares were currently outstanding. The Committee will determine the method of any payment and the terms and conditions of any dividend equivalent rights granted. In addition, the Committee may include in any Option Award a provision under which a participant who exercises the Option (in whole or in part) through the surrender of shares held for at least six months will receive a new Option (the "Reload Option") to purchase an equivalent number of shares at their fair market value on the grant date of the Reload Option.

     SARs. SARs may be granted in connection with an Option or independently as determined by the Committee. The pricing restrictions in the Plan applicable to Options also apply to the exercise price of SARs. Upon the exercise of an Option in connection with which a SAR has been granted, the number of shares that the Option is exercised for shall reduce the number of shares subject to the SAR. Unless the Committee determines otherwise, upon exercise of a SAR and the surrender of the exercisable portion of any related Award, the participant will be entitled to receive payment of an amount equal to the excess of (a) the fair market value of a share on the date of exercise of the SAR over (b) the exercise price of this right as set forth in the Award agreement (or over the Option exercise price if the SAR is granted in connection with an Option), multiplied by (c) the number of shares with respect to which the SAR is exercised.

     Effect of Termination of Service. The Committee has broad discretion to determine the effect of a termination of continuous service, with the Plan requiring as follows unless the Committee determines otherwise: an Option or SAR may be exercised at any time during an employee's continuous service with Euronet or within 60 days thereafter unless (a) the Committee determines that the employee's continuous service terminates due to "cause" as defined in the Plan, in which case the participant's Option or SAR will lapse immediately and the participant must return any dividend equivalent rights granted by us, and
(b) an employee dies, in which case the Option or SAR remains exercisable for 90 days following the employee's death. In addition, no Option or SAR may be exercisable after expiration of its term or to a greater extent than the employee was entitled to exercise it when the employee's continuous service terminated. In the event a director or independent consultant terminates his directorate or service for any reason other than death, all Options and SARs then exercisable shall be exercisable for the remainder of their terms, subject to the terms of any Award agreement, subject to immediate forfeiture if a directorate is terminated for cause, and subject to expiration 90 days after a director's death. If an outside consultant dies, the consultant's estate may exercise any Options during their remaining term.

     Restricted Share Awards. The Committee may grant Restricted Share Awards that vest based on future conditions, and may include a purchase price if the Committee desires. The participant will receive a certificate or certificates for the appropriate number of shares after exercising the Restricted Share Award.

     Deferred Share Awards. The Committee may make discretionary Deferred Share Awards to select eligible persons subject to the terms of the Plan. At the end of each calendar year, or other periods approved by the Committee, the Committee will credit the participant's account with a number of Deferred Shares having a fair market value on that date equal to the compensation deferred during the year, and any cash dividends paid during the year on Deferred Shares previously credited to the participant's account. A participant may receive immediate distribution of all or a portion of his or her Deferred Shares on account of hardship (as defined in the Plan). Fractional shares will not be distributed, but will be paid out in cash.

     In all cases, we will generally distribute the Common Stock associated with a Deferred Share Award over the five-year period after the Award holder terminates service, subject to the holder's right to elect a different payout term and commencement date. Any distribution of Common Stock will include dividends that accrued after the date of the Deferred Share Award (with cash dividends being converted into Deferred Shares at the end of each fiscal year).

     Phantom Rights. The Committee may make discretionary Phantom Rights Awards with respect to Common Stock, may select eligible persons for these Awards, and may establish the terms and conditions under which Phantom Rights vest and are cashed out.

     Conditions on Issuance of Shares. The Committee has the discretionary authority to impose restrictions on shares of Common Stock issued pursuant to the Plan as it may deem appropriate or desirable, including the authority to impose a right of first refusal and to establish repurchase rights.

     Effect of Certain Transactions. Upon the later of (i) a change in corporate control or the execution of an agreement to effect an "Accelerating Event" (within the meaning of the Plan) and (ii) a participant's termination of service either involuntarily or for good reason (within the meaning of the Plan), all of the participant's Options and SARs will become fully exercisable, all other Awards will become fully vested, and the Committee may permit the participant to cancel outstanding Awards in exchange for a cash payment equal to the value of the cancelled Award.

     Duration of the Plan and Grants. The Plan prohibits Awards more than 10 years after its Effective Date. Each Award agreement for Options and SARs will set forth the periods during which they will be exercisable. The maximum term for an ISO (and a SAR granted in tandem with an ISO) may not exceed 10 years (five years if the participant owns more than 10% of the Common Stock on the date of grant).

     Modification of Awards. The Committee may modify an Award as long as the modification to the Award does not materially reduce the participant's rights or materially increase the participant's obligations as determined by the Committee.

     Amendment and Termination of the Plan. The Board may from time to time amend the terms of the Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the Plan. No amendment, suspension, or termination of the Plan will, without the consent of any affected participant, alter or impair any rights or obligations under any Award previously granted.

     Financial Effects of Awards. Euronet will receive no monetary consideration for the granting of Awards under the Plan. We will receive no monetary consideration other than the exercise price for shares of Common Stock issued to participants upon the exercise of their Options or SARs or the purchase price, if any, paid for Restricted Shares. We will also not receive monetary consideration upon the distribution of Common Stock satisfying Deferred Share or Phantom Rights Awards. Cash proceeds from the issuance of Common Stock pursuant to any Award will be added to our general funds to be used for general corporate purposes.

     Under the intrinsic value method that we follow under applicable accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the Common Stock on the date the Option is granted. Nonetheless, disclosure may be required in financial statement footnotes regarding pro forma effects on earnings and earnings per share of recognizing as a compensation expense an estimate of the fair value of such stock-based awards.

     The Financial Accounting Standards Board of Directors has issued an interpretation of existing accounting treatment for stock-based compensation to individuals who do not qualify as employees or directors of Euronet. Among other things, this change requires recognition of compensation expense when Options are awarded to these individuals.

     The granting of SARs will require charges to our income based on the amount of the appreciation, if any, in the average market price of the Common Stock to which the SARs relate over the exercise price of those shares. If the average market price of the Common Stock declines subsequent to a charge against earnings due to estimated appreciation in the Common Stock subject to SARs, the amount of the decline will reverse these prior charges to our income (but not by more than the aggregate of these prior charges).

     The granting of Restricted Shares or Deferred Shares will require charges to our income in an amount equal to the fair market value, on the date of the Award, of the shares of Common Stock credited pursuant to the Award, with the expense generally being spread over any vesting period.

     The granting of Phantom Rights will require ongoing charges to our income based on changes in their vested value.

Disclosure of Awards

     We have not yet made any Awards pursuant to the Plan and do not expect to do so before the Plan receives stockholder approval.

Recommendation and Vote Required

     The Board has determined that the Plan is desirable, cost-effective, and produces incentives that will benefit us and our stockholders. The Board is seeking stockholder approval of the Plan in order to satisfy the requirements of the Internal Revenue Code for favorable tax treatment of ISOs, for an exemption under Section 162(m) of the Internal Revenue Code, and to satisfy the listing requirements of the National Association of Securities Dealers for national market system securities.

     Stockholder approval of the Plan requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board recommends a vote "For" approval of the Plan.

APPROVAL OF ISSUANCE OF COMMON STOCK IN EXCHANGES OF EURONET'S SENIOR DISCOUNT NOTES PURSUANT TO SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933

     In June 1998 we issued 243,211 units consisting of 12 3/8% Senior Discount Notes due 2006 (the "Senior Discount Notes") and 729,633 warrants to purchase 766,114 shares of our Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission. Since 1998, we have exchanged a portion of the Senior Discount Notes and warrants for shares of our Common Stock in a number of unrelated transactions that were exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"). During 2001, we exchanged 97,700 units (principal amount of DM 97.7 million) of our Senior Discount Notes and 293,100 warrants for a total of 3,238,650 shares of Common Stock in 16 separate transactions pursuant to
Section 3(a)(9).

     We believe these transactions are favorable to Euronet and are accretive to earnings per share. Each time we have exchanged debt for equity, we have reduced the amount of interest payable (which interest would reduce earnings) by more than the amount of dilution resulting to shareholders from the issuance of new shares. As a general rule, we intend to continue to enter into these types of exchange transactions when they are accretive to earnings per share, although we may wish to enter into transactions that are not accretive as the number of our bonds decreases, in order to be able to eliminate our outstanding bond debt entirely.

     Our Common Stock is listed on the Nasdaq SmallCap Market, and we have agreed to comply with Nasdaq's listing rules. Rule 4350 of the Nasdaq listing rules sets forth certain corporate governance standards for issuers whose Common Stock is listed on the Nasdaq SmallCap Market. Rule 4350 requires, among other matters, that a company obtain stockholder approval in connection with a transaction (other than a public offering) involving the sale or issuance of Common Stock at a price less than the market price of the Common Stock, if the transaction equals 20% or more of the Common Stock or the voting power of the company outstanding before the issuance. Our previous exchanges of Senior Discount Notes and warrants for shares of our Common Stock did not require stockholder approval under Rule 4350. However, in the future we may be presented with an opportunity to exchange Senior Discount Notes and warrants for shares of our Common Stock in a transaction or series of related transactions that require stockholder approval under Rule 4350.

     In the past six months the closing price of our Common Stock has ranged from $ to $ . Due to the volatility of the trading price of our Common Stock we cannot predict with certainty the number of shares that would be issued in any of these exchanges in the future, or the discount, if any, of the shares exchanged. However, we wish to attempt to repurchase up to the full amount of our Senior Discount Notes outstanding, which as of the date of these proxy materials is $38 million face value. We intend to limit the exchange transactions in which we issue Common Stock to those in which we would obtain a discount to the market price of the Common Stock that does not exceed 25%.

     In order to take advantage of any opportunity that arises for exchanges of our Senior Discount Notes, we are asking you to approve the issuance of up to 3 million shares of Common Stock for use in these exchanges, within the discount parameters described above and on such other terms and conditions that the Board, in its discretion, considers favorable to Euronet. We ask that this authorization be available for us to conduct these exchanges for a period of four months from the date of the Annual Meeting.

     The Board recommends that the stockholders vote "FOR" approval of issuance of up to 3 million shares of Common Stock in exchanges of Senior Discount Notes pursuant to Section 3(a)(9) of the Securities Act, in exchange transactions where the shares of Common Stock could be issued at a discount of no more than 20% of the market price and on such other terms and conditions that the Board, in its discretion, considers favorable to Euronet.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the total cumulative return on the Common Stock from March 7, 1997 (the date of the IPO) through December 31, 2001 with the Center for Research in Security Prices ("CRSP") Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Financial Stocks (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume the value of an investment in the Common Stock, the Market Group and the Peer Group was $100 on March 7, 1997. Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol EEFT.

                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                             EURONET WORLWIDE, INC.

              Produced on 02/07/2002 including data to 12/31/2001

                                     [GRAPH]

                                     Legend

CRSP Total Returns Index for:            03/1997  12/1997  12/1998  12/1999  12/2000  12/2001
-----------------------------           -------- -------- -------- -------- -------- --------
EURONET WORLDWIDE, INC.                   100.0     51.7     17.9     50.4     32.9     120.7
Nasdaq Stock Market (US Companies)        100.0    120.8    170.3    316.4    190.3     151.0
Nasdaq Financial Stocks                   100.0    138.1    134.2    133.3    143.9     158.3
SIC 6000--6799 US & Foreign

Notes

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.   The index level for all series was set to $100.0 on 03/07/1997.

OTHER MATTERS

     The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                   By Order of the Board,

                                   Jeffrey B. Newman
                                   Executive Vice President, General Counsel and Secretary

April 8, 2002

EXHIBITS


     .    Euronet Worldwide, Inc. 2002 Stock Incentive Plan


     . Annual Report to Securityholders for the Fiscal Year Ended December 31, 2001


INCORPORATION BY REFERENCE


     . The "Financials" section of the Annual Report to Securityholders for the Fiscal Year Ended December 31, 2001 is incorporated by reference in this proxy statement.

                             EURONET WORLDWIDE, INC.
                  FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 8, 2002

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET WORLDWIDE, INC. The undersigned holder of shares of Common Stock of Euronet hereby appoints Michael J. Brown, President and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of Euronet to be held on Wednesday May 8, 2002 at 11:00 a.m. (Central time), at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas 66210, USA, and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to Euronet.

     Without limiting the general powers hereby conferred, with respect to Euronet's proposal to elect directors, the shares of Common Stock represented by this proxy are to be:

DIRECTORS

1.   Nominees:      (01)  Dr. Andrzej Olechowski
                    (02)  Eriberto R. Scocimara


[_]    VOTED FOR ALL NOMINEES

[_]    WITHHOLD ALL NOMINEES

[_]    FOR ALL EXCEPT

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list below. You shall consent to the election of the remaining nominee.

PROPOSALS

2.   Proposal to approve the Euronet Worldwide, Inc. 2002 Stock Incentive Plan.

[_]    Voted For
[_]    Voted Against
[_]    Abstain

3. Proposal to approve the issuance of up to 3 million shares of Common Stock for use in exchanges of Senior Discount Notes in which the shares of Common Stock could be issued at a discount of no more than 25% of the market price.

[_]    Voted For
[_]    Voted Against
[_]    Abstain


             (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                         (CONTINUED FROM PREVIOUS SIDE)

4.   Proposal to ratify the selection of KPMG as independent auditors for 2002.

[ ]  Voted For
[ ]  Voted Against
[ ]  Abstain

Please indicate your proposal selection by placing an "X" in the appropriate numbered box with blue or black ink only.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each of the nominees set forth above and each of the proposals indicated above.

     Please sign exactly as your name(s) appear(s) on the books of Euronet. When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             Dated _______ ___, 2002


                                             Signature


                                             Signature, if Held Jointly

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                             EURONET WORLDWIDE, INC.
                            2002 STOCK INCENTIVE PLAN

1.   PURPOSE

     This 2002 Stock Incentive Plan (the "Plan") for Euronet Worldwide, Inc. (the "Company") is intended to advance the interests of the Company through providing select current and prospective key employees, directors, and consultants of the Company with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentives to directors, consultants, and key employees of the Company to promote the success of the business.

2.   DEFINITIONS

     As used in this Plan, the following words and phrases shall have the meanings indicated:

(a) "Award" shall mean any award made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Shares, Deferred Shares, and Phantom Rights.

(b) "Award Agreement" shall mean any written document setting forth the terms and conditions of an Award, as prescribed by the Committee.

(c)        "Board" shall mean the Board of Directors of the Company.

(d)        "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e) "Committee" shall mean (i) the committee that the Board appoints in its discretion to administer the Plan, and (ii) any committee of Delegated Officers whom the Board authorizes to make Awards pursuant to Section 3(c) of the Plan.

(f) "Common Stock" shall mean the Common Stock, $0.01 par value, of the Company.

(g)        "Company" shall mean Euronet Worldwide, Inc., a Delaware corporation.

(h)        "Deferred Shares" shall mean shares of Common Stock credited under
     Section 10 of this Plan.

(i) "Delegated Officer" has the meaning set forth in Section 3(c) of this Plan.

(j) "Exercise Price" shall mean the price per Share at which an Option or Stock Appreciation Right may be exercised.

(k) "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock on the principal national securities exchange, if any, on which the shares of Common Stock shall then be listed for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the last sales price per share of Common Stock entered on a national inter-dealer quotation system for the last preceding date on which there was a sale of such Common Stock on such national inter-dealer quotation system, or (iii) if no closing or last sales price per share of Common Stock is entered on a national inter-dealer quotation system, the average of the closing bid and asked prices for the shares of Common Stock in the over-the-counter market for the last preceding date on which there was a quotation for such Common Stock in such market, or (iv) if no price can be determined under the preceding alternatives, then the price per share as most recently determined by the Board, which shall make such determinations of value at least once annually.

(l) "Good Reason" shall mean any of the following events, which has not been either consented to in advance by the Participant in writing or cured by the Company within a reasonable period of time not to exceed 20 days after the Participant provides written notice thereof: (i) the requirement that the Participant's principal service for the Company be performed more than 30 miles from the Participant's primary office as of an Accelerating Event (as defined in Section 12 hereof), (ii) other than as part of an across-the-board reduction affecting all similarly-situated employees, a material reduction in the Participant's base compensation in effect immediately before the Accelerating Event; (iii) other than as part of an across-the-board reduction affecting all similarly-situated employees, the failure by the Company to continue to provide the Participant with the same level of overall compensation and benefits provided immediately before the Accelerating Event, or the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive the Participant of any material fringe benefit; (iv) the assignment to the Participant of duties and responsibilities materially different from those associated with his position immediately before the Accelerating Event; or
     (v) a material diminution or reduction, on or after an Accelerating Event, in the Participant's responsibilities or authority, including reporting responsibilities in connection with the Participant's service with the Company.

(m)        "Group of Persons" shall mean a "group" as such term is defined in

     Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the "Exchange Act").

(n) "Incentive Stock Option" shall mean one or more Options to purchase Common Stock which, at the time such Options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under Section 422 of the Code.

(o) "Non-Qualified Option" shall mean any Option that is not an Incentive Stock Option.

(p)        "Option" shall mean an Incentive Stock Option and/or a Non-Qualified
     Option.

(q) "Optioned Shares" shall mean Shares subject to an Option granted pursuant to this Plan.

(r) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) "Participant" shall mean any person who receives an Award pursuant to this Plan.

(t) "Phantom Rights" shall have the meaning set forth in Section 11(a) of this Plan.

(u)        "Plan" shall mean this Stock Incentive Plan.

(v) "Restricted Shares" shall mean Shares subject to restrictions imposed pursuant to Section 9 of this Plan.

(w)        "Share" shall mean one share of Common Stock.

(x) "Stock Appreciation Right" shall mean the right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock pursuant to Section 8 of this Plan.

(y) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(z) "Ten Percent Stockholder" shall mean a Participant who, at the time an Option is granted, owns directly or indirectly (within the meaning of Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent or a Subsidiary.

3.   GENERAL ADMINISTRATION

(a) The Plan shall be administered by the Committee, provided that (i) only directors who are "outside directors" within the meaning of Code
     Section 162(m) shall make awards to persons subject to that section, and
     (ii) only directors who are "non-employee directors" within the meaning of SEC Rule 16b-3 shall make awards to persons who are reporting persons for purposes of SEC Rule 16.

(b) The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the Exercise Price; to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) Notwithstanding any provision to the contrary in Section 3(b) of this Plan, the Board may from time to time authorize one or more officers of the Company (each such officer, a "Delegated Officer") to do one or both of the following: (i) designate officers and employees of the Company or any Subsidiary to be granted Options; and (ii) determine the number of Options to be granted to such officers and employees; provided, however, that the Board may not authorize any Delegated Officer to grant an Option to (i) himself or herself, or (ii) any officer or employee who is a reporting person for purposes of SEC Rule 16. The Board resolution providing such authorization shall specify both the total number of Options that such Delegated Officer or Officers may grant and the formula for determining the Exercise Price for each Option granted hereunder, provided that the authorized Exercise Price shall be deemed to be the Fair Market Value of the underlying Shares if the Board does not specify a different formula for determining the Exercise Price for particular grants. Except as expressly provided herein, nothing in this Section 3(c) shall be construed as creating any limitations on the power or authority of the Board and the Committee to administer and operate the Plan.

(d) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.   GRANTING OF AWARDS

           The Committee may grant Awards under the Plan at any time during the term of the Plan (as established pursuant to Section 16).

5.   ELIGIBILITY

(a) The Committee may grant Awards to any director, officer, key employee or outside consultant of the Company or any Subsidiary, as well as to any prospective director, officer, key employee, or outside consultant of the Company or any Subsidiary as an inducement for such person to perform services for the Company or any Subsidiary; provided that an Award Agreement may contain terms and conditions providing for the termination of an inducement Award in the event that a recipient thereof is not retained to perform services for the Company with the period specified therein. In determining from time to time the officers and employees to whom Awards shall be granted and the number of shares to be covered by each Awards, the Committee shall take into account the duties of the respective officers and employees, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

(b) At the time of the grant of each Option under the Plan, the Committee shall determine whether or not such Option is to be designated an Incentive Stock Option. Incentive Stock Options shall not be granted to a director or a consultant who is not an employee of the Company. The length of the exercise period of Incentive Stock Options shall be governed by Section 7(e)(2) of the Plan; the exercise period of all other Options will be governed by Section 7(e)(3).

(c) An Option designated as an Incentive Stock Option can, prior to its exercise, be changed to a Non-Qualified Option if the Participant consents to amend his Award Agreement to provide that the exercise period of such Option will be governed by Section 7(e)(2) of the Plan.

6.   STOCK

     The stock subject to Awards shall be shares of the Common Stock. Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the Company or shares which shall have been or which may be acquired by the Company. The aggregate number of shares of Common Stock as to which Awards may be granted from time to time under the Plan shall be 2,000,000 shares, with a limit of 250,000 shares per Participant during the term of the Plan. The limitations established by the preceding sentence shall be subject to adjustment as provided in Section 12 hereof. If any outstanding Awards under the Plan for any reason expires or is cancelled or terminated without having been exercised or vested in full, the shares of Common Stock allocable to the unexercised or unvested portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan.

7.   TERMS AND CONDITIONS OF OPTIONS

     Each Option granted pursuant to the Plan shall be evidenced an Award Agreement in such forms as the Committee may from time to time approve. Options shall comply with and be subject to the following terms and conditions:

(a) EXERCISE PRICE. Each Option shall state the Exercise Price, which in the case of Incentive Stock Options shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Exercise Price shall not be less than one hundred ten percent (110%) of such Fair Market Value. The Exercise Price per share for Non-Qualified Options shall also not be less than the Fair Market Value of a share of Common Stock on the effective date of grant of the Option. The Exercise Price shall be subject to adjustment as provided in Section 12 hereof. The date on which the Committee adopts a resolution expressly granting an Option shall generally be considered the day on which such Option is granted. However, the Committee may, in its sole discretion, grant a series of sequential Options to a Participant pursuant to a single resolution adopted by the Committee. Such a series of sequential Options will be treated as granted as of the specific future dates designated by the Committee and such Options will have an Exercise

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

       Price determined in each case by reference to the Fair Market Value of Common Stock as of the respective future dates as of which the Options are deemed granted. For example, as of May 15, 2002, the Committee could, in its sole discretion, grant a series of Options to a Participant equal to 1,000 shares of Common Stock which could be deemed by the Committee to be granted at the rate of 250 shares as of June 1, 2002 and at the rate of 250 shares as of the first day of each of the next three calendar months thereafter for an Exercise Price in each case equivalent to the Fair Market Value of 250 shares of Common Stock as of each of the deemed grant days.

(b) RESTRICTIONS. Any Common Stock issued under the Plan may contain restrictions including, but not limited to, limitations on transferability, as the Committee may set forth in the Award Agreement effecting an Award.

(c) VALUE OF SHARES. Options may be granted to any eligible person for shares of Common Stock of any value, provided that the aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all the plans of the Company, its Parent and its Subsidiaries) shall not exceed $100,000.MEDIUM AND TIME OF PAYMENT. The Exercise Price shall be paid in full, at the time of exercise, in cash or, with the approval of the Committee, in shares of Common Stock having a Fair Market Value in the aggregate equal to such Exercise Price or in a combination of cash and such shares, provided that any shares of Common Stock used to pay the Exercise Price must have been held by the Participant for no less than six (6) months. In addition, the Committee may provide in an Award Agreement for the payment of the Exercise Price on a cashless basis, by stating in the exercise notice the number of Shares the Participant elects to purchase pursuant to such exercise (in which case the Participant shall receive a number of Shares equal to the number the Participant would have received upon such exercise for cash less such number of Shares as shall then have a Fair Market Value in the aggregate equal to the Exercise Price due in respect of such exercise). The Committee may, in its discretion and for any reason, refuse to accept a particular form of consideration (other than cash or a certified or official bank check) at the time of any Option exercise.

(d)           TERM AND EXERCISE OF OPTIONS

(1) Unless the applicable Award Agreement otherwise provides, each Option granted to an independent contractor performing services for the Company shall be vested immediately and each Option granted to an employee or director shall become vested and first exercisable in the following installments:

                 ANNIVERSARY                         PERCENTAGE
                 DATE OF GRANT                      EXERCISABLE

                 Less than One ......................... 0%
                 One ................................... 20%
                 Two ................................... 40%
                 Three ................................. 60%
                 Four .................................. 80%
                 Five .................................. 100%

(2) Incentive Stock Options shall be exercisable over the exercise period specified by the Committee in the Award Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Incentive Stock Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the exercise period shall not exceed five (5) years from the date of grant of such Option.

(3) Non-Qualified Options shall be exercisable over a period specified by the Committee in the Award Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Non-Qualified Option.

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


(4) The exercise period of any Option shall be subject to earlier termination as provided in Section 7(g) and 7(h) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided that an Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

(5) The Committee may unilaterally and without advance notice to any Participant cancel any Option with respect to which the Exercise Price per Share is more than twice the Fair Market Value per Share both on the date of the cancellation and for a continuous period of 20 or more business days before that date. In consideration for this cancellation, the Committee shall make a cash payment, to each Participant whose Options are cancelled, in an amount that is not less than the product of (i) the number of Shares that the Participant had the vested right to purchase through exercise of the Option immediately before its cancellation, (ii) 25% of the Fair Market Value per Share on the date cancelled, and (ii) the ratio of such Fair Market Value to the cancelled Option's Exercise Price per Share."

(e)             DIVIDEND EQUIVALENCY; RELOAD GRANTS

                 (1) Any Option may, in the discretion of the Committee, provide for dividend equivalency rights under which the Participant shall be entitled to additional payments, in the nature of compensation, equal to the amount of dividends which would have been paid, during the period such Option is held, on the number of shares of Common Stock equal to the number of shares subject to such Option.

                 (2) The Committee may in its discretion include in any Award Agreement with respect to an Option (the "Original Option") a provision awarding
                                          ---------------
an additional option (the "Reload Option") to any Participant who delivers Shares in partial or full payment of the Exercise Price of the Original Option. The Reload Option shall be for a number of Shares equal to the number of Shares so delivered, shall have an Exercise Price equal to the Fair Market Value of a Share on the date of exercise of the Original Option, and shall have an expiration date no later than the expiration date of the Original Option. In the event that an Award Agreement provides for the grant of a Reload Option, such Award Agreement shall also provide that the Exercise Price of the Original Option be no less than the Fair Market Value of a Share on its date of grant, and that any Shares that are delivered in payment of such Exercise Price shall have been held for at least 6 months.

(f)              TERMINATION OF SERVICE

                       Except as provided in this Section 7(g) and Section 7(h) hereof and except with respect to Options granted to an independent contractor performing services for the Company, an Option may only be exercised by persons who are employees or of the Company or any Parent or Subsidiary of the Company (or a corporation or a Parent or Subsidiary of such corporation issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), who have remained continuously, or directors so in service since the date of grant of the Option.

          In the event the directorship of a Participant who is a director of the Company shall terminate (other than by reason of death), all Options or unexercised portions thereof granted to such Participant which are then exercisable shall, unless earlier terminated in accordance with their terms, remain exercisable over the exercise period specified by the Committee in the Award Agreement; provided, however, that if the association of the Participant with the Company shall terminate for "cause" (as determined by the Committee), all Options theretofore granted to such Participant shall, to the extent not theretofore exercised, terminate forthwith; and further provided that all Options theretofore granted to such Participant which have not vested shall terminate forthwith.

          In the event a Participant who is an employee shall terminate all association with the Company (other than by reason of death), all Options or unexercised portions thereof granted to such Participant which are then exercisable may, unless earlier terminated in accordance with their terms, be exercised within sixty (60) days after such termination; provided, however, that if the association of the Participant with the Company shall terminate for "cause" (as determined by the Committee), all Options theretofore granted to such Participant shall, to the extent not theretofore exercised, terminate forthwith. A bona fide leave of absence shall not be considered a termination or break in continuity of employment for any purpose of the Plan so long as the period of such leave does not exceed ninety (90) days or such longer period during which the Participant's right to reemployment is guaranteed by statute or by contract. Where the period of such leave exceeds ninety (90) days and the Participant's right to reemployment is not guaranteed, the Participant's employment will be deemed to have terminated on the ninety-first (91st) day of such leave. Nothing in the Plan or in any Option granted pursuant hereto shall confer upon an employee any right to continue in the employ of the Company or any of its divisions or Parent or Subsidiaries or interfere in any way with the right of the Company or any such divisions or Parent or Subsidiary to terminate or change the terms of such employment at any time.

         Unless an Award Agreement provides otherwise, a Participant's changes or changes in status between employee and director shall not be considered a termination or break in continuity of employment for any purpose of the Plan. The Committee may, in its discretion, provide similar treatment for changes in the status of any independent consultant, and may so provide in an Award Agreement or future modification thereof.

(g) DEATH OF PARTICIPANT. If a Participant who was an outside consultant when his Option was granted shall die, all Options heretofore granted to such Participant may be exercised at any time during the remaining period of their terms by the personal representative of the Participant's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of death of the Participant. If a Participant shall die while a director of or employed by the Company or any Parent or Subsidiary of the Company, all Options theretofore granted to such Participant may, unless earlier terminated in accordance with their terms and to the extent already vested and exercisable, be exercised by the Participant or by the personal representative of the Participant's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of death of the Participant, at any time within one year after the date of death of the Participant.

8.       STOCK APPRECIATION RIGHTS

(a) GRANTING OF STOCK APPRECIATION RIGHTS. In its sole discretion, the Committee may from time to time grant Stock Appreciation Rights to Participants either in conjunction with, or independently of, any Options granted under the Plan. A Stock Appreciation Right granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the Stock Appreciation Right to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the Stock Appreciation Right terminates the Option to the extent of the number of Shares with respect to which the Stock Appreciation Right is exercised. Alternatively, a Stock Appreciation Right granted in conjunction with an Option may be an additional right wherein both the Stock Appreciation Right and the Option may be exercised. A Stock Appreciation Right may not be granted in conjunction with an Incentive Stock Option under circumstances in which the exercise of the Stock Appreciation Right affects the right to exercise the Incentive Stock Option or vice versa, unless the Stock Appreciation Right, by its terms, meets all of the following requirements: (1) the Stock Appreciation Right will expire no later than the Incentive Stock Option; (2) the Stock Appreciation Right may be for no more than the difference between the Exercise Price of the Incentive Stock Option and the Fair Market Value of the Shares subject to the Incentive Stock Option at the time the Stock Appreciation Right is exercised; (3) the Stock Appreciation Right is transferable only when the Incentive Stock Option is transferable, and under the same conditions; (4) the Stock Appreciation Right may be exercised only when the Incentive Stock Option may be exercised; and (5) the Stock Appreciation Right may be exercised only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(b) EXERCISE PRICE. The Exercise Price as to any particular Stock Appreciation Right shall not be less than the Fair Market Value of the Optioned Shares on the date of grant.

(c) TIMING OF EXERCISE. The provisions of Section 7 regarding the period of exercisability of Options are incorporated by reference herein, and shall determine the period of exercisability of Stock Appreciation Rights.

(d) EXERCISE OF STOCK APPRECIATION RIGHTS. A Stock Appreciation Right granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Award Agreement granted to a Participant, provided that a Stock Appreciation Right may not be exercised for a fractional Share. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive, without payment to the Company, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Award Agreement, a portion of) the excess of the then aggregate Fair Market Value of the number of Optioned Shares with respect to which the Participant exercises the Stock Appreciation Right, over the aggregate Exercise Price of such number of Optioned Shares. This amount shall be payable by the Company, at the discretion of the Committee, in cash or in Shares valued at the then Fair Market Value thereof, or any combination thereof.

(e) PROCEDURE FOR EXERCISING STOCK APPRECIATION RIGHTS. To the extent not inconsistent herewith, the provisions of Section 7 as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising Stock Appreciation Rights.

 9.       RESTRICTED SHARE AWARDS

(a) GRANTS. The Committee shall have the discretion to grant Restricted Share Awards to Participants. As promptly as practicable after a determination is made that a Restricted Share Award is to be made, the Committee shall notify the Participant in writing of the grant of the Award, the number of Shares covered by the Award, and the terms upon which the Shares subject to the Award may be earned. The date on which the Committee so notifies the Participant shall be considered the date of grant of the Restricted Share Awards. The Committee shall maintain records as to all grants of Restricted Share Awards under the Plan.

(b) EARNING SHARES. Unless the applicable Award Agreement otherwise provides, Shares subject to Restricted Share Awards shall be earned and become non-forfeitable by a Participant according to the schedule set forth in Section 7(e)(1), provided the Participant is a director, officer, employee or consultant on the scheduled vesting date. Notwithstanding the foregoing, each Participant shall become (100%) vested immediately upon termination of the Participant's service due to the Participant's disability or death.

(c) ACCRUAL OF DIVIDENDS. Whenever Restricted Shares are paid to a Participant under this Plan, the Participant shall also be entitled to receive, with respect to each Restricted Share paid, an amount equal to any cash dividends and a number of shares of Common Stock equal to any stock dividends declared and paid with respect to a share of Common Stock between the date the relevant Restricted Share Award was initially granted to such Participant and the date the Restricted Shares are being distributed. The Committee may also, in its discretion distribute an appropriate amount of net earnings, if any, with respect to any cash dividends paid between the grant date of the Restricted Share Award and the distribution date of the Restricted Shares.

(d)             DISTRIBUTION OF RESTRICTED SHARES.

(1) TIMING OF DISTRIBUTIONS; GENERAL RULE. Except as otherwise expressly stated in this Plan, the Committee shall distribute Restricted Shares and accumulated dividends and interest to the Participant or his beneficiary, as the case may be, as soon as practicable after they have been earned. No fractional shares shall be distributed.

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

(2) FORM OF DISTRIBUTION. The Committee shall distribute all Restricted Shares, together with any shares representing stock dividends, in the form of Common Stock. One share of Common Stock shall be given for each Restricted Share earned. Payments representing cash dividends (and earnings thereon) shall be made in cash.
(e)
                DEFERRAL ELECTIONS. If expressly authorized in an Award Agreement a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) may irrevocably elect, at any time at least 12 months prior to the date on which a Participant becomes vested in any shares subject to his or her Restricted Share Award, to defer the receipt of all or a percentage of the Restricted Shares that would otherwise be transferred to the Participant upon the vesting of such Award pursuant to Section 10 of this Plan. If such an election is made, the Restricted Shares shall be credited to the Participant's account as Deferred Shares on the date such Restricted Shares would otherwise have been distributed to the Participant.

10.     DEFERRAL ELECTIONS BY PARTICIPANTS.

(a) ELECTIONS TO DEFER. The Committee may, in its discretion, authorize any Participant who is a director, consultant, or member of a select group of management or highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) to irrevocably elect to forego the receipt of cash compensation and in lieu thereof to have the Company credit Deferred Shares to an account payable to the Participant. Each election shall take effect five business days after its delivery to the Committee, unless in the meantime the Committee sends the Participant a written notice explaining why the election is invalid. Notwithstanding the foregoing sentence, elections shall be ineffective with respect to any compensation that a Participant earns before the date on which the Committee receives the election.

(b) CASH EARNINGS ON DEFERRED SHARES. On the last day of each fiscal year of the Company, the Committee shall credit to the Participant's account a number of Deferred Shares having a value equal to the sum of any cash dividends paid on Deferred Shares previously credited to the Participant's account. The Committee shall hold each Participant's Deferred Shares until distribution is required pursuant to subsection
        (c) hereof.

(c) DISTRIBUTIONS OF DEFERRED SHARES AND EARNINGS. The Committee shall distribute a Participant's Deferred Shares in five substantially equal annual installments that are paid before the last day of each of the five fiscal years of the Company that end after the date on which the Participant's continuous service terminates, unless the Participant
                                                         ------
        has properly elected a different form of distribution pursuant to an election (on a Form that the Committee approves) that the Committee receives either more than 90 days before an Accelerating Event or more than one year before the date on which the Participant's continuous service terminates for any reason.

(d) HARDSHIP WITHDRAWALS. Notwithstanding any other provision of the Plan or a Participant's election hereunder, in the event the Participant suffers an unforeseeable hardship within the contemplation of this subsection, the Participant may apply to the Committee for an immediate distribution of all or a portion of his Deferred Shares. The hardship must result from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, casualty loss of property, or other similar conditions beyond the control of the Participant. Examples of purposes which are not considered hardships include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the hardship could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant's financial hardship. The determination of whether a Participant has a qualifying hardship and the amount which qualifies for distribution, if any, shall be made by the

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

     Committee in its sole discretion. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate.

(e) RIGHTS TO DEFERRED SHARES. A Participant may not assign his or her claim to Deferred Shares during his or her lifetime. A Participant's right to Deferred Shares shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or his or her beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor his or her beneficiary shall have any claim against or rights in any specific assets, shares, or other funds of the Company.

11.  PHANTOM RIGHTS

(a) AWARDS. Awards of rights ("Phantom Rights") that relate indirectly to shares of Common Stock may be made under this Plan and set forth in an applicable Award Agreement. The Committee may, but shall not be required to, make Awards of Phantom Rights. Subject to the terms of this Plan, the Committee shall determine the terms of Phantom Rights Awards, may in its discretion provide for their settlement in cash, Restricted Shares or other consideration, and may impose different terms and conditions on a Phantom Rights Award than on any other Award made to the same recipient or other Award recipients.

(b) EXERCISE OF PHANTOM RIGHTS. Unless an Award Agreement provides otherwise, Phantom Rights Awards become vested according to the schedule set forth in Section 7(e)(1).

(c) PAYMENT OF PHANTOM RIGHTS. Upon exercise of a vested Phantom Right, the holder thereof shall be entitled to receive a payment in respect of such Phantom Right calculated using the formula set forth in the Award Agreement (which shall relate to Shares available for Awards under the Plan).

(d) FORFEITURE OF PHANTOM RIGHTS. In making an Award of Phantom Rights, the Committee may impose a requirement that the recipient remain in the employment or service (including service as an advisor or consultant) of the Company or any Parent Corporation or Subsidiary for a specified minimum period of time, or else forfeit all or a portion of such Phantom Rights Right which has not been exercised, whether or not vested. Whether or not vested, a Phantom Rights Award shall expire on the earlier of (a) the expiration of the tandem Option or Restricted Share, if applicable, or (b) the expiration date set forth in the Award Agreement. The Committee shall have authority to determine whether to accelerate the termination of any forfeiture provisions contained in any applicable Award Agreement.

(e) RIGHTS AS STOCKHOLDER; DIVIDENDS. A recipient of a Phantom Rights Award shall have no rights as a stockholder with respect to any Phantom Rights.

12.  EFFECT OF CERTAIN CHANGES


(a) If there is any change in the number of shares of Common Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of shares of Common Stock available for Awards, the number of such shares covered by outstanding Awards, and the price per Share pertaining to such Awards, shall be proportionately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

(b) In the event of a proposed dissolution or liquidation of the Company, or in the event of any corporate separation or division, including but not limited to, a split-up, a split-off or spin-off, the Committee may provide that the holder of each Award then exercisable shall have the right to exercise such Award (at its then Exercise Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolutions or liquidation, or corporate separation or division; or the Committee may provide, in the alternative, that each Award granted under the Plan shall terminate as of a date to be fixed by the Committee, provided, however, that no less than thirty (30) days' written notice of the date so fixed shall be given to each Participant who shall have the right, during the period of thirty (30) days preceding such termination, to exercise the Award as to all or any part of the shares of Common Stock covered thereby, including shares as to which such Award would not otherwise be exercisable.

(c) If while unexercised or unvested Awards remain outstanding under the Plan (i) the Company executes a definitive agreement to merge or consolidate with or into another corporation or to sell or otherwise dispose of substantially all its assets, or (ii) more than 50% of the Company's then outstanding voting stock is acquired by any person or Group of Persons (any such event being an "Accelerating Event"), then from and after any later date on which a Participant's service with the Company (including any successor) terminates involuntarily or for Good Reason (any such date being referred to herein as the "Acceleration Date"), all Awards granted to the Participant shall be exercisable and vested in full, whether or not otherwise exercisable or vested. Following the Acceleration Date,
     (a) the Committee shall, in the case of a merger, consolidation or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for Awards, and to the amount and kind of shares or other securities or property receivable upon exercise or vesting of any outstanding Awards after the effective date of such transaction, and the price thereof (if applicable), and (b) the Committee may, in its discretion, permit the cancellation of outstanding Awards in exchange for a cash payment in an amount per share subject to any such Award determined by the Committee in its sole discretion, but not less than the difference between the Fair Market Value per share of Common Stock on the Acceleration Date, and the Exercise Price (if any) pertaining to the Award.

(d) Subsections (a) and (b) of this Section 12 shall not apply to a merger or consolidation in which the Company is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities or any other corporation, cash or any other thing of value. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that the holder of each Option or Stock Appreciation Right then exercisable shall have the right to exercise such Option or Stock Appreciation Right solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable by the holder of the number of shares of Common Stock for which such Option or Stock Appreciation Right might have been exercised upon such reclassification, change, consolidation or merger.

(e) In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(f) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Option granted pursuant to this Plan and designated an Incentive Stock Option shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(g) Except as hereinbefore expressly provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of shares of Common Stock subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

13.  RIGHTS AS A STOCKHOLDER; NONTRANSFERABILITY.

(a) A Participant or a transferee of an Award shall have no rights as a stockholder with respect to any Shares covered by such Award until the date of the issuance of a stock certificate such Participant or transferee for such Shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 7(f) or Section 12 hereof.

(b) NONTRANSFERABILITY OF AWARDS. Awards granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and Options and Stock Appreciation Rights may be exercised, during the lifetime of the Participant, only by the Participant. Notwithstanding the preceding sentence, the Committee, in its sole discretion, may permit the assignment or transfer of Awards (other than Incentive Stock Options except if permitted pursuant to Section 422 of the
     Code) and the exercise thereof by a person other than a Participant, on such terms and conditions as the Committee may determine.

14. OTHER PROVISIONS. The Award Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of rights pertaining to an Award and (ii) the inclusion of any condition not inconsistent with an Option designated by the Committee as an Incentive Stock Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable, including provisions with respect to compliance with federal and applicable state securities laws. In furtherance of the foregoing, at the time of any exercise of rights pertaining to an Award, the Committee may, if it shall determine it necessary or desirable for any reason, require the Participant as a condition to the exercise thereof, to deliver to the Committee a written representation of the Participant's present intention to purchase the Common Stock for investment and not for distribution. If such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Participant upon his exercise of part or all of the rights pertaining to an Award and a stop transfer order may be placed with the transfer agent. Each such Award shall also be subject to the requirement that, if at any time the Committee determines, in its discretion, that either (i) the listing, registration or qualification of Common Stock subject to an Award upon any securities exchange or under any state, federal or foreign law, or (ii) the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock thereunder, the rights pertaining to an Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. A Participant shall not have the power to require or oblige the Company to register any Common Stock subject to an Award.

15.  AGREEMENT BY PARTICIPANT REGARDING WITHHOLDING TAXES

(a) No later than the date of exercise of any Option or SAR, or the distribution of Shares to a Participant pursuant to a Restricted Share or Deferred Share Award, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld, and may satisfy minimum withholding consequences through the surrender of shares subject to the Award; and

(b) The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to an Award.

16.  TERM OF PLAN

     Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date on which the Plan is adopted by the Board, provided that no Awards granted under the Plan shall become effective, vested, or exercisable unless and until the Plan shall have been approved by the Company's stockholders.

17.  SAVINGS CLAUSE

     Notwithstanding any other provision hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be issued under
Section 422 of the Code. If this Plan or any provision of this Plan shall be held to be invalid or to fail to meet the requirements of Section 422 of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if the Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422 of the Code.

18.  AMENDMENT AND TERMINATION OF THE PLAN; MODIFICATION OF AWARDS

(a) The Board may at any time and from time to time suspend, terminate, modify or amend the Plan, provided that any amendment that requires stockholder approval under applicable law shall be contingent on such approval. Except as provided in Section 7 or 12 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted unless the written consent of the Participant is obtained.

(b) Modification of Awards. The Committee may modify an Award, provided that no modification to such Award shall materially reduce the participant's rights or materially increase the participant's obligations as determined by the Committee.

19.  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

20.  NATURE OF PAYMENTS

(a) All Awards granted shall be in consideration of services performed for the Company by the Participant, except for inducement Awards, which shall be granted in consideration of a Participant's agreement to perform services for the Company and are subject to revocation in the event that such services are not performed.

(b) All Awards granted shall constitute a special incentive benefit to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically otherwise provides.

21.  NONUNIFORM DETERMINATIONS

     The Committee's determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations which may, inter alia, reflect the specific terms of individual employment agreements, and to enter into nonuniform and selective Award Agreements, as to the persons to receive Awards and the terms and conditions of Awards.

22.  SECTION HEADINGS

     The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

     Adopted by the Board of Directors on __________, 2002.

Strength to Succeed

Connecting a World in Motion

Euronet Worldwide Annual Report 2001

Secure Financial Transactions Any Time, Any Place

To Our Shareholders

The year 2001 will be remembered as an exciting and pivotal year for Euronet Worldwide.

In 2001, Euronet Worldwide surpassed many significant milestones, proving that a company with 400 dedicated people can meet the challenges in today's ever-changing business environment. The sacrifices and achievements made have provided a foundation of strength and positioned us for continued growth.

Throughout 2001, Euronet Worldwide continued to focus on processing secure electronic financial transactions via multiple touchpoints, such as ATMs, POS devices and mobile phones. The number of transactions we process has increased quarter-on-quarter through the last seven years. In 2001, we processed 68.42 million billable transactions, and our Processing Services division reported revenues of $49.13 million,/1/ an increase of 33% over 2000 revenues.

This growth contributed to Euronet's $64.17 million/1/ consolidated revenues, which represented a 22% increase over 2000 consolidated revenues of $52.74 million.

Hard work and persistence, combined with a clear strategy, culminated in solid financial results. With an $11 million increase in consolidated revenue in 2001, consolidated EBITDA/2/ improved by $17 million and operating results improved by $19 million, respectively, compared to 2000./3/ We achieved these results through rigorous expense control combined with the leverage of our growing business, which sent large margins to the bottom line as we hit record transaction numbers in 2001.

We also strengthened our balance sheet by achieving positive operating cash flow and reducing bond debt by $39 million. Additionally, in January and February 2002, the sale of Dash, our U.S.-based ATM network, and a private placement of common stock added approximately $20 million cash to our balance sheet.

We continue to build on our financial successes and solidify our leadership position as a transaction processor. Euronet grows one new country, customer, product, ATM and transaction at a time. We added many new bank and mobile operator clients in 2001 and have entered 2002 with many opportunities.

Euronet expanded its core processing business through ATM outsourcing contracts with clients such as BIG Bank GDANSKI and Multibank/BRE in Poland, HypoVereinsbank/Bank Austria in the Czech Republic and Alldays convenience stores in the U.K. Additionally, we successfully certified with the LINK Interchange Network Limited, the national ATM network in the U.K. Euronet also expanded with Debit Card program outsourcing opportunities with Deutsche Bank 24 and Inteligo Financial Services.

We strengthened our ties with mobile operators in 2001, primarily through Euronet Electronic Recharge, which enables consumers to add prepaid airtime to their mobile phones. Euronet has 12 contracted clients in seven countries, including subsidiaries of Vodafone, Deutsche Telekom and Bell Atlantic. Combined, these mobile operators cover a current prepaid subscriber base of 11.2 million. Considering that subscribers recharge their prepaid accounts an average of once a month, that is a lot of potential transactions.

We thank you for your continued interest in and support of our growing company! We are confident and excited about our business as we look forward to 2002 and beyond.

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

We are building a powerful organization. By securing our sound competitive position and creating a comprehensive product portfolio, Euronet has established the strength to succeed.

Michael J. Brown
Chairman & CEO
Daniel R. Henry
President & COO

/1/The 2001 consolidated revenue amounts include a contract termination payment of $1.1 million received in the fourth quarter of 2001.

/2/EBITDA is earnings before interest, taxes, depreciation, amortization, net foreign exchange gain/(loss) and extraordinary items.

/3/Year 2000 EBITDA and operating loss amounts have been adjusted to exclude non-recurring items of $10.8 million, consisting primarily of asset write-downs of $12.0 million and a non-recurring gain of approximately $1.2 million, which was recorded as a component of direct operating costs.

Strength in Euronet's Vision

A conversation with Euronet executives, Mike Brown and Dan Henry, on the company's opportunities and challenges

How would you describe Euronet Worldwide's main business?

MB: Euronet Worldwide delivers convenient electronic payment solutions to forward-thinking institutions around the world. We develop innovative products and services to acquire and process personal financial transactions from ATMs, POS devices, telephones, the Internet and mobile phones. Our comprehensive outsourcing and software solutions help banks offer consumers greater freedom in accessing their financial accounts. The more solutions that we develop and install, the more transactions we process, the stronger we become. We are a global company, supporting more than 200 clients in 60 countries with the only independent ATM network spanning multiple European countries. Our sophisticated, centralized operations center, based in Hungary, also provides ATM, POS and other financial transaction processing services for our client throughout Europe.

What were your greatest achievements in 2001?

DH: What a fantastic year 2001 was! Our greatest achievements centered on improvements in the company's financial results. First, after seven consecutive quarters of EBITDA improvements, we achieved a positive EBITDA in Q2 and have continued accelerating in that area. We also posted a positive operating profit in Q4 after increases over five consecutive quarters. Our balance sheet improved dramatically due to reductions in debt. Ultimately, our stockholders rewarded us for our efforts, and we saw a steady increase in share value. Our stock appreciated 267% in 2001.

What were you most proud of in 2001?

DH: What gives me a tremendous sense of pride is how all Euronet associates rose to the occasion in 2001. We made a conscious effort to reduce expenses last year, including a workforce reduction in January, and we still managed to grow the business with limited resources. It really shows the dedication and determination of each Euronet associate. Continuing forward, we will carefully choose where we allocate resources to get the biggest bang for the buck.

How has the recent economic slowdown affected your business?

MB: We were virtually untouched. Our business has been relatively recession proof. Most people average 3.5 ATM transactions a month--people need convenient ATM cash withdrawals through both good and bad times. Also people will continue to recharge their mobile airtime and to make purchases with debit and credit cards.

How will you continue to increase transactions, revenue and operating profit?

DH: We plan to continue to grow in all of these areas by generating more transactions globally. We are currently in markets that have significant organic growth, which will naturally increase transaction numbers. Additionally, we will pursue three avenues to acquire new transactions.

First, we will push transactions through more touchpoints. Currently, most of our transactions are generated through ATMs, but we have agreements with banks, such as Raiffesenbank in Croatia, to outsource POS and merchant management services. We expect POS devices and mobile devices to drive many additional transactions.

Second, we are creating more types of value-added transactions, such as Electronic Recharge and Bill Pay. These new transactions should be well received in cash-based societies looking for electronic payment convenience.

Third, we will generate more transactions by entering new markets, such as Egypt, which have great potential but don't require significant capital to launch. We have proven our business model in all three of these areas.

What industry trend interests you the most?

MB: The biggest industry trend we see--I can't say this enough--is the movement to outsourcing. Banks are now being held more accountable for profitable growth, and they are forced to do more aggressive consumer marketing and fight off strong competition. These factors cause banks to reevaluate the entire way they do business--how they interact with customers, how they run their own P&L, how they quickly generate more kinds of transactions and more kinds of products and services. You can't do it all internally. You can't be a bank and the most innovative player in every one of your submarkets. Outsourcing is a viable alternative. Euronet is a low cost service provider, offering comprehensive solutions.

Why are you considering growing your business in Asia and the Middle East?

DH: We see some of these markets really expanding in two or three years. Through joint venture partnerships, we are developing these markets with little capital investment and limited personnel. We can leverage our expertise and existing infrastructure to gain significant market share with limited risk.

Describe the value of the software business to a transaction processor.

DH: Software completes our product offerings. It is a cornerstone for Euronet, and in 2001, it accounted for 24% of sales. By developing the software that drives our processing center, we can respond quickly to the needs of our clients. The software expertise helps us maintain a strong, competitive edge when creating new solutions. Also, our software clients often become full outsourcing clients or form a hybrid software and outsourcing relationship with Euronet.

What indicators should be used to measure your success going forward?

MB: As we look forward into the next year, watch the number of ATMs we add to our network and how many outsourcing contracts we sign. With the latest outsourcing trends, we think we can grab a good share of several markets. Also, pay attention to how many mobile operators we add to the customer base. These touchpoints will create opportunities to acquire and process more and more transactions, as consumers transition to electronic payments.

What is your outlook for Euronet Worldwide?

MB: We are excited about our future. More deals are available than ever before. We are managing resources and growing carefully. I think the acceleration through 2001 has generated momentum. We have attained this momentum through seven years' experience in many difficult markets. We have cash on our balance sheet and Q-on-Q improvements in positive EBITDA and revenues. I think that we have proven that we have the strength to succeed.

Euronet At-A-Glance

Our Solutions
Processing Services

Description
Euronet's Processing Services division provides complete management and outsourcing solutions for distribution channels and transaction processing. This includes ATM networks, POS networks and card management services as well as access to major payment gateways and mobile operators.

Offerings
.. ATM, POS and card outsourcing services
.. Owner and operator of Europe's largest independent ATM network
.. Euronet transaction network - Europe
.. Cakra transaction network - Asia Pacific
.. Cashnet transaction network - Middle East

Target Markets
.. Banks
.. Credit unions
.. Independent ATM owners
.. Mobile operators
.. Payment associations
.. Retailers and merchants

Clients
.. ABN AMRO (CZE)
.. Bankgesellschaft/Inteligo (POL)
.. BIG Bank GDANSKI S.A.(POL)
.. BNP/Lukas Bank (POL)
.. Ceska Sporitelna a.s. (CZE)
.. Citibank (GRC, HUN,POL, CZE, EGY)
.. Credigen (HUN)
.. Deutsche Bank (HUN,POL)
.. Erste Bank (HUN)
.. GE/Budapest Bank (HUN)
.. HSBC (IDN)
.. ING/DiBa (DEU)
.. Posta Bank (HUN)
.. Raiffeisenbank (HRV, HUN, ROM)

Our Solutions
Mobile Operator Solutions

Descriptions
With mobile phone ownership at an all-time high, Euronet's mobile operator solutions provide mobile customers easy access to payment options. Our transaction expertise helps mobile operators supply consumers with the convenience of any time, any place transactions.

Offerings
.. Mobile banking
.. Electronic recharge for prepaid airtime
.. Mobile bill payment

Target Markets
.. Mobile operators
.. Third-party prepaid suppliers for mobile operators

.. Banks

Clients
.. Centertel (POL)
.. Eurotel (CZE)
.. Pannon GSM (HUN)
.. Polkomtel (POL)
.. Polska Telefonia Cyfrowa (POL)
.. Satelindo (IDN)
.. VIP-Net (HRV)
.. Vodafone Egypt (EGY)
.. Westel (HUN)
.. Zalto (NRW)

Our Solutions
M- and E-Commerce Solutions

Descriptions
Consumers are expecting more personalized service than ever before, including instant access to financial account information. Euronet's Account Access and Event Messaging products meet these demands with secure, efficient, integrated transaction and information delivery functions via mobile devices and the Internet.

Offerings
.. Account access
.. Event messaging services
.. Internet banking
.. Electronic bill presentment and payment (EBPP)

Target Markets
.. Banks
.. Credit unions
.. Credit card issuers
.. Investment community
.. Brokerages
.. Retailers and merchants
.. Mobile operators

Clients
.. Banco de Oro, Unibank (PHL)
.. Banco Mercantil (DOM)
.. Bank of Cyprus (GRC, GBR)
.. First Federal Savings Bank of LaCrosse (USA)
.. National Bank of Kuwait-Lebanon (LKA)
.. Maduro and Curiel's Bank N.V. (CUR)

Our Solutions
EFT and Payments Software

Descriptions
Euronet's suite of EFT and payment software offers one of the most secure, seamlessly integrated, real-time electronic payment solutions for financial institutions. Our product integrations enable customers to deliver up-to-the-minute, consistent information across multiple touchpoints, such as ATMs, POS terminals, IVR systems, the Internet and mobile devices.

Offerings
.. ATM management
.. POS and merchant management
.. Credit card solutions

.. Debit card solutions
.. EMV support
.. Switching and settlement applications
.. Telephone banking
.. EBPP

Target Markets
.. Banks
.. Credit unions
.. EFT network
.. Independent ATM owners
.. Resellers
.. Retailers and merchants

Clients
.. ABC Professional Services A.E. (GRC)
.. ABN AMRO (GRC)
.. ALLTEL Information Services (USA)
.. Arab International Bank (EGY)
.. Arab African International Bank (ARE)
.. Banca Comerciala Romania SA (ROM)
.. Banco Comercial Portugues (MOZ)
.. Cayman National Bank (CYM)
.. Century Bank (ZWE)
.. Commercial Bank of Ceylon (LKA)
.. Dubrovacka Banka (HRV)
.. Egyptian American Bank (EGY)
.. Republic Bank (TTO)
.. Seylan Bank (LKA)
.. VIFI Card Services (USA)
.. Westpac Banking Corp (FJI, PNG)

Our Solutions
Professional Services

Descriptions
Euronet Worldwide is uniquely qualified to offer professional consulting services because of our day-to-day experience in the transactions business. Euronet's Professional Services Organization (PSO) supports institutions with EDGE, our proprietary, structured, phased methodology for implementing solutions.

Offerings
.. Design
.. Gap analysis
.. Implementation
.. Management
.. Planning
.. Purchasing

 Target Markets
.. Banks
.. Credit unions
.. Independent ATM owners
.. Retailers

Clients
.. CIBC Barbados (BRB)
.. Fortis Bank (POL)

.. ING Bank Slaski (POL)
.. Nova Bank (GRC)
.. Splitska Banka (HRV)
.. Union Bank Ltd. (PAK)
.. Union Banka (CZE)

We add new responsibilities and balance existing demands with strength and endurance.
Euronet is continually innovating new transaction types and electronic capabilities, creating new payment options for an increasing array of customer touchpoints.

Strength in Ever-Increasing Transactions

New, electronic financial solutions and additional transaction venues provide access and expediency to an expanding consumer base.

In today's world of gadgets, electronics and technology, consumers can pay bills, transfer funds and access their accounts with the press of a button. It all seems so simple. But behind that seemingly simple activity thrives an entire industry for processing transactions.

Euronet Worldwide's core business is securely processing electronic financial transactions. As each transaction routes through the Euronet Operations Center, we generate revenue. Every transaction counts.

Electronic transactions and financial convenience are becoming a way of life and are transforming cash-based societies. Euronet is continually innovating new transaction types and electronic capabilities for this burgeoning industry.

Transactions from more touchpoints

Access is key. With a population on the move now more than ever, consumers need the ability to access their financial accounts and perform transactions from a host of device types. New devices mean more transaction opportunities.

Today, financial institutions are faced with the tough realities of mergers, costly customer service and stiff competition vying for fickle customers. Differentiating themselves through consumer convenience is paramount to their success. With Euronet's expanded suite of touchpoints, consumers can interact with their financial institutions like never before.

The fastest growing touchpoint is the mobile telephone. The Yankee Group forecasts that the number of Internet-accessible wireless devices around the world will grow to 1.25 billion by 2003. Forward-thinking companies are adding mobile access now, showing their willingness to expand interaction between them and their customers.

Arab Bank, the largest bank in the Middle East region with locations in more than 27 countries, was one of the first financial institutions to offer mobile banking in Egypt. "The Mobile Banking distribution channel enhances our existing electronic touchpoints and helps differentiate us from our competitors," said Mr. Atef Sono, Arab Bank-Egypt Vice President, Management & Information System Manager.

The multiplicity of electronic channels is the key to Euronet's goal--any time, any place financial access--and it has proven to be a cost effective way for banks to provide services.

More types of transactions

Transactions generate revenue, and at Euronet, we are constantly devising new types of transactions. Banks view Euronet as a payments innovator. Euronet's Electronic Bill Presentment and Payment (EBPP) product line enables banking customers to make payments to merchants, utilities or individuals from ATMs, POS devices, the Internet, the telephone or mobile devices. Mobile operators and banks have endorsed Electronic Recharge, a version of bill payment that enables their customers to electronically add prepaid airtime to their mobile phones.

Ceska Sporitelna a.s., the largest bank in the Czech Republic, saw the vast volume potential for the recharge transaction type. "We chose Euronet's ATM Recharge because the transaction servicing creates a new revenue stream for us, without requiring any capital investment," said Marie Hesnaurova, Director of Business Department of Ceska Sporitelna a.s. "Our cardholders will enjoy the convenience with which they can increase their prepaid phone minutes, and our company will benefit from providing additional customer services."

Transactions from new markets

Euronet's mission--To bring electronic financial payment convenience to millions of people who have not had it before--leads Euronet into emerging markets, bringing the potential of millions of untapped electronic transactions. Euronet enables banks and mobile operators in these markets to quickly and easily introduce electronic payments to their customers.

As Euronet Worldwide expands into new territories, financial institutions can leverage Euronet's success with multiple languages, currencies and devices. Providing convenience leads to repetitive use of the touchpoint, which in turn leads to recurring transaction income for the institution and for Euronet.

BIG Bank GDANSKI S.A.

Additional Transactions Garner Customer Loyalty and Praise

BIG Bank GDANSKI S.A. (BBG) heard its customers' demands for convenience, so the Polish bank expanded its transaction set to include Electronic Bill Payment and Electronic Recharge opportunities with Euronet Worldwide. The bank's 927,000 convenience-minded customers enjoy the speed and practicality associated with automated banking, and their electronic transaction volume shows it.

"Around 50% of our customers' transactions are performed through alternative/automatic distribution channels," said Pedro Ribeiro, BIG Bank GDANSKI Vice-President of the Board. "Thanks to Euronet we can enhance customer convenience and benefit from an expanded transaction set and quick-to-market solutions."

Euronet's innovative transactions helped BBG gain recognition. In December 2000, BBG was recognized in a Polish survey published by Rzeczpospolita as one of the best and most available ATM networks, offering one of the most expanded transaction sets.

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Taking a disciplined approach, we maintain our focus and the agility to extend our reach into new terrain.

Euronet systematically seeks out markets around the world with strong growth potential where we can quickly gain a substantial and sustainable market share.

Strength in Geographic Market Selection

Euronet seeks out developing trends and untapped potential as we deliver secure financial payment solutions in emerging markets and identify opportunities in established markets.

"Location! Location! Location!" Selecting and entering the right geographic markets--at the right time, with the right product--are essential to business expansion, and Euronet has strategically implemented these practices since the company was founded. We seek out markets with strong growth potential where we can gain a substantial and sustainable market share.

Through deliberate market evaluation, we identify opportunities to bridge the payment gap in emerging cash-based economies, to establish joint ventures with industry partners and to capitalize on evolving payment opportunities in established markets.

Entering emerging markets

Most of the world still predominantly relies on cash. Yet for many developing and transitional economies in Central and Eastern Europe, the Middle East, Africa, Asia-Pacific, Latin America and the Caribbean, the use of secure electronic transactions is gaining momentum, as consumers discover alternative methods to pay bills quickly and conveniently.

When entering any new market, Euronet identifies opportunities where the capital investment required is low and the potential demand for electronic payments is high. In Egypt, for example, Euronet is working with several banks to employ Electronic Funds Transfer (EFT) services and attract customer traffic, accounts and transactions.

"With 65 million people, Egypt holds great potential for EFT products," said John Romney, Euronet Worldwide Vice President and Southern Europe/Middle East Regional Manager. "Similar to Poland in the mid-1990s, Egypt is virtually undeveloped in terms of the number of ATMs deployed and cards issued. But Egypt is on the verge of significant growth as banks prepare to issue millions of debit cards and as the Egyptian government plans to automate salary payments for approximately 6 million civil servants through direct deposit and debit/salary cards. Through our combination of software and service offerings, Euronet is uniquely positioned to help influence and benefit from the explosive growth in the EFT business in Egypt over the next few years."

Expanding via joint ventures

As we evaluate markets ready to transition from cash to electronic transactions, Euronet also looks for joint venture opportunities with industry partners already established in those markets. By combining each company's respective strengths and expertise, Euronet can address the market's individual needs.

Our joint venture with Hong Kong-based First Mobile Group enabled us to quickly enter the Malaysian market and offer Mobile Bill Pay and Electronic Recharge services as completely outsourced solutions to all of the country's mobile operators. Similarly, our Indonesian joint venture with Sigma Cipta Caraka is marketing mobile services to banks and mobile operators in Indonesia. Satelindo was the first mobile operator in that region to adopt Mobile Recharge.

Finding new opportunities in existing markets

Facing intense competition, retail banks and mobile operators in established markets such as the U.K., Germany, France, and the U.S. are challenged to create new, sustainable revenue streams. Each of these institutions must quickly and successfully adopt profitable new products and technologies to retain its demanding client base. Euronet is poised to help them reach their goals.

The U.K., a market whose citizens are highly dependent on cards yet where few retail ATMs exist outside bank branches, presents an exciting opportunity for Euronet. Certification from the national ATM network, LINK, enables us to provide more ATM installations and outsourcing services, while rapidly expanding our own ATM network across the country.

Likewise, prepaid mobile airtime represents the fastest growing market segment for mobile operators in Europe, the U.S. and other locations. "As more mobile operators and banks embrace our value-added payment solutions, Euronet's secure financial technology reaches into promising new sectors within established markets," said Dan Henry, Euronet Worldwide President and Chief Operating Officer. "These innovative products clearly demonstrate our commitment to helping these businesses connect their customers with additional payment opportunities."

U.K. Post Offices

Providing ATM Convenience in an Established Market

What's an ideal way to tap new transaction potential in a mature market? Make it possible for consumers to withdraw cash from a convenient location. The U.K. Post Office will soon feature Euronet ATMs at local branches across the country. The U.K. Post Office, with 18,000 branches, serves more than 28 million customers every week.

"Euronet's low-cost solution will help us meet our strategic goals of providing a new level of customer service," said Peter Davies, ATM Client Manager, Post Office Ltd. "This arrangement with Euronet will enable us to provide ATM services across the United Kingdom, including in many small and rural areas, where there is often no traditional access to banking."

Euronet already operates full-service ATMs in 65 Post Office branches and will add ATMs at approximately 100 locations, with plans to expand this program to more branches in the future.

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

Moving swiftly in unison, we generate the speed, timing and momentum to sustain our competitive edge.

Along with our core expertise in secure financial transactions, Euronet is committed to a dynamic mix of products and services that help customers adapt to changing markets.

Strength in Diverse Product Offerings

Innovative payment options help Euronet's customers compete successfully in an industry continually reshaped by changing technologies and consumer dynamics.

Euronet has created a dynamic mix of products and services that generate transactions and revenues. With our expertise in facilitating secure financial transactions, we provide end-to-end solutions through network operations, software development, consulting services and outsourcing, all of which help customers adapt quickly to changing market forces and generate new revenue virtually immediately.

Comprehensive processing services

More and more financial institutions are realizing the value of combining the use of Euronet's ATM network with outsourcing of their own ATMs. By basing these solutions on Euronet's core software, Euronet delivers innovative services that can help improve customer return on investment (ROI) and quickly increase efficiencies to meet tomorrow's transaction needs.

Euronet has the largest independently owned ATM network in Europe. Since 1995, we have installed 1,669 Euronet-branded ATMs in the most coveted, high-traffic retail locations across nine countries where many consumers perform over three transactions each month. This extensive network continuously generates transaction and advertising revenues.

Financial institutions often look for additional distribution points where their cardholders can access their accounts. With a Euronet network participation agreement, banks can use Euronet's vast ATM network and instantly expand their customer reach. Through Euronet's network, consumers can benefit from acceptance of the widest range of cards, network reliability and an expanded transaction set including bill payment and recharge services.

Euronet recently teamed with Poland's Inteligo Financial Services S.A., a newly formed Internet bank backed by Bankgesellschaft Berlin (Polska) S.A., for ATM network participation in conjunction with a debit card program. "Euronet has helped us to build the infrastructure required to support our card operations in a very short period of time," said Grzegorz Dlugosz, Retail Banking Operations Director for Bankgesellschaft Berlin (Polska) S.A. "Now, we are able to offer our clients access to a more extensive set of financial transactions on Euronet's ATM network in Poland."

With experience managing secure electronic transactions, Euronet also offers comprehensive outsourcing programs that enable financial institutions to focus on their core business of banking. Euronet's clients outsource their electronic transaction services, including debit and credit card programs, ATM and POS networks, and mobile banking services.

These programs generate increased revenue and provide a competitive advantage, while giving their customers greater access to high-performance products. Outsourcing simplifies implementation and system administration, improves time-to-market and lowers the cost of entry and the total cost of ownership.

Poland's Deutsche Bank 24 S.A. recently signed a multiyear ATM outsourcing agreement, which supplements its current ATM program with value-added Bill Payment and ATM Recharge services. "Our customers want integrated solutions and freedom of choice in their banking as well as access to branch-based, mobile and online services," said Dr. Friedhelm Herb, President of the Board and CEO at Deutsche Bank 24 S.A.

Integrated software solutions

Euronet's Software division relies on 27 years of experience developing and producing financial transaction software products that meet the evolving needs of banks around the world. Banks need to balance investment in new secure payment schemes with enhancements to existing systems, while laying the groundwork to meet customers' future needs.

Euronet's comprehensive software suite helps financial institutions to seamlessly integrate ATM networks, POS and merchant systems, debit and credit card management, Internet and telephone banking, bill payment, mobile banking and event messaging. Euronet's core technology, Integrated Transaction Management(R) (ITM), enables banks to deliver a range of highly specialized applications through a central, interactive gateway. This advanced, scalable middleware offers speed to market and requires a low capital investment to provide flexibility for banks to expand their service offerings into additional customer delivery channels.

Westpac Pacific Banking has implemented Euronet's entire software suite, allowing customers in Fiji and Papua New Guinea to bank via ATMs, POS terminals, telephone and soon via the Internet. By taking advantage of these integrated software solutions, Westpac ensures the consistency of transaction and payment/balance information across widely diverse electronic touchpoints. "As we grow and expand our banking services, this approach helps us to streamline data entry with a single source, reduce software training costs and improve the overall quality of our customer service," said Peter Mills, Westpac's Head of Technology Distribution & Operations for the Pacific.

Raiffensenbank Austria d.d.

Croatian Bank Integrates Software and Outsourcing Solutions

Following the successful launch of new debit and credit card services for customers, Raiffeisenbank Austria d.d. of Croatia planned to enhance its corporate banking program with POS services for merchants, retailers and other corporate clients.

The bank chose to expand on its current ATM outsourcing program already established with Euronet. By combining Euronet's POS (point-of-sale) outsourcing services and Integrated Merchant Management software, Raiffeisenbank was able to leverage the Euronet systems already installed at the bank and significantly reduce the time and costs associated with implementing these comprehensive programs.

"This outsourcing project is enabling Raiffeisenbank to meet the needs of our corporate clients and the ever-increasing card market," said Zdenko Adrovic, Raiffeisenbank President of the Management Board. "Based on our experiences with Euronet, I am confident that this project will be quickly and smoothly integrated with our ATM and Visa/Europay outsourcing programs."

Applying our energy and experience, we rely on speed and flexibility to maximize every new opportunity.

As a premier provider of EFT solutions, Euronet is now successfully helping banks and mobile operators meet the evolving demand for new electronic payment options.

Strength in Vertical Market Focus

Euronet's electronic financial solutions target financial institutions and mobile operators, enabling payment ease in multiple markets.

Secure electronic payments are in demand. Institutions want to offer the latest conveniences using cost-effective and quick-to-market payment products and services. Euronet Worldwide provides those comprehensive transaction solutions for financial institutions and mobile operators.

Electronic transactions provide the key to customer satisfaction in the competitive banking industry where churn is high. With decades of developing EFT (Electronic Funds Transfer) software, Euronet stands as the premier provider of AS/400- based EFT solutions from card-based services to the latest in e- and m-commerce applications. Euronet offers integrated transactions from several touchpoints tailored to banks' evolving requirements.

Electronic payments also add convenience for consumers outside the financial arena. International Data Corp. predicts that in the next two years the electronic bill pay (EBP) industry will be worth $1 billion worldwide, and Euronet is positioned to dominate this booming market by generating transactions and revenue.

Euronet offers a comprehensive line of payment options, including Electronic Recharge services for increasing prepaid mobile airtime and Electronic Bill Pay and Presentment for any postpaid bill, such as utility bills. Our unique combination of transaction types and touchpoint venues enables consumers to initiate payments from the convenience of the ATM, POS device, the Internet and the ever-present mobile phone.

In the two years since Euronet launched Electronic Recharge, we have signed 12 mobile operators in seven countries, covering more than 23 million subscribers, including 11.2 million prepaid airtime users. With this product, consumers enjoy convenient payment options, while mobile operators save on costly distribution practices, eliminating the paperbased logistics associated with the production, delivery, and inventory management of scratch cards previously used for recharge.

Zalto Communications AS, Norway's second largest mobile service provider, recently implemented Euronet Mobile Recharge, enabling airtime purchases directly from the mobile phone. "Euronet's Mobile Recharge solution is an essential component of our competitive strategy that will significantly decrease the cost of selling prepaid airtime," said Morten Krarup Hansen, CEO of Zalto Communications AS. "We chose Euronet to launch us into the sphere of m-commerce because they have the skills, knowledge and experience to deliver and support the financial products necessary to secure our position as a market leader."

Selected Consolidated Financial Data

The summary consolidated financial data set forth below have been derived from, and are qualified by reference to, our audited consolidated financial statements and the notes thereto, prepared in conformity with generally accepted accounting principles as applied in the United States ("U.S. GAAP"), which have been audited by KPMG Polska Sp. z o.o., independent public accountants. We believe that the period-to-period comparisons of our financial results are not necessarily meaningful due to our significant acquisitions in December 1998 and January 1999, and should not be relied upon as an indication of future performance. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

Consolidated Statements of Operations Data:

                                                                      Year Ended December 31,
                                                    2001         2000          1999          1998          1997
                                                          (in thousands, except for share and per share data)
Revenues:

ATM network and related revenue               $    49,129   $   36,913   $    26,503   $    11,525   $     5,290.

Software and related revenue                       15,042       15,827        14,969           356            --.

    Total                                          64,171       52,740        41,472        11,881         5,290

Operating expenses:

Direct operating costs                             28,101       24,988        22,830        10,036         3,717.

Salaries and benefits                              24,874       29,265        24,350         9,723         3,796.

Selling, general and administrative                 8,051       11,531        10,725         8,650         4,468.

Depreciation and amortization                       9,112       10,384        10,238         4,955         1,731.

In-process research and development write-off          --           --            --         1,020            --

Asset write-down                                       --       11,968            --            --            --

Share compensation expense                             --           --           127           108           108.

    Total operating expenses                       70,138       88,136        68,270        34,492        13,820.

Operating loss                                     (5,967)     (35,396)      (26,798)      (22,611)       (8,530)

Other income/expenses:

Interest income                                       282        1,089         1,950         2,514         1,609.

Interest expense                                   (9,471)     (10,829)      (10,899)       (7,826)       (1,152)

Foreign exchange gain/(loss), net                   5,300       (3,227)       (2,110)       (1,911)            8

Loss before income tax benefit/(expense)           (9,856)     (48,363)      (37,857)      (29,834)       (8,065)

Income tax benefit/(expense)                        2,030       (1,188)        4,746        (1,430)          100.

Loss before extraordinary item                     (7,826)     (49,551)      (33,111)      (31,264)       (7,965)

Extraordinary gain, net                             8,496           --         2,196         2,889            --

Net income/(loss)                             $       670   $  (49,551)  $   (30,915)  $   (28,375)  $    (7,965)

Income (loss) per share - basic and diluted:

Loss before extraordinary item                $     (0.40)  $    (3.00)  $     (2.17)  $     (2.06)  $     (0.64)

Extraordinary gain                            $      0.43   $       --   $      0.14   $      0.19            --

Net income/(loss)                             $      0.03   $    (3.00)  $     (2.03)  $     (1.87)  $     (0.64)

Weighted average number of shares
outstanding                                    19,719,253   16,499,699    15,252,030    15,180,651    12,380,962

Consolidated Balance Sheet Data:

                                                                    As of December 31,
                                               2001           2000          1999         1998        1997
                                                    (in thousands, except for share and per share data)
Cash and cash equivalents                   $     8,818   $     7,151   $    15,037  $    55,614  $    7,516

Restricted cash                                   1,877         2,103        10,929       12,972         847

Investment securities                                --            --           750        3,149      31,944

Trade accounts receivable, net                    9,292         9,485         7,888        5,681         647

Other current assets                              6,130         4,459         4,928        4,614       1,857

   Total current assets                          26,117        23,198        39,532       82,030      42,811

Net property, plant and equipment                29,551        31,657        36,693       33,182      24,088

Intangible assets, net                            1,975         2,604        16,259       12,464          --

Other long-term assets                            3,748         3,431         4,360        5,762       3,134

    Total assets                            $    61,391   $    60,890   $    96,844  $   133,438  $   70,033

Current liabilities                         $    23,289   $    20,466   $    26,938  $    18,739  $    9,315

Obligations under capital leases,

excluding current installments                    7,643         8,034         6,397        6,809      11,330

Notes payable                                    38,146        77,191        72,800       83,720          --

Other long-term liabilities                          --            --           202           --         169

    Total liabilities                            69,078       105,691       106,337      109,268      20,814

    Total stockholders' (deficit)/equity         (7,687)      (44,801)       (9,493)      24,170      49,219

                                            $    61,391   $    60,890   $    96,844  $   133,438  $   70,033

Summary Network Data:

Number of operational ATMs at end of period       2,999         2,634         2,283        1,271         693

ATM transactions during the period           68,388,780    52,663,000    32,938,000   15,467,000   5,758,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
-----------------------------------------------------------------------
OF OPERATIONS.
--------------

General Overview

         We are a leading provider of secure electronic financial transaction solutions. We provide financial payment middleware, financial network gateways, outsourcing, and consulting services to financial institutions, retailers and mobile phone operators. We operate an independent automated teller machine, ATM, network of approximately 3,000 ATMs in Europe and, until January 2002, the United States. Through our software subsidiary, Euronet USA Inc. (formerly, Arkansas Systems, Inc.), we offer a suite of integrated software solutions for electronic payment and transaction delivery systems. We offer comprehensive electronic payment solutions consisting of ATM network participation, outsourced ATM management solutions and software solutions. Our principal customers are banks and other companies such as retail outlets that require transaction processing services. With 13 offices worldwide, we offer our solutions in more than 60 countries around the world.

         We and our subsidiaries operate in two business segments: (1) a segment providing secure processing of financial transactions (the "Processing Services Segment"); and (2) a segment producing application software for the processing of secure electronic financial transactions (the "Software Solutions Segment"). In addition, our management divides the Processing Services Segment into three sub-segments: "Central European Sub-segment" (including Hungary, Poland, the Czech Republic, Croatia, Greece and Romania), "Western European Sub-segment"

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

(including Germany, France and the United Kingdom) and "Other Processing Services Sub-segment" (including the United States and unallocated processing center costs). These business segments, and their sub-segments, are supported by a corporate service segment, which provides corporate and other administrative services that are not directly identifiable with the two business segments (the "Corporate Services Segment"). We evaluate performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. We have restated prior period segment information to conform to the current period's presentation (see Note 20 to the Consolidated Financial Statements--Business segment information).

Critical Accounting Policies

Our critical accounting policies are as follows:

         Software Revenue Recognition

         Revenues from software licensing agreement contracts are recognized over the contract term using the percentage of completion method based on the percentage of services that are provided compared with the total estimated services to be provided over the entire contract. Revenue from time and material service contracts is recognized as the services are provided. Revenues from software licensing agreement contracts representing newly released products deemed to have a higher than normal risk of failure during installation are recognized on a completed contract basis whereby revenues and related costs are deferred until the contract is complete. Maintenance revenue is recognized over the contractual period or as services are performed. Revenue in excess of billings on software license agreements contracts is recorded as unbilled receivables and is included in current assets. Billings in excess of revenue on software license agreements contracts are recorded as deferred revenue and is included in current liabilities until such time the above revenue recognition criteria are met.

         Capitalization of Software Development Costs

         We apply SFAS 2 and 86 in recording research and development costs. Research costs aimed at the discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about significant improvement to an existing product or process are expensed as incurred (see Note 25 to the Consolidated Financial Statements--Research and Development). Development costs aimed at the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are capitalized on a product-by-product basis when technological feasibility is established.

         Technological feasibility of computer software products is established when we have completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. Technological feasibility is evidenced by the existence of a working model of the product or by completion of a detail program design. The detail program design must (a) establish that the necessary skills, hardware, and software technology are available to produce the product, (b) be complete and consistent with the product design, and (c) have been reviewed for high-risk development issues, with any uncertainties related to identified high-risk development issues being adequately resolved.

         Accounting for Income Taxes

         We have significant tax loss carryforwards and other temporary differences which are recorded as deferred tax assets and liabilities. Deferred tax assets realizable in future periods are recorded, net of a valuation allowance based on an assessment of each individual entity's ability to generate sufficient taxable income within an appropriate period.

         In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2001.

         In the current year, profitability has improved in certain countries in which we operate. When a sufficient history of taxable income has been established in these countries, deferred tax assets increasingly will be considered realizable, and the existing valuation allowances will be reduced.

         Estimating the Impairment of Long Lived Assets

         We are required to evaluate long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to projected undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets on a discounted cash flow basis. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Future adverse changes in market conditions could result in an inability to recover the carrying amount of an asset, thereby possibly requiring an impairment charge in the future.

Comparison of Operating Results for the Years Ended December 31, 2001, 2000 and 1999 -- Overview

         Our total revenues increased by $11.5 million or 22% to $64.2 million for 2001 from $52.7 million for 2000. Such revenues increased by $11.2 million or 27% to $52.7 million for 2000 from $41.5 million for 1999. The increase in revenues from 2000 to 2001 was primarily due to two factors: (1) a $12.3 million increase in Processing Services Segment revenues resulting from the increase in transaction volumes in ATMs owned by us and an increase in the number of ATMs operated by us during this period; and (2) offset by a decrease of $0.8 million in Software Solutions Segment revenues. The increase in revenues from 1999 to 2000 was primarily due to two factors: (1) a $10.4 million increase in Processing Services Segment revenues resulting from the increase in transaction volumes in ATMs owned by us and an increase in the number of ATMs operated by us during this period; and (2) an increase of $0.8 million in Software Solutions Segment revenues. Revenues for 2001 and 2000 are discussed more fully in the Segment Results of Operations sections below.

         Effective November 1, 2001, we entered into an agreement with ABN AMRO under which ABN AMRO agreed to pay us $1.1 million to terminate an ATM management agreement for 106 ATMs and a card agreement between our Hungarian subsidiary and ABN AMRO. This amount has been included in annual revenue in the fourth quarter 2001. The contracts that were terminated would have generated revenues in 2002 and 2003 of $0.9 million and $0.4 million, respectively. The principal reason for the termination of these agreements was that ABN AMRO merged with K&H Bank, and K&H Bank had existing relationships with a competing transaction processing switch service in Hungary.

         Total operating expenses decreased by $18.0 million or 20% to $70.1 million for 2001 from $88.1 million for 2000. Such expenses increased by $19.8 million or 30% to $88.1 million for 2000 from $68.3 million for 1999. The decrease from 2000 to 2001 can be broken down by segment as follows: (1) a $3.7 million increase in Processing Services Segment operating costs due to growth in the size of the network operations; (2) a $20.4 million decrease in the Software Services Segment due to write down of certain intangible assets of $11.2 million in 2000 and reductions in personnel and resources in 2001; and (3) a $1.3 million decrease in Corporate Services Segment operating costs due to reductions in personnel and resources in 2001. The increase from 1999 to 2000 can be broken down by segment as follows: (1) a $3.5 million increase in Processing Services Segment operating costs due to growth in the size of the network operations; (2) a $15.2 million increase in Software Services Segment due to the write down of certain intangible assets of $11.2 million and investment in personnel and resources; and (3) a $1.1 million increase in Corporate Services Segment operating costs due to the expanded operations. Operating expenses for 2001, 2000 and 1999 are discussed more fully in the Segment Results of Operations sections below.

         We generated operating losses of $6.0 million for 2001 compared to operating losses of $35.4 million for 2000 and $26.8 million for 1999. The change from 2000 to 2001 was due to the net effect of three factors: (1) an $8.5 million improvement in the operating results which has generated an operating income in our Processing Services Segment; (2) a $19.6 million decrease in the operating loss from our Software Solutions Segment; and (3) a $1.3 million decrease in the operating loss from our Corporate Services Segment. The increased operating loss from 1999 to 2000 was due to the net effect of three factors: (1) a $6.8 million decrease in the operating loss from our Processing Services Segment; (2) a $14.3 million increase in the operating loss from our Software Solutions Segment; and (3) a $1.1 million increase in the operating loss from our Corporate Services Segment. The results of segment operations expenses for 2001, 2000 and 1999 are discussed more fully in the Segment Results of Operations section below.

Segment Results of Operations for the Years Ended December 31, 2001, 2000 and
1999


(In thousands)                                         Revenues                        Operating Income/(Loss)
                                         ----------------------------------------------------------------------------
Year ended December 31,                     2001          2000         1999         2001         2000        1999
                                         ------------ ------------ ------------ ------------ ----------- ------------

Processing Services
  Central Europe                         $ 25,236     $ 18,599     $ 12,664     $  1,612     $ (3,070)   $ (8,019)
  Western Europe                           21,595       16,615       12,637        1,490       (2,286)     (3,840)
  Other                                     2,298        1,700        1,202         (673)        (709)     (1,048)
                                         --------     --------     --------     --------     --------    --------

Total Processing Services                  49,129       36,914       26,503        2,429       (6,065)    (12,907)
Software Solutions                         15,222       16,006       15,149       (1,875)     (21,469)     (7,141)
Corporate Services                              -            -            -       (6,521)      (7,862)     (6,750)
Inter segment eliminations                   (180)        (180)        (180)           -            -           -
                                         --------     --------     --------     --------     --------    --------

Total                                    $ 64,171     $ 52,740     $ 41,472     $ (5,967)    $(35,396)   $(26,798)
                                         ========     ========     ========     ========     ========    ========

Comparison of Operating Results for the Years Ended December 31, 2001, 2000 and 1999 -- By Business Segment

         Processing Services Segment

         Processing Services Revenues

         Total segment revenues increased by $12.2 million or 33% to $49.1 million for 2001 from $36.9 million for 2000. Total segment revenues increased by $10.4 million or 39% to $36.9 million for 2000 from $26.5 million for 1999. The increase in revenues in 2001 and 2000 was due primarily to the significant increase in transaction volume and an increase in the number of ATMs operated by us during these periods. We had 2,283 ATMs installed as of December 31, 1999 and 2,634 ATMs installed as of December 31, 2000. We processed 32.9 million transactions in 1999, and processed 52.7 million transactions in 2000. In the year 2001, our owned and operated ATM network increased by 365 ATMs, or 14%, over 2000 to a total of 2,999 ATMs, of which 70% are owned by us and 30% are owned by banks or other financial institutions but operated by us through management agreements. We processed 68.4 million transactions for 2001, an increase of 15.7 million transactions, or 30%, over 2000.

         Revenues for the Central European Sub-segment increased by $6.6 million or 35% to $25.2 million for 2001 from $18.6 million for 2000. Revenues for this sub-segment increased by $5.9 million or 46% to $18.6 million for 2000 from $12.7 million for 1999. The increase in revenues in 2001 and 2000 was largely the result of an increase in the number of ATMs operated by us over this period. We increased the number of ATMs that we operated from 1,203 at December 31, 1999 to 1,391 at December 31, 2000 and 1,440 at December 31, 2001.

         Revenues for the Western European Sub-segment increased by $5.0 million or 30% to $21.6 million for 2001 from $16.6 million for 2000. Revenues for this sub-segment increased by $4.0 million or 32% to $16.6 million for 2000 from $12.6 million for 1999. The increase in revenues in 2001 and 2000 was largely the result of an increase in the number of ATMs operated by us over this period. We increased the number of ATMs that we operated from 621 at December 31, 1999 to 787 at December 31, 2000 and 1,009 at December 31, 2001. During this period we also increased transaction volumes and increased transaction fees in certain markets. Of the net 365 ATMs added to the network, 250 ATMs are located in the United Kingdom. Our aggressive roll-out of ATMs in the United Kingdom during 2001 was based on the ability to charge a transaction fee directly to the person using the ATMs in this market. The continuance of an aggressive roll-out of ATMs in the United Kingdom is dependent on our ability to find additional sites for ATMs that are capable of highly profitable transaction levels. Certain machines that we have installed recently in the United Kingdom had transaction levels that are lower that those of machines installed earlier. This is partially due to the fact that transaction levels are lower at ATM machines at Post Office sites and at sites at which cash is replenished by merchants. Although these ATMs are profitable, they are generating returns that are lower than we expected. We are examining a number of responses to this situation, including using lower cost machines at these sites or reducing our roll-out of machines in the United Kingdom. A decision to reduce our rate of roll-out of ATMs or the continuing weakness of performance of certain ATMs could result in a decrease in growth in our revenues and operating profits.

     Revenues for the Other Processing Services Sub-segment increased by $0.6 million or 35% to $2.3 million for 2001 from $1.7 million for 2000. Revenues from these operations increased by $0.5 million or 42% to $1.7 million for 2000 from $1.2 million for 1999. All revenues from this segment are generated by the Dash network located in the United States. We sold the Dash network in January 2002 (see Note 29 to the Consolidated Financial Statements--Subsequent Events) and therefore no revenues will be realized from that business for the year 2002. As a result, we will no longer report on this Sub-segment.

     Of total segment revenue, approximately 86% was attributable to ATMs owned by us for the year 2001, 87% for 2000 and 94% for the year 1999. Of total transactions processed, approximately 73% were attributable to ATMs owned by us for the year 2001, 78% for 2000 and 76% for the year 1999. We expect that in the future there will be a shift from a largely proprietary ATM network owned by us to a more balanced mix between proprietary ATMs and customer owned ATMs. We believe that this trend is a positive development and will provide higher marginal returns on investments.

     The transaction fees that we charge vary for the three types of ATM transactions that are currently processed on our ATMs: cash withdrawals; balance inquiries; and transactions not completed because the relevant card issuer does not give authorization. Transaction fees for cash withdrawals vary from market to market but generally range from $0.60 to $2.15 per transaction. Transaction fees for the other two types of transactions are generally substantially less. Transaction fees payable under the electronic recharge solutions sold by us are included in Processing Services Segment revenues and vary substantially from market to market and based upon the specific prepaid solution and the denomination of prepaid hours purchased. Generally the range of transaction fees vary from $1.10 to $1.80 per prepaid mobile recharge purchase.

     Operating Expenses

     Total segment operating expenses increased by $3.7 million or 9% to $46.7 million for 2001 from $43.0 million for 2000. Such expenses increased by $3.6 million or 9% to $43.0 million for 2000 from $39.4 million for 1999. The increases in 2001 and 2000 were due primarily to costs associated with the growth in the numbers of ATMs and expansion of our operations during the periods.

     We recorded a $0.8 million write-down of certain ATM hardware assets associated with the purchase of the Budapest Bank ATM network in May 2000 and the Service Bank ATM network in March 1999 (see Note 10 to the Consolidated Financial Statements--Asset Write Down). In addition, we recorded a one-time gain in our Central European Sub-segment of $1.2 million in 2000. The gain was related to a change in Hungarian law that eliminates a major portion of our liability for import taxes on ATM hardware to the Hungarian government. The gain was included as an element of direct operating costs.

     The operating expenses for the Central European Sub-segment increased by $1.9 million or 9% to $23.6 million for 2001 from $21.7 million for 2000. Such expenses increased by $1.0 million or 5% to $21.7 million for 2000 from $20.7 million for 1999. The increase in operating expenses in 2001 and 2000 was largely the result of an increase in the number of ATMs operated by us over this period. We increased the number of ATMs that we operated from 1,203 at December 31, 1999 to 1,391 at December 31, 2000 and 1,440 at December 31, 2001.

     The operating expenses for the Western European Sub-segment increased by $1.2 million or 6% to $20.1 million for 2001 from $18.9 million for 2000. Such expenses increased by $2.4 million or 15% to $18.9 million for 2000 from $16.5 million for 1999. The increase in operating expenses in 2001 and 2000 was largely the result of an increase in the number of ATMs operated by us over this period. We increased the number of ATMs that we operated from 621 at December 31, 1999 to 787 at December 31, 2000 and 1,009 at December 31, 2001.

     The operating expenses for the Other Processing Services Sub-segment increased by $0.6 million or 25% to $3.0 million for 2001 from $2.4 million for 2000. Such expenses increased by $0.2 million or 9% to $2.4 million for 2000 from $2.2 million for 1999. The operating expenses from this segment are generated from the Dash network located in the United States and the unallocated costs associated with our processing facilities. We sold the Dash network in January 2002. (See Note 29 to the Consolidated Financial Statements - Subsequent Events).

     Direct operating costs in the Processing Services Segment consist primarily of the following: ATM installation costs; ATM site rentals; and costs associated with maintaining ATMs, ATM telecommunications, interest on network cash and cash delivery and security services to ATMs. Such costs increased by $3.6 million or 15% to $28.0 million for 2001 from $24.4 million for 2000. Such costs increased by $2.5 million or 11% to $24.4

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

million for 2000 from $21.9 million for 1999. The increase in direct operating costs was primarily attributable to costs was associated with operating the increased number of ATMs in the network during the periods. Also, intercompany allocations were made to charge the ATM operations with transaction switching and bank connection fees associated with the operations central processing center in Budapest. These allocations totaled $4.8 million, $3.5 million and $2.9 million for 2001, 2000 and 1999, respectively. Direct operating costs for 2000 include a one-time gain of $1.2 million due to a change in Hungarian law that eliminates a major portion of our liability for import taxes on ATM hardware. The components of direct operating costs for 2001, 2000 and 1999 were:

                                                                      Year ending December 31,
                                                          ------------------------------------------
                                                              2001           2000           1999
                                                          -------------  -------------  ------------
                                                                        (In thousands)

ATM communication                                             $   4,619     $    4,183     $   3,982
ATM cash filling and interest on network cash                     7,511          7,426         5,900
ATM maintenance                                                   4,259          3,987         2,967
ATM site rental                                                   2,517          2,258         2,421
ATM installation                                                    470            675           783
Transaction processing and ATM monitoring                         7,091          5,242         4,205
Other                                                             1,545            600         1,663
                                                          -------------  -------------  ------------
Total direct operating expenses                               $  28,012     $   24,371     $  21,921
                                                          =============  =============  ============

     As a percentage of network revenue, direct operating costs have continued to fall. Such costs fell from 83% to 66% for 1999 and 2000, respectively, to 57% for 2001. On a per ATM basis the direct operating costs fell from $12,872 per ATM and $9,807 per ATM for 1999 and 2000, respectively, to $9,340 per ATM for 2001, an improvement of 5% over 2000. On a per transaction basis the direct operating costs fell from $0.66 per transaction and $0.46 per transaction for 1999 and 2000 to $0.41 per transaction for 2001, an improvement of 11% over 2000.

     Costs for segment salaries and benefits increased by $1.8 million or 24% to $9.2 million for 2001 from $7.4 million for 2000. Such expenses increased by $0.2 million or 3% to $7.4 million for 2000 from $7.2 million for 1999. The increase in the year-on-year expenses reflect the continued expansion of the operations to Western European markets with significantly higher labor costs than Central Europe as well as some increases in staff levels at the processing center required to maintain quality service in line with the rising transaction volumes. As a percentage of Processing Services Segment revenue, salaries and benefits fell from 27% and 20% for 1999 and 2000, respectively, to 19% for 2001.

     Selling, general and administrative costs allocated to the Processing Services Segment decreased $1.1 million or 46% to $1.3 million for 2001 from $2.4 million for 2000. Such expenses decreased $0.5 million or 17% to $2.4 million for 2000 from $2.9 million for 1999. The cost decrease for the year 2001 resulted from the net effect of (1) a $1.3 million increase in the allocation of costs from the selling, general and administrative line of the Budapest processing center to the operating cost line, from $3.5 million for 2000 to $4.8 million for 2001 and (2) a $0.2 million increase in costs associated with the expansion of our network operations. The $0.5 million cost decrease for 2000 resulted from the net effect of (1) a $0.6 million increase in the allocation of costs from the selling, general and administrative line of the Budapest processing center to the operating cost line, from $2.9 million for 1999 to $3.5 million for 2000 and (2) a $0.1 million increase in costs associated with the expansion of our network operations.

     Depreciation and amortization increased by $0.2 million or 3% to $8.2 million for 2001 from $8.0 million for 2000. Such expenses increased by $0.6 million or 8% to $8.0 million for 2000 from $7.4 million for 1999. The increases were due primarily to the increase in the number of owned ATMs as discussed previously. We recorded a $0.8 million write-down of certain ATM hardware assets for the year ended December 31, 2000, as previously discussed.

     Operating Profit/Loss

     The total Processing Services Segment posted an operating profit of $2.4 million for 2001 as compared to operating losses of $6.1 million and $12.9 million for 2000 and 1999, respectively, as a result of the factors discussed above. The Central European Sub-segment recorded an operating profit of $1.6 million for 2001 compared to operating losses of $3.1 million and $8.0 million for 2000 and 1999, respectively, as a result of the factors discussed above. The Western European Sub-segment had an operating profit of $1.5 million for 2001 compared to operating losses of $2.3 million and $3.8 million for 2000 and 1999, respectively, as a result of the factors discussed above.

     The Other Processing Services Sub-segment incurred an operating loss of $0.7 million for 2000 and 2001, respectively, and an operating loss of $1.0 million for 1999, as a result of the factors discussed above.

     Software Solutions Segment

     Software Solutions Revenue

     Revenues from the Software Solutions Segment decreased by $0.8 million or 5% to $15.2 million before inter-segment eliminations for the 2001 from $16.0 million for 2000. Revenues from this segment increased $0.9 million or 6% to $16.0 million for 2000 from $15.1 million for the year ended December 31, 1999. The decrease in revenues from 2000 to 2001 is due to the decrease in sales while being partially offset by increased maintenance fees earned from sales in 2000 and prior. The increase in revenues from 1999 to 2000 is due to the increased sales generated by an expanded sales force employed in 1999 and 2000. Software revenues are grouped into four broad categories: software license fees, professional service fees, maintenance fees and hardware sales. Software license fees are the initial fees that we charged the licensing of our proprietary application software to customers. Professional service fees are charged for customization, installation and consulting services provided to customers. Software maintenance fees are the ongoing fees charged to customers for the maintenance of the software products. Hardware sales revenues are derived from the sale of computer products and are reported net of cost of sales. The components of software solutions revenue for 2001, 2000 and 1999 were:

                                               Years ending December 31,
                                     -------------------------------------------
                                         2001            2000           1999
                                     -------------  -------------   ------------
                                                    (in thousands)

Software license fees                    $   3,030      $   4,117      $   2,430
Professional service fees                    6,765          6,867          8,298
Maintenance fees                             5,045          4,487          4,051
Hardware sales                                 382            535            370
                                     -------------  -------------   ------------
Total Software Revenue                   $  15,222      $  16,006      $  15,149
                                     =============  =============   ============

     The decrease in software license fees from 2000 to 2001 reflects a decrease in sales and a change in the mix of contracts signed. In 2001, we signed an increasing number of contracts that have a larger share of professional services relative to the license fee. However, decreased overall sales in 2001 offset some of the mix-related change decreased above. Overall, revenue decreased slightly reflecting the decrease in sales although the recurring revenue stream represented by maintenance fees increased. We intend to secure long-term revenue streams through multi-year maintenance agreements with existing and new customers. We believe that the revenues of the Software Solutions Segment will increasingly be derived from our new set of software solutions, including our wireless banking solutions. The increases in software license fees from 1999 to 2000 were primarily attributable to an increased number of software sales contracts signed in 2000 as compared to 1999, primarily in the first half of 2000.

     Professional service fees are generally realized in connection with the sale and installation of software, although increasingly professional service fees are being derived from contracts that do not necessarily have a software license component.

     Software Sales Backlog

     We define "software sales backlog" as fees specified in contracts which have been executed by us and for which we expect recognition of the related revenue within one year. At December 31, 2001 the revenue backlog was $2.5 million, as compared to December 31, 2000 when the revenue backlog was $3.5 million and at December 31, 1999 when the revenue backlog was $3.1 million. The decrease in backlog from December 31, 2000 results principally from the timing of software sales. We intend to continue to focus on expediting delivery and implementing of software in an effort to deliver existing backlogged sales, while simultaneously replenishing the backlog through continuing product sales growth. The increase in backlog from December 31, 1999 as compared to 2000 resulted principally from growth and timing of software sales.

     There can be no assurance that the contracts included in backlog will actually generate the specified revenues or that the revenues will be generated within a one-year period.

     Operating Expenses

     Software Solutions Segment operating expenses consist primarily of salaries and benefits, selling, general and administrative, and depreciation and amortization. In 2000, we recorded a one-time write down of goodwill and other identifiable intangible assets associated with our purchase of Euronet USA in December 1998. As a result of our inability to achieve operating improvements, including software license and service orders for Euronet USA's traditional core product (ITM) and cost reductions, the Software Solutions Segment continued operating at a loss through 2000. We calculated the expected cash flows of our Software Solutions Segment, which identified an impairment of its long-lived assets. Accordingly, in 2000, we recorded an impairment charge based on the present value of expected cash flows of $11.2 million for the write-down of goodwill and other identifiable intangible assets recorded upon the acquisition of Euronet USA (see Note 10 to Consolidated Financial Statements--Asset Write
Down). Total segment operating expenses decreased by $20.4 million or 54% to $17.1 million for 2001 from $37.5 million for 2000. Such expenses increased by $15.2 million or 68% to $37.5 million for 2000 from $22.3 million for 1999. The decrease from 2000 to 2001 is primarily the result of (1) the $11.2 million one-time write down during 2000 discussed above, (2) a reduction in staffing in the first quarter of 2001, and (3) general cost-reduction efforts in our general operations. The increase from 1999 to 2000 is primarily the result of (1) the $11.2 million one-time write down during 2000 discussed above, and (2) headcount increases intended to increase sales, accelerate development of certain software enhancements and reduce delivery times for software. The components of the Software Solutions Segment operating costs for 2001, 2000 and 1999 were:

                                                             Year ending December 31,
                                                    -------------------------------------------
                                                         2001           2000           1999
                                                    -------------  -------------   ------------
                                                                   (in thousands)
Direct operating costs                                  $     269      $     800      $   1,089
Salaries and benefits                                      12,329         18,004         13,953
Selling, general and administrative                         3,754          5,266          4,565
Depreciation and amortization                                 744          2,215          2,683
Asset write down                                                -         11,190              -
                                                    -------------  -------------   ------------
Total operating expenses                                $  17,096      $  37,475      $  22,290
                                                    =============  =============   ============

     These staff increases during 1999 and 2000 resulted in a significant increase in salaries and benefits, which contributed to the net losses of the Software Solutions Segment for 2000. During the first quarter of 2001 we reduced our workforce significantly with the primary objective of reducing costs in the Software Solutions Segment to bring the costs more in line with the anticipated revenue. The financial impact of these reductions can be seen throughout the results for 2001.

     We have made an ongoing commitment to the development, maintenance and enhancement of our products and services. As a result of this commitment we have invested substantial amounts in research and development. In particular, we have invested and will continue to invest in new software products that will serve as the underlying application software that permits additional features and transactions on our ATM network. In addition, we continue to invest in the on-going development of products that were recently introduced to the market. Our research and development costs incurred for computer products to be sold, leased or otherwise marketed decreased $1.7 million or 25% to $5.0 million for 2001 from $6.7 million for 2000. Such costs increased $3.5 million or 109% to $6.7 million for 2000 from $3.2 million for 1999. Of these total figures, $1.3 million, $1.0 million and $0.3 million were capitalized, during the years ended December 31, 2001, 2000 and 1999 respectively, in accordance with our accounting policy requiring the capitalization of development costs on a product by product basis once technological feasibility is established. Technological feasibility of computer software products is established when we have completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.

     Operating Loss

     The Software Solutions Segment incurred an operating loss of $1.9 million for 2001, $21.5 million for 2000 and $7.1 million for 1999, as a result of the factors discussed above.

     Corporate Services Segment

     Operating Expenses

     Operating expenses for the Corporate Services Segment decreased by $1.4 million or 18% to $6.5 million for 2001 from $7.9 million for 2000. Such costs increased by $1.1 million or 16% to $7.9 million for 2000 from $6.8 million for 1999. The components of the Corporate Services Segment operating costs for 2001, 2000 and 1999 were:

                                                              Year ending December 31,
                                                    -------------------------------------------
                                                         2001          2000            1999
                                                    -------------  -------------   ------------
                                                                   (in thousands)
Salaries and benefits                                    $  3,362       $  3,813       $  3,335
Selling, general and administrative                         3,017          3,841          3,270
Depreciation and amortization                                 142            208            145
                                                    -------------  -------------   ------------
Total direct operating expenses                          $  6,521       $  7,862       $  6,750
                                                    =============  =============   ============

     The cost control measures that were implemented in 2001 are the primary reasons for these decreased expenditures, including the workforce reductions during the first quarter of 2001. In 2000 due to the expansion in the company's network infrastructure there was an increase in corporate and administrative capabilities. In January 2001 we began to reclassify certain salary and benefits expense to the Processing Services Other Sub-segment to better reflect the actual job responsibilities performed.

Non-operating Results

     Interest Income

     Interest income decreased to $0.3 million for 2001 from $1.1 million for 2000 and from $2.0 million for 1999. The decreases are the result of lower average cash balances during 2001.

     Interest Expense

     Interest expense decreased to $9.5 million for 2001 from $10.8 million for 2000 and $10.9 million for 1999. The decrease from 2000 to 2001 was due to a reduction in the notes payable as a result of significant debt/equity swaps during 2001 and exchange rate differences as the majority of the debt is denominated in Euro. The decrease from 1999 to 2000 was due to exchange rate differences as the majority of the debt is denominated in Euro.

     Foreign Exchange Gain/Loss

     We had a net foreign exchange gain of $5.3 million for 2001, as compared to exchange losses of $3.2 million for 2000 and $2.1 million for 1999. Exchange gains and losses that result from re-measurement of certain assets and liabilities are recorded in determining net income or loss. A portion of our assets and liabilities are denominated in Euros, including capital lease obligations, notes payable (including the notes issued in our public bond offering), cash and cash equivalents, investments, and forward foreign exchange contracts. It is our policy to attempt to match local currency receivables and payables. The foreign currency denominated assets and liabilities give rise to foreign exchange gains and losses as a result of U.S. dollar to local currency exchange movements.

     Extraordinary Gain

     During 2001, in sixteen separate transactions, we exchanged 97,700 units (principal amount of DEM 97.7 million) of our Senior Discount Notes and 293,100 warrants for 3,238,650 shares of Common Stock. These exchanges were accounted for as an extinguishment of debt with a resulting $8.2 million (net of applicable income tax expense of $0.6 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain (pre-tax) represents the difference between the allocated carrying value of the debt and any related warrants extinguished ($39.0 million) and the fair market value of the Common Stock issued ($29.3 million), offset by the write-off of the allocated unamortized deferred financing costs ($0.9 million). These transactions were exempt from registration in accordance with Section 3(a)(9) of the Securities Act.

     During 2001, in a single transaction, we exchanged 8,750 (principal face amount of DEM 8.75 million) of our Senior Discount Notes for two new Senior discount notes having an aggregate face amount of $2.9 million (the "New Notes"). The interest, repayment and other terms of the New Notes are identical to those of the Senior Discount Notes for which they were exchanged, except that
(i) the principal amount was reduced as indicated in the previous sentence, (ii) we have the right to prepay the New Notes at any time at our option by paying the "Accreted Value" of the Notes, and (iii) the new notes are governed by a new Note Purchase Agreement rather than the indenture under which the Senior Discount Notes were issued and the New Notes therefore are not covered by any of the provisions of such indenture relating to action by the trustee, voting or maintenance of listing on a stock exchange. This exchange has been accounted for as an extinguishment of debt and issuance of new debt with a resulting $0.2 million (net of applicable income tax expense of $0.5 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain (pre-tax) represents the difference between the allocated carrying value of the debt extinguished ($3.3 million) and the fair market value of the New Notes issued ($2.5 million), offset by the write-off of the allocated unamortized deferred financing costs ($0.1 million). This transaction was exempt from registration in accordance with Section 3(a)(9) of the Securities Act.

     During 2001, in a single transaction, we exchanged bonds with face amount $2.1 million of our Senior Discount Notes for 104,750 shares of Common Stock. This exchange has been accounted for as an extinguishment of debt with a resulting $0.1 million (net of applicable income tax expense of $0.1 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain (pre-tax) represents the difference between the allocated carrying value of the debt and any related warrants extinguished ($2.0 million) and the fair market value of the Common Stock issued ($1.7 million). These transactions were exempt from registration in accordance with Section 3(a)(9) of the Securities Act.

     During 1999, we repurchased notes with a face value of DM 22.0 million and 65,850 warrants for a total purchase price of $5.2 million. This repurchase was accounted for as an extinguishment of debt with a resulting $2.2 million (net of income taxes of $0.6 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain represents the difference between the allocated carrying value of the debt extinguished ($8.1 million) and the consideration paid ($5.0 million), offset by the write-off of the allocated unamortized deferred financing costs ($0.3 million). Of the total purchase price of $5.2 million, $0.2 million was allocated to the warrants based on their fair market value at the time of purchase and recorded as an adjustment to additional paid-in capital.

     The Senior Discount Notes that were acquired by us in the above exchanges have not been retired. We will consider additional repurchases of our Senior Discount Notes if opportunities arise to complete such transactions on favorable terms.

     Net Income/Loss

     We recorded net income of $0.7 million for 2001, as compared to a $49.6 million net loss for 2000 and a $30.9 million net loss for 1999, as a result of the factors discussed above.

Liquidity and Capital Resources

     Up to 2001 we had sustained negative cash flows from operations and had financed our operations and capital expenditures primarily through the proceeds from the 1998 issue of Deutsche Mark denominated notes payable, the 1997 public equity offering, equipment lease financing and private placements of equity securities. The net proceeds of such transactions, together with revenues from operations and interest income have been used to fund aggregate net losses of approximately $123.1 million, investments in property, plant and equipment of approximately $58.4 million and acquisitions of $24.6 million.

     At December 31, 2001 we had cash and cash equivalents of $8.8 million included in working capital of $2.8 million. We had $1.9 million of restricted cash held as security with respect to cash provided by banks participating in our ATM network, to cover guarantees on financial instruments and as deposits with customs officials (See Note 6 to the Consolidated Financial Statements--Restricted Cash). In addition to the assets shown on the balance sheet at December 31, 2001 we held repurchased notes payable with a face value of 154.8 million Deutsche Marks ($70.1 million as at December 31, 2001 based on a USD to DM rate of 1:2.2079) and a fair market value at December 31, 2001 of $56.1 million (See Note 21 to the Consolidated Financial Statements--Financial Instruments).

         On June 28, 2000 we entered into an unsecured revolving credit agreement (the "Credit Agreement"), which provided a facility of up to $4.0 million from three shareholders as follows: DST Systems, Inc. in the amount of $2.4 million; Hungarian-American Enterprise Fund in the amount of $1.0 million; and Michael J. Brown, the CEO and a Director of the Company, in the amount of $0.6 million. The facility was originally available to be drawn upon until December 28, 2000, and repayment of any draws was due June 28, 2001. The Credit Agreement was amended and renewed for six month periods on December 28, 2000 and June 28, 2001 and, as a result of such amendments, any amounts drawn on the facility must now be repaid by June 28, 2002.

         A commitment fee was paid for an initial facility of 100,000 warrants issued pro-rata to the lenders with a warrant strike price set at the average share price, as quoted on NASDAQ for 10 trading days prior to the warrant issue date, less 10 percent. An additional 100,000, 50,000 and 50,000 warrants, on the same terms, were issued on January 2, 2001, on June 28, 2001, and on November 27, 2001 for the subsequent extensions of the facility. Warrants were issuable on similar terms and conditions for each draw on the facility at the rate of 80,000 warrants for each $1.0 million of funds drawn.

         As of December 31, 2001, we have drawn $2.0 million and issued 160,000 warrants with respect to such draw. Amounts outstanding under the facility accrue interest at 10 percent per annum, payable quarterly. Repayment of the principal is due on June 28, 2002 and we expect to make this repayment on or before this date. The Credit Agreement was not renewed in December 2001.

         In 2001, two participants in the revolving credit agreement, in three separate transactions, elected to exercise a total of 361,000 warrants for an equal number of shares. The total amount of cash received from these transactions was $2.1 million.

         We lease many of our ATMs under capital lease agreements that expire between 2002 and 2007 and bear interest at rates between 8% and 12%. As of December 31, 2001 we owed $12.4 million under such capital lease arrangements (see Note 15 to the Consolidated Financial Statements--Leases).

         We expect that our capital requirements will continue in the future, although strategies that promote outsourcing and redeployment of underperforming ATMs will reduce some of these requirements. Acquisitions of related ATM businesses and investments in new markets will require additional capital expenditures. Fixed asset purchases for 2002, subject to our evaluation of acceptable returns on new ATM investment particularly in the United Kingdom, are currently estimated to be in the range of $10 to $13 million.

         Effective July 1, 2001, we implemented our Employee Stock Purchase Plan ("ESPP"), under which employees have the opportunity to purchase common stock through payroll deductions according to specific eligibility and participation requirements. The ESPP was implemented by a series of offerings of three months duration with new offerings commencing on January 1, April 1, July 1, and October 1 of each year. The option price of common stock purchased under the ESPP is the lesser of 85% of the Fair Market Value (as defined in the ESPP) of the shares on the first day of each offering or the last date of each offering. Under the provisions of the ESPP, we have reserved 500,000 shares of common stock of which 175,000 shares had been issued as of December 31, 2001. We intend to qualify the Plan as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (See Note 18 to the Consolidated Financial Statement--Stock Plans).

         In 2001, matching contributions of 32,550 shares of stock were made in conjunction with our 401(k) employee benefits plan for year 2000. Under the terms of such plan, employer match contributions consist of two parts, referred to as "Basic" and "Discretionary". The Basic Matching Contribution is equal to 50% of eligible employee Elective Salary Deferrals between 4% and 6% of participating employee salaries for the Plan Year. The Discretionary Matching Contribution is determined by the Board for a Plan Year and is allocated in proportion to employee Elective Deferrals. For 2001, employer match contributions (Basic Match) consisted of 16,275 shares and an equal number, 16,275 shares, were issued under the Discretionary Matching Contribution. Employer matching under the Plan for year 2001 is expected to be determined in the first quarter of 2002 (See Note 19 to the Consolidated Financial Statements--Employee Benefit Plans).

         We reduced the aggregate amount of our 12 3/8% Senior Discount Notes payable from $77.2 million at December 31, 2000, to $38.1 million at December 31, 2001 through a series of debt-for-debt and debt-for-equity exchanges as more fully described in Note 11 to the Consolidated Financial Statements. Due to market and other factors, we may not be able to continue to successfully implement such exchanges in 2002 and beyond. We are required to commence cash payments of interest on Senior Discount Notes on January 1, 2003. At current debt levels, we will be required to make approximately $2.5 million in interest payments on a semi annual basis beginning January 1, 2003. The remaining principal balance of Senior Discount Notes of approximately $40 million (after accretion during 2002) will be due and payable on January 1, 2006.

         We have no significant off balance sheet items (see Note 28 to the Consolidated Financial Statements--Commitments and Contingencies).

         Based on our current business plan and financial projections, we expect to continue to improve operating income and generate net cash inflows from our operating activities in 2002. In the Processing Services Segment, we anticipate that increased transaction levels in our ATM network will result in additional revenues without a corresponding increase in expenses. In addition, we expect to further expand our ATM outsourcing services and offer new value-added services, which will provide continued revenue growth without significantly increasing direct operating expenses or capital investments. In the Software Solutions Segment, we believe our operating costs are now more in line with anticipated revenues. We believe that the credit facility, certain asset sales, and cash and cash equivalents will provide us with sufficient capital. As a result, we believe that we have sufficient liquidity resources to meet current and future cash requirements. We will continue our policy of assessing opportunities for additional debt and equity financing as they arise, and will pursue any such opportunities if we consider that such opportunities can contribute to fulfilling our financial and strategic business objectives particularly if attractive acquisition opportunities present themselves.

Subsequent Events

         In January 2002, we concluded two agreements with ALLTEL Information Services, Inc. ("AIS"), a wholly owned subsidiary of ALLTEL Corporation. The first agreement was an Asset Purchase Agreement whereby Dash sold substantially all of its assets to AIS for $6.8 million in cash subject to a working capital adjustment. Of this amount, $0.7 million is being held in escrow under the terms of a separate escrow agreement to provide for the payment of any damages that might arise from any breach of the representations and warranties contained in the Asset Purchase Agreement and certain post-closing adjustments. Revenues for Dash were $2.3 million for 2001 and were included in the revenue of the Other Processing Services Sub-segment (see Note 29 to the Consolidated Financial Statements--Subsequent Events).

         The second agreement was a Software License Agreement whereby Euronet USA granted AIS a nonexclusive license to use, distribute and develop versions
1.5 and 2.2 of Euronet USA's GoldNet ITM ATM Network Processing Software ("GoldNet Software"). The License Agreement includes certain territorial and other restrictions on the use and distribution of the GoldNet Software by AIS. Under the terms of the License Agreement, AIS has agreed to pay license fees of $5 million, with 50% of the fees having been paid upon execution of the License Agreement, 40% to be paid six months from the date of the Agreement, and the remaining 10% twelve months from the date of the License Agreement.

         In February 2002, we entered into subscription agreements for the sale of 625,000 new common shares of the Company. These agreements were signed with accredited investors in transactions exempt from registration pursuant to the exemptions provided in Section 4(2) and Regulation D of the Act. The purchase price of each share was $20.00. We received aggregate proceeds of approximately $12 million from the private placement (see Note 29 to the Consolidated Financial Statements--Subsequent Events).

Balance Sheet Items

         Cash and Cash Equivalents

         The increase of cash and cash equivalents to $8.8 million at December 31, 2001 from $7.2 million at December 31, 2000 is due primarily to the net effects of working capital movements, foreign exchange gains and losses, capital expenditures and capital lease payments, and operating income for the year ended December 31, 2001. (See Note 22 to the Consolidated Financial Statements--Reconciliation of Net Income/(Loss) to Net Cash Provided by/(Used in)

Operating Activities, and the Consolidated Statements of Cash Flows).

         Restricted Cash

         Restricted cash decreased to $1.9 million at December 31, 2001 from $2.1 million at December 31, 2000. The majority of restricted cash was held as security with respect to cash provided in Hungary and Poland by banks participating in our ATM network.

         Trade Accounts Receivable

         Trade accounts receivable decreased to $9.3 million at December 31, 2001 from $9.5 million at December 31, 2000 due primarily to improvements in the collections process in 2001.

         Property, Plant and Equipment

         Net property, plant and equipment decreased to $29.6 million at December 31, 2000 from $31.7 million at December 31, 2000. This decrease is due primarily to a reduction in the rate of installation of ATMs and recognizing fixed asset depreciation in excess of fixed asset additions.

         Intangible Assets

         Net intangible assets decreased to $2.0 million at December 31, 2001, from $2.6 million at December 31, 2000. The decrease is the result of amortization of purchased goodwill in respect of the SBK and Dash acquisitions in 1999.

         Current Liabilities

         Current liabilities increased to $23.3 million at December 31, 2001 from $20.5 million at December 31, 2000. This increase is due primarily to increases in accrued expenses and the credit facility.

         Capital Leases

         Total capital lease obligations including current installments increased to $12.4 million at December 31, 2001 from $11.5 million at December 31, 2000. This increase is due primarily to additional fixed assets leased in excess of 2001 lease payments.

         Notes Payable

         Notes payable decreased to $38.1 million at December 31, 2001 from $77.2 million at December 31, 2000. This is the result of several transactions as follows:

(In millions)

Balance at December 31, 2000                              $ 77.2
Unrealized foreign exchange gain (DEM vs. USD)              (4.8)
Debt Equity Swaps                                          (41.1)
Accretion of bond interest                                   6.8
                                                          ------
Balance at December 31, 2001                              $ 38.1
                                                          ======
         Stockholders' Deficit

         Stockholders' deficit decreased to $7.7 million at December 31, 2001 from $44.8 million at December 31, 2000. This is due to the net income for the year ended December 31, 2001 of $0.7 million, $5.8 million received for options exercised and other equity and $31.0 million for the shares issued on the extinguishments of debt offset by an increase in the accumulated comprehensive loss of $0.4 million.

Impact of New Accounting Pronouncements Not Yet Adopted

         SFAS 141 and 142

         In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

         We are required to adopt the provisions of Statement 141 immediately, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature.

         Statement 141 will require upon adoption of Statement 142 that we evaluate our existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, we will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

         In connection with the transitional goodwill impairment evaluation, Statement 142 will require us to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, we must identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. We will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement 141 to its carrying amount both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our statement of earnings.

         And finally, any unamortized negative goodwill existing at the date Statement 142 is adopted must be written off as the cumulative effect of a change in accounting principle.

         As of the date of adoption, we expect to have unamortized goodwill in the amount of $2.0 million, which will be subject to the transition provisions of Statements 141 and 142. Because of the extensive effort needed to comply with adopting Statements 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on our financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

         SFAS 143

         Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143), addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs.

         The Financial Accounting Standards Board (FASB) began this project in 1994 to address the accounting for the costs of nuclear decommissioning. The FASB subsequently expanded the scope of the project to include closure or removal- type costs in other industries. As a result, Statement No. 143 applies to all entities.

         SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and or normal use of the assets. The enterprise also is to record a corresponding increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Because of the extensive use of estimates, most enterprises will record a gain or loss when they settle the obligation. Enterprises are required to adopt Statement No. 143 for fiscal years beginning after June 15, 2002. We have not evaluated the impact on the consolidated financial statements of adopting this standard.

         SFAS 144

         SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, addresses financial accounting and reporting for the impairment or disposal of long lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale.

         SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Statement is to be applied prospectively. We have not yet determined the impact, if any, the adoption of this standard will have on our financial position or results of operations.

Forward-Looking Statements

         This document contains statements that constitute forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this document, including, without limitation, statements regarding (i) our business plans and financing plans and requirements, (ii) trends affecting our business plans and financing plans and requirements, (iii) trends affecting our business, (iv) the adequacy of capital to meet our capital requirements and expansion plans, (v) the assumptions underlying our business plans, (vi) business strategy, (vii) government regulatory action, (viii) technological advances and (ix) projected costs and revenues, are forward-looking statements. Although we believe that the expectations reflected in such forward- looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by the words believe, expect, anticipated, intend, estimate and similar expressions.

         Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may materially differ from those in the forward-looking statements as a result of various factors, including: technological and business developments in the local card, electronic and mobile banking and mobile phone markets affecting the transaction and other fees which we are able to charge for our services; foreign exchange fluctuations; competition from bank owned ATM networks, outsource providers of ATM services, software providers and providers of outsourced mobile phone services; our relationships with our major customers, sponsor banks in various markets and International Card Organizations; and changes in laws and regulations affecting our business. These risks, and other risks are described elsewhere in this document and our periodic filings with the Securities and Exchange Commission.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
----------------------------------------------------------

Operational Risk; Security

     Our business involves the operation and maintenance of a sophisticated computer network and telecommunications connections with banks, financial institutions and mobile operators. This, in turn, requires the maintenance of computer equipment and infrastructure, including telecommunications and electrical systems, and the integration and enhancement of complex software applications. There are certain operational risks inherent in this type of business which can require temporary shut-down of parts or all of our processing systems, including failure of electrical supply, failure of computer hardware and software errors. All of our ATMs other than our ATMs in Germany are operated through our processing center in Budapest so any operational problem there may have a significant adverse impact on the operation of our network generally. We have experienced operations and computer development staff and have created redundancies and procedures, particularly in our Budapest processing center, to mitigate such risks, but they cannot be eliminated entirely. Any technical failure that prevents operation of our systems for a significant period of time will prevent us from processing transactions during that period of time and will directly and adversely affect our revenues and financial results.

     Our ATM network systems process electronic financial transactions using information read by ATMs or POS terminals from bank debit and credit cards or input into our systems by our customers in the registration process for mobile phone recharge services. We capture, transmit, handle and store this sensitive bank card information in performing services for our customers. In addition, our software is designed to permit the operation by our customers of electronic financial transaction networks similar to our network, so our software is used in handling such information. These businesses involve certain inherent security risks and in particular the risk of electronic interception and theft of the information for use in fraudulent card transactions. We have incorporated industry standard encryption technology and processing methodology into our systems and software to maintain high levels of security. Although this technology and methodology mitigates security risks, they cannot be eliminated entirely as criminal elements apply increasingly sophisticated technology to attempt to obtain unauthorized access to the information handled by ATM and electronic financial transaction networks.

     Any breach in our security systems could result in the perpetration of fraudulent financial transactions for which we may be found liable. We are insured against various risks, including theft and negligence, but such insurance is subject to deductibles, exclusions and limitations that may leave us bearing some or all of any losses arising from security breaches.

     In addition to electronic fraud issues, theft and vandalism of ATMs presents risks for our ATM business. We install ATMs at sites that are high foot traffic sites and are exposed to theft and vandalism. Vandalism during the year 2001 increased in some of our markets, particularly in Hungary where a series of incidents were attributed to an organized gang that we believe has been apprehended. Although we are insured against such risks, deductibles, exclusions or limitations in such insurance may leave us bearing some or all of any losses arising from theft or vandalism of ATMs. In addition, we have experienced increases in claims under our insurance, which has increased our insurance premiums.

Foreign Exchange Exposure

     In 2001, 32% of our total revenues were generated in Poland and Hungary, as compared to 30% in 2000 and 27% in 1999. The primary cause of this upward trend is continued revenue growth in our Polish operations during 2001. In Hungary, the majority of revenues received are denominated in Hungarian Forints while in Poland, the majority of revenues are denominated in Polish Zlotys. However, most of our foreign currency denominated contracts are linked to either inflation or the retail price index. While a significant portion of our expenditures continue to be denominated in U.S. Dollars, we are working to create higher matching levels between revenues and expenses denominated in local currencies in order to take advantage of the natural currency hedging this would provide.

     We estimate that a further 10% depreciation in foreign exchange rates of the Euro, Hungarian Forint, Polish Zloty and the British Pound Sterling against the U.S. Dollar, would have the combined effect of a $2.9 million decrease in our reported net income. This was estimated using 10% of our net losses after adjusting for unusual impairment and other items including U.S. Dollar denominated or indexed expenses. We acknowledge that this quantitative measure has inherent limitations in that it does not take into account any governmental actions or changes in either customer purchasing patterns or our financing or operating strategies.

     As a result of the introduction of the Euro on January 1, 2002, and continued European economic convergence, including the increased influence of the Euro, as opposed to the U.S. Dollar, on the Central European currencies, we expect that the currencies of the markets where we invest will fluctuate less against the Euro than against the U.S. Dollar. Accordingly, we believe that our Euro denominated debt provides, in the medium to long term, a closer matching of assets and liabilities than would U.S. Dollar denominated debt.

Inflation and Functional Currencies

     In recent years, Hungary, Poland and the Czech Republic have experienced high levels of inflation. Consequently, these countries' currencies have continued to decline in value against the major currencies of the OECD over this time period. However, due to the significant reduction in the inflation rate of these countries in recent years, none of these countries are considered to have a hyper-inflationary economy. Further, the majority of all three subsidiaries' revenues are denominated in the local currency. Thus all three subsidiaries use their local currency as the functional currency. The Czech subsidiary changed their functional currency to the respective local currency as of January 1, 1999, and the Hungarian subsidiary changed as of July 1, 1999.

     Germany, France and the United Kingdom have experienced relatively low and stable inflation rates in recent years. Therefore, the local currency in each of these markets is the functional currency. Although Croatia, like Germany and France, has maintained relatively stable inflation and exchange rates, the functional currency of the Croatian company is the U.S. Dollar due to the significant level of U.S. Dollar denominated revenues and expenses. Due to the factors mentioned above, we do not believe that inflation will have a significant effect on results of operations or financial condition. We continually review inflation and the functional currency in each of the countries in which we operate.

Interest Rate Risk

     The fair market value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of our notes payable at December 31, 2001 was $32.7 million compared to a carrying value of $38.1 million. A 1% increase from prevailing interest rates at December 31, 2001 would result in a decrease in fair value of notes payable by approximately $1.5 million. Fair values were determined from quoted market prices and from investment bankers considering credit ratings and the remaining term to maturity (see Note 21 to the Consolidated Financial Statements--Financial Instruments).

First Interest Repayment

     Beginning in 2003 interest payments of approximately EUR 2.8 million ($2.5 million) on our outstanding bond issue will be payable semi-annually on January 1 and July 1, with the final interest payment due on July 1, 2006. Because the bond interest is payable in Euros, foreign currency fluctuations between the U.S. Dollar and the Euro could result in gains or losses which, in turn, could increase or decrease the amount of U.S. Dollar equivalent interest paid on a GAAP basis. We currently anticipate making these interest payments from earnings denominated in local currencies in our European markets. As a result, it may not be necessary to hedge these expected cash payments in U.S. Dollars, since the source of funds used for payments would already be in Euro or Euro-linked denominations. Throughout 2002, we will actively monitor our potential need to hedge future bond interest payments, and if required, we will initiate hedging strategies to minimize foreign currency losses resulting from payments made in U.S. Dollars.

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors and Stockholders

Euronet Worldwide, Inc.:

We have audited the accompanying consolidated balance sheets of Euronet Worldwide Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' (deficit)/equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Euronet Worldwide Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with generally accepted accounting principles in the United States of America.






KPMG Polska S.p. z o.o.

Warsaw, Poland

February 6, 2002

                             EURONET WORLDWIDE, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                       December 31,
                                                                                    ------------------
                                                                                      2001      2000
                                                                                    --------  --------
                                                                                      (in thousands)
Assets
------
Current assets:
  Cash and cash equivalents                                                         $  8,818  $  7,151
  Restricted cash (note 6)                                                             1,877     2,103
  Trade accounts receivable (less allowance for doubtful accounts of $675,000 in
    2001 and $740,000 in 2000, note 17)                                                9,292     9,485
  Costs and estimated earnings in excess of billings on software installation
    contracts (note 8)                                                                   331     1,117
  Prepaid expenses and other current assets (note 7)                                   5,799     3,342
                                                                                    --------  --------

  Total current assets                                                                26,117    23,198

  Property, plant, and equipment (notes 10, 15, 20, 28 and 29):
    Equipment - Automatic teller machines                                             45,465    41,691
    Vehicles and office equipment                                                      2,923     2,451
    Computers and software                                                             9,995     8,628
                                                                                    --------  --------

                                                                                      58,383    52,770
  Less accumulated depreciation and amortization                                     (28,832)  (21,113)
                                                                                    --------  --------

  Net property, plant, and equipment                                                  29,551    31,657

  Goodwill and intangible assets, net (notes 9 and 10)                                 1,975     2,604
  Deposits                                                                                41        45
  Deferred income taxes (note 16)                                                        429       424
  Other assets, net (note 3(h))                                                        3,278     2,962
                                                                                    --------  --------

  Total assets                                                                      $ 61,391  $ 60,890
                                                                                    ========  ========

See accompanying notes to the consolidated financial statements.

                             EURONET WORLDWIDE, INC.
                                AND SUBSIDIARIES

                      Consolidated Balance Sheets (cont'd)

                                                                                               December 31,
                                                                                          ----------------------
                                                                                             2001        2000
                                                                                          ----------  ----------
                                                                                               (in thousands)
Liabilities and Stockholders' Deficit
-------------------------------------
Current liabilities:
  Trade accounts payable                                                                  $    4,812  $    5,223
  Current installments of obligations under capital leases (note 15)                           4,765       3,466
  Accrued expenses and other current liabilities                                               7,386       6,397
  Advance payments on contracts                                                                2,266       2,155
  Income taxes payable                                                                            90         350
  Short term borrowings                                                                          513           -
  Billings in excess of costs and estimated earnings on software installation
    contracts (note 8)                                                                         1,457       2,875
  Credit facility (note 13)                                                                    2,000           -
                                                                                          ----------  ----------

Total current liabilities                                                                     23,289      20,466

Obligations under capital leases, excluding current installments (note 15)                     7,643       8,034
Notes payable (note 11)                                                                       38,146      77,191
                                                                                          ----------  ----------

Total liabilities                                                                             69,078     105,691
                                                                                          ----------  ----------

Stockholders' deficit:
  Common stock, $0.02 par value. Authorized 60,000,000 shares; issued and outstanding 22,038,073 shares at December 31, 2001 and 17,814,910 at
    December 31, 2000 (note 12)                                                                  441         356
  Additional paid in capital                                                                 117,940      81,327
  Treasury stock                                                                                (145)       (140)
  Employee loans for stock (note 26)                                                            (463)       (561)
  Subscription receivable                                                                          -         (59)
  Accumulated deficit                                                                       (123,141)   (123,811)
  Restricted reserve (note 5)                                                                    784         784
  Accumulated other comprehensive loss                                                        (3,103)     (2,697)
                                                                                          ----------  ----------

Total stockholders' deficit                                                                   (7,687)    (44,801)
                                                                                          ----------  ----------

Total liabilities and stockholders' deficit                                               $   61,391  $   60,890
                                                                                          ==========  ==========

See accompanying notes to the consolidated financial statements.

                             EURONET WORLDWIDE, INC.
                                AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

                                                                                 Year Ended December 31,
                                                                        -----------------------------------------
                                                                            2001          2000           1999
                                                                        ------------  ------------   ------------
                                                                          (in thousands, except per share data)
Revenues:
         ATM network and related revenue                                $     49,129  $     36,913   $     26,503
         Software, maintenance and related revenue                            15,042        15,827         14,969
                                                                        ------------  ------------   ------------

Total revenues                                                                64,171        52,740         41,472

Operating expenses:
         Direct operating costs                                               28,101        24,988         22,830
         Salaries and benefits (note 18)                                      24,874        29,265         24,477
         Selling, general and administrative                                   8,051        11,531         10,725
         Depreciation and amortization                                         9,112        10,384         10,238
         Asset write down (note 10)                                                -        11,968              -
                                                                        ------------  ------------   ------------

         Total operating expenses                                             70,138        88,136         68,270
                                                                        ------------  ------------   ------------

Operating loss                                                                (5,967)      (35,396)       (26,798)

Other income/(expense):
         Interest income                                                         282         1,089          1,950
         Interest expense (note 11)                                           (9,471)      (10,829)       (10,899)
         Foreign exchange gain / (loss), net (note 14)                         5,300        (3,227)        (2,110)
                                                                        ------------  ------------   ------------

                                                                              (3,889)      (12,967)       (11,059)

Loss before income tax and extraordinary item                                 (9,856)      (48,363)       (37,857)

Income tax benefit / (expense) (note 16)                                       2,030        (1,188)         4,746
                                                                        ------------  ------------   ------------

Loss before extraordinary item                                                (7,826)      (49,551)       (33,111)

Extraordinary gain on extinguishment of debt,
         net of applicable income taxes of $1.1 million in 2001,
         $0 in 2000 and $0.6 million in 1999 (note 11)                         8,496             -          2,196
                                                                        ------------  ------------   ------------
Net income / (loss)                                                              670       (49,551)       (30,915)

Other comprehensive income:
         Translation adjustment                                                 (406)         (247)        (2,515)
                                                                        ------------  ------------   ------------

Comprehensive income/(loss)                                             $        264  $    (49,798)  $    (33,430)
                                                                        ============  ============   ============

Loss per share - basic and diluted (note 3(n)):
         Loss before extraordinary item                                        (0.40) $      (3.00)  $      (2.17)
         Extraordinary gain on extinguishment of debt                           0.43             -           0.14
                                                                        ------------  ------------   ------------

         Net income/(loss)                                              $       0.03  $      (3.00)  $      (2.03)
                                                                        ============  ============   ============

Weighted average number of shares outstanding                             19,719,253    16,499,699     15,252,030
                                                                        ============  ============   ============

See accompanying notes to the consolidated financial statements.

                             EURONET WORLDWIDE, INC.
                                AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' (Deficit)/Equity

                                                                        Employee    Additional
                                                 No. of      Common     Loans for    Paid in     Treasury
                                                 Shares       Stock       Stock      Capital       Stock
                                               ----------  ----------  ----------   ----------  ----------
                                                            (in thousands, except share data)
Balance December 31, 1998                      15,213,453  $      307  $        -   $   66,413  $       (4)

Share compensation expense (note 18)                    -           -           -          127           -
Stock options exercised (note 18)                 228,503           4           -          331           -
Sale of treasury stock                            100,000           -           -          274           1
Warrants repurchase (note 11)                           -           -                     (176)          -
Employee loans for stock (note 26)                      -           -        (794)           -           -
Translation adjustment                                  -           -           -            -           -
Net loss for 1999                                       -           -           -            -           -
                                               ----------  ----------  ----------   ----------  ----------

Balance December 31, 1999                      15,541,956  $      311  $     (794)  $   66,969  $       (3)

Stock options exercised (note 18)                 390,231           8           -          941           -
Sale of common stock (note 12)                  1,882,723          37           -       13,045           -
Warrants issue (note 12 and 13)                         -           -           -          372           -
Subscriptions                                           -           -           -            -           -
Employee loans for stock (note 26)                      -           -         233            -        (137)
Translation adjustment                                  -           -           -            -           -
Net loss for 2000                                       -           -           -            -           -
                                               ----------  ----------  ----------   ----------  ----------

Balance December 31, 2000                      17,814,910  $      356  $     (561)  $   81,327  $     (140)

Stock options exercised (note 18)                 292,643           6           -        1,446           -
Shares issued for extinguishment of debt        3,343,400          67           -       30,961           -
Private placement of shares                        19,000           1           -          104           -
Warrants exercised                                361,000           7           -        2,112           -
Employee loans for stock (note 26)                      -           -          98            -          (5)
Sale of common stock (note 18)                    207,120           4           -        1,990           -
Other                                                   -           -           -            -           -
Translation adjustment                                  -           -           -            -           -
Net income for 2001                                     -           -           -            -           -
                                               ----------  ----------  ----------   ----------  ----------

Balance December 31, 2001                      22,038,073  $      441  $     (463)  $  117,940  $     (145)
                                               ==========  ==========  ==========   ==========  ==========

See accompanying notes to the consolidated financial statements.

                             EURONET WORLDWIDE, INC.
                                AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' (Deficit)/Equity (cont'd)

                                                                                           Accumulated
                                                                                              Other
                                             Subscription    Accumulated    Restricted    Comprehensive
                                              Receivable       Deficit        Reserve     (Loss)/Income     Total
                                            --------------  -------------  ------------  ---------------  ---------
                                                                 (in thousands, except share data)
Balance December 31, 1998                      $     (50)     $ (43,345)     $     784      $      65     $  24,170

Share compensation expense (note 18)                   -              -              -              -           127
Stock options exercised (note 18)                      -              -              -              -           335
Sale of treasury stock                                 -              -              -              -           275
Warrants repurchase (note 11)                          -              -                             -          (176)
Employee loans for stock (note 26)                     -              -              -              -          (794)
Translation adjustment                                 -              -              -         (2,515)       (2,515)
Net loss for 1999                                      -        (30,915)             -              -       (30,915)
                                               ---------      ---------      ---------      ---------     ---------

Balance December 31, 1999                      $     (50)     $ (74,260)     $     784      $  (2,450)    $  (9,493)

Stock options exercised (note 18)                      -              -              -              -           949
Sale of common stock (note 12)                         -              -              -              -        13,082
Warrants issue (note 12 and 13)                        -              -              -              -           372
Subscriptions                                         (9)             -              -              -            (9)
Employee loans for stock (note 26)                     -              -              -              -            96
Translation adjustment                                 -              -              -           (247)         (247)
Net loss for 2000                                      -        (49,551)             -              -       (49,551)
                                               ---------      ---------      ---------      ---------     ---------

Balance December 31, 2000                      $     (59)     $(123,811)     $     784      $  (2,697)    $ (44,801)
                                               =========      =========      =========      =========     =========

Stock options exercised (note 18)                                     -              -              -         1,452
Shares issued for extinguishment of debt               -              -              -              -        31,028
Private placement of shares                            -              -              -              -           105
Warrants exercised                                     -              -              -              -         2,119
Employee loans for stock (note 26)                                    -              -              -            93
Sale of common stock (note 18)                         -              -              -              -         1,994
Other                                                 59              -              -              -            59
Translation adjustment                                 -              -              -           (406)         (406)
Net income for 2001                                    -            670              -              -           670
                                               ---------      ---------      ---------      ---------     ---------

Balance December 31, 2001                      $      (-)     $(123,141)     $     784      $  (3,103)    $  (7,687)
                                               =========      =========      =========      =========     =========

See accompanying notes to the consolidated financial statements.

                             EURONET WORLDWIDE, INC.
                                AND SUBSIDIARIES

Consolidated Statements of Cash Flows

                                                                                 Year ended December 31,
                                                                       -----------------------------------------------
                                                                          2001              2000            1999
                                                                       ------------- ---------------- ----------------
                                                                                     (in thousands)
Net cash provided by / (used in) operating activities (note 22)           $     39          $(16,357)         $(20,371)

Cash flows from investing activities:
         Fixed asset purchases                                              (2,756)           (3,428)           (8,685)
         Proceeds from sale of fixed assets                                    566               706             3,742
         Purchase of investment securities                                       -                 -            (5,373)
         Proceeds from maturity of investment securities                         -                 -             7,772
         Investment in subsidiaries, net of cash acquired                        -                 -            (7,316)
         Net (decrease)/increase in loan receivable                              -               (13)               28
                                                                       ------------- ---------------- ----------------
Net cash used in investing activities                                      (2,190)           (2,735)           (9,832)

Cash flows from financing activities:
         Proceeds from the sale and leaseback of fixed assets                1,234                 -               827
         Proceeds from issuance of shares and other
            capital contributions                                            5,608            13,889               610
         Proceeds from issuance of notes payable and warrants                 (845)              378                 -
         Costs to obtain loans                                                   -                 -               (22)
         Repurchase of notes payable and warrants                                -                 -            (5,202)
         Repayment of obligations under capital leases                      (4,756)           (3,677)           (5,660)
         Proceeds from / (repayment of) borrowings                           2,321               192              (300)
         Decrease/(increase) in subscriptions receivable                        59                (9)                -
         Cash repaid by/(loaned to) employees for purchase of
            common stock                                                        98               233              (794)
                                                                       ------------- ---------------- ----------------

Net cash provided by/(used in) financing activities                          3,719            11,006           (10,541)

Effect of exchange differences on cash                                          99               200               167

Net increase/(decrease) in cash and cash equivalents                         1,667            (7,886)          (40,577)

Cash and cash equivalents at beginning of period                             7,151            15,037            55,614
                                                                       ------------- ---------------- ----------------

Cash and cash equivalents at end of period                                $  8,818          $  7,151          $ 15,037
                                                                       ------------- ---------------- ----------------

Supplemental disclosures of cash flow information (note 23):
Interest paid during year                                                 $  2,292          $  2,076          $  1,133
                                                                       ============= ================ ================

Income taxes refunded during year                                         $    894          $      -          $    839
                                                                       ============= ================ ================

See accompanying notes to the consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(1)  Organization

     Euronet Worldwide Inc. was established as a Delaware corporation on December 13, 1997 and capitalized on March 6, 1998. Euronet Worldwide Inc. succeeded Euronet Holding N.V. as the group holding company.

     Euronet Worldwide Inc. and its subsidiaries (the "Company" or "Euronet") is a provider of electronic financial solutions and transaction processing services to banks, financial institutions, and other companies. Euronet operates an automated teller machine ("ATM") network in Europe and the U.S., which serves banks and retail companies by accepting most international bankcards and proprietary cards issued by member banks. Some of the ATMs also perform certain deposit, sales or advertising functions. Euronet also provides ATM network management outsourcing services to banks or companies with their own networks. Euronet sells integrated software solutions for electronic payment and financial transaction delivery systems worldwide. Its software comprises a suite of products including a core system, Integrated Transaction Management ("ITM"), and compatible modular software for ATM and POS network processing, electronic funds transfer interfaces, electronic funds transfer switch control, credit/debit card management and processing, and corporate cash management and personal financial management access products.

     The subsidiaries of Euronet that are directly or indirectly wholly owned are:

     -    EFT Services Holding B.V., incorporated in the Netherlands

     - Euronet Banktechnikai Szolgaltato Kft. ("Bank Tech"), incorporated in Hungary

     - Euronet Adminisztracios Szolgaltato Kft. ("Administrative Services") (formerly SatComNet), incorporated in Hungary

     -    Bankomat 24/Euronet Sp. z o.o. ("Bankomat"), incorporated in Poland

     -    EFT-Usluge d o.o., incorporated in Croatia

     -    Euronet Services GmbH, incorporated in Germany

     -    EFT Services France SAS, incorporated in France

     -    Euronet Services spol. s.r.o., incorporated in the Czech Republic

     -    Euronet Services SRL, incorporated in Romania

     -    Euronet Services (UK) Limited, incorporated in the United Kingdom

     - Euronet USA Inc. (formerly Arkansas Systems, Inc.) ("Euronet USA") incorporated in Arkansas, United States of America

     - EFT Processing Services LLC ("Dash"), incorporated in Arkansas, United States of America

     - Euronet Holding N.V., incorporated in the Netherlands Antilles (in liquidation)

     -    Euronet Eft Services Hellas, incorporated in Greece.

     Euronet also has indirect shareholdings in the following companies that are not wholly owned:

     - Euronet Sigma Nusantara, incorporated in Indonesia, of which 80% of the shares are owned by EFT Services Holdings BV.

     - CashNet Telecommunications Egypt SAE ("CashNet"), an Egyptian company limited by shares, of which 10% of the shares are owned by EFT Services Holdings BV. Cashnet was formed on April 11, 2000 with a equity investment of $1,1 million by National Telecommunications Company SAE ("NTC"), to own and/or operate and manage ATM machines and Point of Sale Terminals both for their own account and for the account of customer banks. The Company purchased its 10% investment on May 10, 2001 for $0.1 million from NTC and has an agreement to increase this ownership to 40% through additional equity payments totalling $0.3 million. The Company made payments in this respect of $47,158 on November 26, 2001 and $0.1 million on January 17, 2002 and the transfer of shares is in process. There are required payments of $0.2 million in 2002 for the Company to reach 40% ownership.

(2)  Financial Position and Basis of Preparation

     The Company generated an operating loss of $6.0 million for the twelve months ended December 31, 2001 primarily due to the significant costs associated with the expansion of its ATM network and investment support and research and development in its software. In addition, the Company generated positive cash flows from operations of $0.1 million for the twelve months ended December 31, 2001, as a result of these same factors. Based on the Company's current business plan and financial projections, the Company expects to further improve operating income and net cash provided by operating activities in 2002. In the Processing Services Segment, the Company anticipates that increased transaction levels in its ATM network will result in additional revenues without a corresponding increase in expenses. In addition, the Company expects to further expand its ATM outsourcing services and offer new value-added services, which will provide continued revenue growth without significantly increasing direct operating expenses or capital investments. In the Software Solutions Segment, the Company expects to continue its strategic repositioning of its software business from direct software sales to software-only customers to more integrated solutions combining the strengths of the Company's electronic financial transaction network system with its software development strengths.

          The Company has a $4.0 million credit facility under an unsecured revolving credit agreement (see Note 13). As of December 31, 2001, the Company had drawn $2.0 million against such credit agreement. In addition, the Company holds repurchased notes payable with a face value of DEM $154.8 million ($70.1 million) and a fair value at December 31, 2001 of $56.1 million. The Company believes that cash and cash equivalents at December 31, 2001, and the revolving credit agreement described above, and sustained positive cash flows from operations will provide the Company with sufficient cash resources to fulfill its financial and strategic business objectives. The Company will in light of these financial and strategic business objectives continue its policy of assessing opportunities for additional debt and equity financing as they arise.

          In January 2002, the Company concluded two agreements with ALLTEL Information Services, Inc. ("AIS"), a wholly owned subsidiary of ALLTEL Corporation. The first agreement was an Asset Purchase Agreement whereby Dash sold substantially all of its assets to AIS for $6.8 million in cash subject to a working capital adjustment. Of this amount, $650,000 is being held in escrow under the terms of a separate escrow agreement. The second agreement was a Software License Agreement whereby AIS pays license fees of $5 million, with 50% of the fees being paid upon execution of the License Agreement, 40% to be paid six months from the date of the Agreement, and the remaining 10% twelve months from the date of the License Agreement (see note 29).

          In February 2002, the Company entered into subscription agreements for the sale of 625,000 new common shares of the Company. The aggregate amount of proceeds to the Company from the private placement was approximately $12 million (see note 29).

          Based on the above, management is confident that the Company will be able to continue as a going concern. Accordingly, these consolidated financial statements have been prepared on a going concern basis which contemplates the continuation and expansion of trading activities as well as the realization of assets and liquidation of liabilities in the ordinary course of business.

     (3)  Summary of Significant Accounting Policies and Practices

          (a)  Principles of consolidation

          The consolidated financial statements include the accounts of Euronet Worldwide Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The company's investments in companies which it does not control but has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method.

          (b)  Foreign currencies

          Foreign currency transactions are recorded at the exchange rate prevailing on the date of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at rates of exchange on the balance sheet date. Resulting gains and losses on foreign currency transactions are included in the consolidated statement of operations and comprehensive loss.

          The financial statements of foreign subsidiaries where the local currency is the functional currency are translated to U.S. Dollars using (i) exchange rates in effect at period end for assets and liabilities, and (ii) average exchange rates during the period for results of operations. Adjustments resulting from translation of such financial statements are reflected in accumulated other comprehensive income as a separate component of consolidated stockholders' equity.

          The financial statements of foreign subsidiaries where the functional currency is the U.S. dollar are remeasured using historical exchange rates for nonmonetary items while current exchange rates are used for monetary items. Foreign exchange gains and losses arising from the remeasurement are reported in the consolidated statement of operations and comprehensive loss.

          (c)  Cash equivalents

          For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

          (d)  Forward foreign exchange contracts

          Prior to the adoption of SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities) on January 1, 2001, forward foreign exchange contracts were recorded at fair values in the consolidated balance sheet in other current assets or other current liabilities with the related gain or loss recognized in the consolidated statement of operations, unless the contracts met certain hedging criteria. A foreign exchange contract was considered a hedge of an identifiable foreign currency commitment if (i) the contract was designated as, and was effective as, a hedge of foreign currency commitment and (ii) the foreign currency commitment was firm.

          In addition, the significant characteristics of expected terms of the anticipated transaction were identified and it was probable that the anticipated transaction would occur. Gains and losses on foreign exchange contracts meeting these hedge accounting criteria were deferred and included in the measurement of the related foreign currency transaction. Losses were not deferred if, however, it was estimated that the deferral would lead to recognition of losses in later periods.

          In 2000, the Company settled all outstanding forward foreign exchange contracts. As of December 31, 2001, and 2000, the Company had not entered into any forward foreign exchange contracts or any other derivative contracts.

          (e)  Property, plant and equipment

          Property, plant, and equipment are stated at cost. Equipment under capital leases are stated at the lesser of fair value of the leased equipment and the present value of future minimum lease payments.

          Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of their estimated useful lives or the lease term.

          Depreciation and amortization rates are as follows:

            Automated teller machines                       5-7 years
            Computers and software                          3-5 years
            Vehicles & office equipment                     5 years
            Cassettes                                       1 year
            Leasehold improvements                          Over the lease term


          (f)  Goodwill and other intangible assets

          Goodwill represents the excess of purchase price over fair value of net assets acquired. Other identifiable intangible assets are valued at their fair market value at the time of purchase.

          Amortization is calculated using the straight-line method over the estimated useful lives of the assets as follows:

           Goodwill                                           7-10 years
           Developed technology                               5 years
           Assembled workforce                                4 years
           Installed base                                     4 years
           Distributor/agent relationships                    8 years
           Trade-name                                         10 years


          The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through discounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

          (g)  Impairment of long-lived assets

          The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to projected undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets on a discounted cash flow basis. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

          (h)  Other assets

          Other assets include deferred financing costs, investments in affiliates, and capitalized software development costs. Deferred financing costs represent expenses incurred to obtain financing which have been deferred and amortized over the life of the loan using the effective interest method.

          (i)  Investments in affiliates

          Investment in the common stock of EFT Processing services, LLC ("Dash"), a 33 1/3% owned affiliate until wholly acquired on August 13, 1999, was accounted for by the equity method until the date of acquisition. Under this method, the Company's share of net income or loss was reflected in the Company's investment account, and dividends received are treated as a reduction of the investment account. The fair value of the investment in excess of the underlying equity in net assets is amortized over 10 years. The acquisition on August 13, 1999 was accounted for under the purchase method of accounting (see note
          4).

          Substantially all of the assets of Dash were sold in January 2002 (see note 29).

          Investment in the common stock of Cash Net Telecommunications Egypt, a 10% owned affiliate, was made on May 10, 2001 and accounted for using the cost method of accounting. Under this method, the original cost of the investment is reported on the balance sheet. No income or loss from the investment is reflected in other long term assets. Operations commenced in the third quarter of 2001.

          (j)  Income taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (k)     Risks and uncertainties

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Significant estimates and assumptions are used to account for software revenue, software development costs, income taxes and impairments of long-lived assets. Because of the use of such estimates inherent in the financial reporting process actual results could differ from those estimates.

         (l)     Revenue recognition

         Euronet recognizes revenue at the point at which the service is performed. Revenue from time and material service contracts is recognized as the services are provided. Revenues from software licensing agreement contracts are recognized over the contract term using the percentage of completion method based on the percentage of services that are provided compared with the total estimated services to be provided over the entire contract. The effect of changes to total estimated contract costs is recognized in the period such changes are determined. Provisions for estimated losses are made in the period in which the loss first becomes probable and estimable. Revenues from software licensing agreement contracts representing newly released products deemed to have a higher than normal risk of failure during installation are recognized on a completed contract basis whereby revenues and related costs are deferred until the contract is complete. Maintenance revenue is recognized over the contractual period or as services are performed. Revenue in excess of billings on software license agreements contracts is recorded as unbilled receivables and is included in current assets. Billings in excess of revenue on software license agreements contracts is recorded as deferred revenue and is included in current liabilities until such time the above revenue recognition criteria are met (see Note 8).

         (m)     Research and development costs

         The Company applies SFAS 2 and 86 in recording research and development costs. Research costs aimed at the discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or a new process or technique or in bringing about significant improvement to an existing product or process are expensed as incurred (see Note 25). Development costs aimed at the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are capitalized on a product-by-product basis when technological feasibility is established.

         Technological feasibility of computer software products is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. Technological feasibility is evidenced by the existence of a working model of the product or by completion of a detail program design. The detail program design must (a) establish that the necessary skills, hardware, and software technology are available to produce the product, (b) be complete and consistent with the product design, and (c) have been reviewed for high-risk development issues, with any uncertainties related to identified high-risk development issues being adequately resolved.

         Capitalized software costs are amortized on a product-by-product basis equal to the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally three years, including the period being reported on. Amortization commences in the period when the product is available for general release to customers.

         (n)      Loss per share

         Net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding. The effect of potential common stock (options and warrants outstanding) is antidilutive. Accordingly diluted net loss per share does not assume the exercise of outstanding stock options and warrants.

     (o)     Stock-based compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's shares at the date of the grant over the exercise price. Such compensation cost is charged to expense on a straight-line basis over the vesting period of the respective options. If vesting is accelerated as a result of certain milestones, the unrecognized compensation would be recorded as expense on the date such milestones have or have been deemed to have been achieved. The Company has adopted the disclosure-only provisions of SFAS No. 123 (see Note 18).

     (p)     Reclassifications

     Certain amounts have been reclassified in the prior year consolidated financial statements to conform to the 2001 consolidated financial statement presentation.

(4)  Acquisitions

     On March 26, 1999 the Company signed an agreement with Service Bank GmbH & Co. KG ("Service Bank") to acquire 252 installed ATMs in Germany and 36 ATMs in inventory. The purchase price for this established ATM network was
     12.2 million Deutsche Marks ($6.7 million). Pursuant to the agreement, the Company receives monthly fees based on revenues realized from the ATMs less certain expenses and management fees payable to Service Bank. The risks and rewards of ownership of the ATM network transferred to the Company as of January 1, 1999, and revenues and expenses from the operation of the ATM network accrued to Euronet from that date.

     The acquisition was accounted for as a purchase; accordingly, the results of operations have been included in the accompanying consolidated financial statements since January 1, 1999. The purchase price was allocated to assets acquired in the amount of $3.5 million based on their fair values. The excess of the purchase price over the fair value of the net assets acquired of $3.2 million was recorded as goodwill and is amortized over seven years.

     On August 13, 1999, Euronet USA purchased the remaining 66 2/3% interest in Dash for a consideration of $0.8 million payable in 24 equal monthly installments commencing on July 1, 1999. Euronet USA has delivered letters of credit to each of the sellers in the amount of the entire unpaid balance of the purchase price of Dash. As payments are made, the outstanding credit risk exposures related to the letters of credit are reduced proportionately. At December 31, 2001, Euronet USA owns a 100% interest in Dash.

     The acquisition was accounted for as a purchase; accordingly, the results of operations have been included in the accompanying consolidated financial statements since July 1, 1999. The purchase price was allocated to assets acquired of $0.7 million based on their fair values. The excess of the purchase price over the fair value of the net assets acquired of $0.1 million has been recorded as goodwill and is amortized over ten years.

     On January 4, 2002, The Company sold essentially all of the assets of Dash (see Note 29).

(5)  Restricted Reserve

     The restricted reserve arose from the provisions of Hungarian accounting law in relation to share capital contributed in foreign currency to Bank Tech and Administrative Services. Under these rules, a foreign currency capital contribution is recorded in the local accounting records of the companies using the rate when the capital was contributed. The foreign currency gain (or loss) which arises upon usage of the foreign currency is recorded as a separate non-distributable reserve.

     The reserve has remained frozen as the laws in Hungary have now changed and no longer require this accounting. However, the change in the law is not retroactive and the historical reserve remains undistributable.

(6)  Restricted Cash

     The restricted cash balances as of December 31, 2001 and 2000, were as follows:

                                           December 31,
                                 --------------------------------
                                     2001                 2000
                                 --------------- ----------------
                                         (in thousands)

     ATM deposits                    $  674                $  710
     Other                            1,203                 1,393
                                 ----------            ----------
                                     $1,877                $2,103
                                 ==========            ==========

     The ATM deposit balances held are equivalent to the value of certain banks' cash held in Euronet's ATM network. The Company also has deposits with commercial banks to cover guarantees and deposits with customs officials to cover future charges.

(7)  Prepayments

     The prepayments balances as of December 31, 2001 and 2000, were as follows:

                                           December 31,
                                 -----------------------------
                                    2001               2000
                                 ---------------- ------------
                                          (in thousands)

    Prepayments                      $4,399             $3,342
    Non trade receivable              1,400                  -
                                 ----------         ----------
                                     $5,799             $3,342
                                 ==========         ==========

(8)  Contracts in Progress

     Amounts included in the consolidated financial statements which relate to recoverable costs and accrued profits not yet billed on contracts are classified as current assets under costs and estimated earnings in excess of billings on software installation contracts. Amounts received from customers in excess of revenues recognized to date are classified as current liabilities under billings in excess of cost and estimated earnings of software installation contracts.

     The software installation contracts in progress consist of the following:

                                           December 31,
                                 --------------------------------
                                     2001                 2000
                                 --------------- ----------------
                                         (in thousands)

     Costs and estimated earnings
     on software installation       $ 8,746              $ 11,911
       contracts
     Less billings to date           (9,872)              (13,669)
                                 ----------            ----------
                                    $(1,126)             $ (1,758)
                                 ==========            ==========

Components are included in the accompanying consolidated balance sheets under the following captions:

                                                                                        December 31,
                                                                                -----------------------------
                                                                                     2001            2000
                                                                                ---------------- ------------
                                                                                         (in thousands)
       Costs and estimated earnings in excess of billings on
       software installation contracts                                              $   331           $ 1,117
       Billings in excess of costs and estimated earnings on
       software installation contracts                                               (1,457)           (2,875)
                                                                                -----------        ----------
                                                                                    $(1,126)          $(1,758)
                                                                                ===========        ==========

(9)    Goodwill and Intangibles Assets

       Goodwill and Intangible assets are carried at amortized cost and consist of the following:

                                                                                        December 31,
                                                                                 ----------------------------
                                                                                     2001            2000
                                                                                 --------------- ------------
                                                                                         (in thousands)
       Goodwill                                                                       $2,973           $2,973
       Less accumulated amortization                                                    (998)            (369)
                                                                                 -----------       ----------
       Total                                                                          $1,975           $2,604
                                                                                 ===========       ==========

       See Note 10 for details of the write down of goodwill and intangible assets in 2000.

(10)   Asset Write Down

       During the third quarter of 2000, the Company reduced the carrying value of certain assets in accordance with SFAS No. 121. The asset write-downs totaled $12.0 million, of which $11.2 million related to goodwill and other identifiable intangible assets associated with the Company's acquisition of Arkansas Systems, Inc. ("Euronet USA") in December 1998. The remaining $0.8 million write down related to the Company's ATM hardware inventory acquired associated with the Company's acquisition of the SBK ATM network in Germany and the Budapest Bank ATM network in Hungary.

       As a result of the Company's inability to achieve operating improvements, including software license and service orders for Euronet USA's traditional core product (ITM) and cost reductions, the Software Solutions Segment continued operating at a loss through 2000. The Company calculated the expected cash flows of the Company's Software Solutions Segment, which identified an impairment of its long-lived assets. Accordingly, in 2000, the Company recorded an impairment charge based on the present value of expected cash flows of $11.2 million for the write-down of goodwill and other identifiable intangible assets recorded upon the acquisition of Euronet USA. The Company considers the rapidly changing business environment surrounding electronic transaction payment systems software to be a primary indicator of any potential impairment of goodwill and other identifiable intangible assets related to the Company's Software Solutions Segment. The Company is in the process of repositioning Euronet USA in the market through development and release of a new set of products that leverage Euronet USA's traditional core product lines, including a new, platform independent Java based transaction processing software package with wireless banking and messaging modules and a set of mobile phone prepaid recharge solutions. It has become apparent, based on market reaction to these new products, that these new products and solutions rather than Euronet USA's traditional ITM solution will be the primary source of software solutions revenues in the future.

       In order to determine the extent of the asset impairment and the related asset write-down, the Company estimated the discounted cash flows of the Software Solutions Segment products and services in determining the fair value of the goodwill and related identifiable intangible assets. The Company's estimate was based on historical results which have shown recurring operating losses since acquisition, current projections, and internal earnings targets, net of applicable taxes. The Company's discounted cash flow analysis indicated that the carrying value of intangible assets related to Euronet USA should be reduced to zero as of September 30, 2000. The net book value of the intangible assets prior to the write down was $11.2 million.

         The asset write-down was disclosed as a separate operating expense item in the Company's Consolidated Statements of Operations and Comprehensive Loss.

         The Company periodically reviews the recorded values of its long-lived assets to determine if future cash flows to be derived from these assets will be sufficient to recover the remaining recorded asset values. A portion of the ATM hardware assets acquired with the Budapest Bank and Service Bank ATM network purchases were deemed technologically inferior relative to the Company's standards. Specifically, these assets were not technologically advanced to support the entire current and future set of transactions the Company typically offers to users of its ATM network. As a result of this analysis, the Company recorded a non-cash charge of $0.8 million related to a reduction in the carrying value of ATM hardware, adjusting to its net realizable value.

(11)     Notes Payable

         On June 22, 1998, the Company sold 243,211 units in a public offering, each consisting of DM 1,000 principal amount at maturity of 12 3/8% senior discount notes due on July 1, 2006 and 729,633 warrants to purchase 766,114 shares of common stock. Each warrant entitles the holder to purchase, on or after June 22, 1998 and prior to July 1, 2006, 1.05 shares of common stock at an exercise price of $5.00 per share. Cash interest on the notes will not be payable prior to July 1, 2002. Commencing January 1, 2003, cash interest will be payable semi-annually on January 1 and July 1 of each year. The notes and the warrants are separately transferable. The gross proceeds to the Company was DM 150.0 million (approximately $83.1 million) representing an issue price of DM 616.75 per DM 1,000 principal amount at maturity. Of this amount, $1.7 million has been allocated to the warrants within stockholders' equity to reflect their fair market value on the date of issuance. Net proceeds to the Company after underwriting discount and offering expenses were DM 145.1 million (approximately $81.3 million).

         Pursuant to the Company's indenture, the Company is subject to certain restrictions and covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuance and sales of capital stock of restricted subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens;
         (vi) limitation on guarantees of indebtedness by restricted subsidiaries; (vii) purchase of Euronet notes upon a change of control;
         (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting restricted subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports. The Company is in compliance with these covenants at December 31, 2001.

         During 2001, in sixteen separate transactions, the Company exchanged 97,700 units (principal amount of DEM 97.7 million) of its Senior Discount Notes and 293,100 warrants for 3,238,650 shares of its common stock, par value $0.02 per share. This exchange has been accounted for as an extinguishment of debt with a resulting $8.2 million (net of applicable income tax expense of $0.6 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain (pre-tax) represents the difference between the allocated carrying value of the debt and any related warrants extinguished ($39.0 million) and the fair market value of the common stock issued ($29.3 million), offset by the write-off of the allocated unamortized deferred financing costs ($0.9 million). These transactions were exempt from registration in accordance with Section 3(a)(9) of the Act

         During 2001, in a single transaction, the Company exchanged 8,750 Senior Discount Notes (principal face amount of DEM 8.75 million) of its Senior Discount Notes for two new Senior discount notes having an aggregate face amount of $2.9 million (the "New Notes"). The interest, repayment and other terms of the New Notes are identical to those of the Senior Discount Notes for which they were exchanged, except that (i) the principal amount was reduced as indicated in the previous sentence, (ii) the Company has the right to prepay the New Notes at any time at its option by paying the "Accreted Value" of the Notes, and (iii) the new notes are governed by a new Note Purchase Agreement rather than the indenture under which the Senior Discount Notes were issued and the New Notes therefore are not covered by any of the provisions of such indenture relating to action by the trustee, voting or maintenance of listing on a stock exchange. This exchange has been accounted for as an extinguishment of debt and issuance of new debt with a resulting $0.2 million (net of applicable income tax expense of $0.5 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain (pre-tax) represents the difference between the allocated carrying value of the debt extinguished ($3.3 million) and the fair market value of the New Notes issued ($2.5 million), offset by the write-off of the allocated unamortized deferred financing costs ($0.1 million). This transaction was exempt from registration in accordance with Section 3(a)(9) of the Securities Act.

         During 2001, in a single transaction, the Company exchanged bonds with face amount $2.1 million of its Senior Discount Notes for 104,750 shares of its common stock, par value $0.02 per share. This exchange has been accounted for as an extinguishment of debt with a resulting $0.1 million (net of applicable income tax expense of $0.1 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain (pre-tax) represents the difference between the allocated carrying value of the debt and any related warrants extinguished ($2.0 million) and the fair market value of the common stock issued ($1.7 million). These transactions were exempt from registration in accordance with Section 3(a)(9) of the Securities Act.

         During 1999, the Company repurchased notes with a face value of DM 22.0 million and 65,850 warrants for a total purchase price of $5.2 million. This repurchase was accounted for as an extinguishment of debt with a resulting $2.2 million (net of applicable income tax expense of $0.6 million) recognized as an extraordinary gain on such extinguishment. The extinguishment gain represents the difference between the allocated carrying value of the debt extinguished ($8.1 million) and the consideration paid ($5.0 million), offset by the write-off of the allocated unamortized deferred financing costs ($0.3 million). Of the total purchase price of $5.2 million, $0.2 million was allocated to the warrants based on their fair market value at the time of purchase and recorded as an adjustment to additional paid-in capital.

         The Senior Discount Notes that were acquired by the Company in the above exchanges have not been retired. The Company will consider additional repurchases of its Senior Discount Notes if opportunities arise to complete such transactions on favorable terms.

         The following table provides the composition of notes payable at December 31, 2001 and 2000:

                                                         December 31,
                                                --------------------------------
                                                    2001              2000
                                                --------------    --------------
                                                         (in thousands)

         Principal amount                             $40,885          $ 93,819
         Unamortized discount                          (2,739)          (16,628)
                                               --------------    --------------
         Carrying balance                             $38,146          $ 77,191
                                               ==============    ==============

         The effective interest rate relating to the aforementioned notes payable was 13.06% for 2001 and 13.09% for the years ended 2000 and 1999. The interest expense was approximately $6.8 million, $8.8 million and $9.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

(12)     Private Placement of Common Shares

         In July 2000, the Company entered into subscription agreements for the sale of 877,946 new common shares of the Company. Closing with respect to such sale took place on July 14, 2000 and August 29, 2000. These agreements were signed with accredited investors in transactions exempt from registration pursuant to the exemptions provided in Section 4(2) and Regulation D of the Act. The purchase price of each share was $6.97. The aggregate amount of proceeds to the Company from the private placement was $6.1 million.

         In April 2000, the Company entered into two separate subscription agreements for the sale of an aggregate of 354,777 new common shares of the Company. Of the total new shares, closing with respect to 254,777 shares took place on April 10, 2000, and closing with respect to 100,000 shares took place on May 4, 2000. These agreements were signed with certain foreign persons in transactions exempt from registration under the United States Securities Act of 1933 (the "Act") pursuant the exemption provided in Regulation S of the Act. The weighted average purchase price of each share was $7.50. The aggregate amount of proceeds to the Company from the private placement was $2.7 million. Under each of the agreements, for each two shares of common stock purchased in the private placement, the accredited investors were issued one warrant, expiring in each case on the one year anniversary date of the subscription agreement, to purchase a share of Euronet common stock at a weighted average exercise price of $12.50. The warrants issued under this agreement expired in 2001.

         In February 2000, the Company entered into two subscription agreements for the sale of an aggregate of 650,000 new common shares of the Company. Closing under these agreements took place on March 13, 2000. These agreements were signed with certain accredited investors in transactions exempt from registration pursuant to the exemptions provided in Section 4(2) and Regulation D of the Act. The purchase price of each share was $6.615, which represents 90% of the average closing price for the ten trading days prior to and including February 15, 2000. The aggregate amount of proceeds to the Company from the private placement was $4.3 million. Under each of the agreements, for each two shares of common stock purchased in the private placement, the purchasers were issued one warrant to purchase a share of Euronet common stock at an exercise price of $11.615, expiring in each case on the one year anniversary date of the subscription agreement. The warrants issued under this agreement expired in 2001.

(13)     Credit Facility

         On June 28, 2000 the Company entered into an unsecured revolving credit agreement (the "Credit Agreement") providing a facility of up to $4.0 million from three shareholders as follows: DST Systems, Inc. in the amount of $2.4 million; Hungarian-American Enterprise Fund in the amount of $1.0 million; and Michael J. Brown, the CEO and a Director of the Company, in the amount of $0.6 million. The facility was originally available to be drawn upon until December 28, 2000, and repayment of any draws was due June 28, 2001. The Credit Agreement was amended and renewed for six month periods on December 28, 2000 and June 28, 2001 and, as a result of such amendments, any amounts drawn on the facility must now be repaid by June 28, 2002.

         A commitment fee was paid for the initial facility of 100,000 warrants issued pro-rata to the lenders with a warrant strike price set at the average share price, as quoted on NASDAQ for 10 trading days prior to the warrant issue date, less 10 percent. An additional 100,000, 50,000 and 50,000 warrants, on the same terms, were issued on January 2, 2001, June 28, 2001, and November 27, 2001, respectively, for the subsequent extensions of the facility. Warrants are issuable on similar terms and conditions for each draw on the facility at the rate of 80,000 warrants for each $1.0 million of funds drawn.

         As of December 31, 2001, the Company has drawn $2.0 million and issued 160,000 warrants in respect of such draw. Amounts outstanding under the facility accrue interest at 10 percent per annum, payable quarterly. Repayment of the principal is due on June 28, 2002. The Credit Agreement was not renewed in December 2001.

         In 2001, two participants in the revolving credit agreement, in three separate transactions, elected to exercise a total of 361,000 warrants for an equal number of shares. The total amount of cash received from these transactions was $2.1 million.

(14)     Forward Foreign Exchange Contracts

         On May 26, 1999, the Company entered into foreign currency call options with Merrill Lynch to purchase Euro 79.3 million for $85.9 million and foreign currency put options to sell $83.6 million for Euro 79.3 million on May 26, 2000 (the "Settlement Date"). Under such contracts, the Company would be required to make a cash payment to Merrill Lynch on May 31, 2000, should the Euro weaken against the U.S. Dollar and fall below $1.055 (the "Floor Rate") on the Settlement Date. At the same time, should the Euro strengthen against the U.S. dollar and rise above $1.0835 to the Euro (the "Ceiling Rate") the Company would receive a cash payment from Merrill Lynch depending upon the Euro/Dollar exchange rate on such Settlement Date.

         In the week of March 13, 2000, the Company entered into put options with Merrill Lynch to sell Euro 79.0 million for $75.1 million on May 26, 2000. The contracts were purchased to limit the Company's exposure on the call option described above against a fall of the Euro below $0.95.

         The Company was required to cash collateralize the net fair value of such options contracts measured on a mark-to-market basis, and on May 26, 2000, the Company had on deposit $8.3 million with Merrill Lynch.

         On May 26, 2000, the rate of the Euro was $0.9118 and the Company settled the above option contracts in the amount of $8.3 million resulting in a total net loss on such contracts of $10.3 million inclusive of the cost of the contracts. At December 31, 2001 and 2000, the Company had not entered into any option or other formal foreign exchange contracts.

(15)     Leases

         (a)  Capital leases

         The Company leases many of its ATMs under capital lease agreements that expire between 2002 and 2007 and bear interest at rates between 8% and 12%. Lease installments are paid on a monthly, quarterly or semi-annual basis. Euronet has the right to extend the term of certain leases at the conclusion of the basic lease period.

         The gross amount of the ATMs and computer equipment and related accumulated amortization recorded under capital leases were as follows:

                                                         December 31,
                                              ----------------------------------
                                                   2001               2000
                                              --------------     ---------------
                                                        (in thousands)

         ATMs                                        $17,642            $13,924
         Other                                         1,045                366
                                              --------------     --------------
                                                      18,687             14,290
         Less accumulated amortization                (3,201)            (3,429)
                                              --------------     --------------
         Net book value                              $15,486            $10,861
                                              ==============     ==============

         Depreciation of assets held under capital leases amounted to $2.1 million, $2.0 million, and $2.1 million for the years ended December 31, 2001, 2000, and 1999, respectively, and is included in depreciation and amortization expense.

         (b)  Operating leases

         The Company also has noncancelable operating rental leases for office space which expire over the next 2 to 8 years. Rent expense under these leases amounted to $1.6 million, $1.4 million, and $2.1 million for the years ended December 31, 2001, 2000, and 1999, respectively.

         (c)      Future minimum lease payments

         Future minimum lease payments under the capital leases and the noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2001 are:

                                                                                --------------------------------
                                                                                   Capital           Operating
                                                                                   Leases              Leases
                                                                                -------------       ------------
                                                                                           (in thousands)
         Year ending December 31,

         2002                                                                       $  6,080            $ 1,437
         2003                                                                          4,145              1,042
         2004                                                                          3,039                763
         2005                                                                            917                638
         2006                                                                            268                595
         2007 and thereafter                                                              51              1,039
                                                                                ------------        -----------
         Total minimum lease payments                                               $ 14,500            $ 5,514
                                                                                ============        ===========

         Less amounts representing interest                                           (2,092)
                                                                                ------------

         Present value of net minimum capital lease payments                          12,408

         Less current installments of obligations under capital
         leases                                                                       (4,765)
                                                                                ------------


         Long term capital lease obligations                                         $ 7,643
                                                                                ============


(16)     Taxes

         The sources of income/(loss) before income taxes are presented as follows:

                                                                         Year Ended December 31,
                                                           --------------------------------------------------
                                                               2001               2000               1999
                                                           ------------     ---------------     -------------
                                                                             (in thousands)
         United States                                      $ (2,154)          $ (30,227)         $ (19,866)
         Netherlands Antilles                                      -                   -                 77
         Europe                                               (7,702)            (18,136)           (18,068)
                                                            ---------            --------           --------

         Loss before income tax and extraordinary item      $ (9,856)          $ (48,363)         $ (37,857)
                                                            =========          ==========         ==========


         Total income tax benefit/(expense) for the years ended December 31, 2001, 2000 and 1999 was allocated as follows:

                                                                        Year Ended December 31,
                                                           --------------------------------------------------
                                                              2001                2000               1999
                                                           ------------     ---------------     -------------
                                                                            (in thousands)
         Loss from continuing operations                     $ 2,030           $ (1,188)            $ 4,746
         Extraordinary item                                   (1,181)                 -                (564)
                                                             -------          ---------            --------
                                                               $ 849           $ (1,188)            $ 4,182
                                                             =======          =========            ========

       The income tax benefit/(expense) from operations consisted of the following:

                                                                        Year Ended December 31,
                                                          ---------------------------------------------------
                                                              2001                2000               1999
                                                          ------------        -------------        ----------
                                                                            (in thousands)
       Current tax benefit/(expense):
           U.S. Federal                                       $ 2,154           $    (838)            $ 1,828
           Europe                                                (124)               (350)                  -
                                                             --------            --------             -------
       Total current                                            2,030              (1,188)              1,828
                                                             ========            ========             =======

       Deferred tax benefit/(expense)/:
           U.S. Federal                                             -                   -               2,354
           Europe                                                   -                   -                   -
                                                             --------            --------             -------
       Total deferred                                               -                   -               2,354
                                                             --------            --------             -------

       Total tax benefit/(expense)                            $ 2,030           $  (1,188)            $ 4,182
                                                             ========           =========             =======


                                                                          Year Ended December 31,
                                                          ---------------------------------------------------
                                                              2001               2000                1999
                                                          ------------        -------------        ----------
                                                                            (in thousands)
       Income tax benefit at statutory rates                 $  3,351           $  16,443            $ 11,933
       Permanent differences                                     (446)               (186)              1,078
       Tax rate differences                                      (795)             (1,757)               (938)
       Adjustment to deferred tax asset for enacted
            changes in tax rates                                 (293)             (1,909)               (443)
       Correction of prior year deferred taxes                  1,110                (716)             (1,700)
       Tax refund received                                        973                   -                   -
       Other                                                     (166)             (2,115)                176
       Change in valuation allowance                           (1,704)            (10,948)             (5,360)
                                                             --------           ----------           --------
       Actual income tax benefit/(expense)                   $  2,030           $  (1,188)           $  4,746
                                                             ========           ==========           ========

       The tax effect of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                                  Year Ended December 31,
                                                                                ----------------------------
                                                                                  2001               2000
                                                                                ----------        ----------
                                                                                      (in thousands)
       Deferred tax assets:
           Tax loss carryforwards                                                $ 18,729           $ 14,325
           Stock compensation expense                                               1,130              1,130
           Unrealized exchange rate differences                                     2,457              4,614
           Interest expense                                                         3,081              7,164
           Accrued expenses                                                         2,238              1,548
           Billings in excess of earnings                                             565              1,108
           Other                                                                    3,512              2,145
                                                                                    -----              -----
       Total deferred tax assets                                                   31,712             32,034
           Valuation allowance                                                    (30,285)           (30,689)
                                                                                 --------           --------
       Net deferred tax assets                                                      1,427              1,345
                                                                                 --------           --------

       Deferred tax liabilities:
           Property and equipment                                                       -                 26
           Capitalized research and development costs                                 920                515
           Earnings in excess of billings                                              78                380
                                                                                 --------           --------
       Total deferred tax liabilities                                                 998                921
                                                                                 --------           --------

       Net deferred tax assets / liabilities                                     $    429           $    424
                                                                                 ========           ========

       The valuation allowance for deferred tax assets as of January 1, 2001, 2000 and 1999 was $30.6 million, $19.7 million and $14.3 million, respectively. The net change in the total valuation allowance for the year ended December 31, 2001 was a decrease of $0.4 million and for the years ended December 31, 2000, and 1999 were increases of $10.9 million and $5.4 million, respectively.

       The valuation allowance relates in part to deferred tax assets established under SFAS No. 109 for loss carryforwards at December 31, 2001, 2000 and 1999 of $65.6 million, $46.9 million and $45.0 million, respectively.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2001. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

       At December 31, 2001 the Company has net operating loss carry forwards of approximately $65.6 million which will expire as follows:

                   Year Ended December 31,                 In thousands
                ---------------------------        -----------------------------

                             2002                               1,910
                             2003                               7,928
                             2004                               9,671
                             2005                               7,022
                             2006                               7,718
                             2007                                 624
                     2008 and thereafter                       30,776
                                                               ------
                            Total                             $65,649
                                                              =======

         Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2001 will be allocated to income taxes in the consolidated statements of operations, except for $ 1.1 million, which will be allocated to additional paid in capital.

(17)     Valuation and Qualifying Accounts



                                                                    Additions
                                                  Balance at       charged to          Amounts
                                                  January 1          expense         written off      December 31
                                                --------------  ----------------  -----------------   -----------
                                                                         (in thousands)
             1999
             Allowance for doubtful accounts              $291              $ 90               $  -          $381
             2000
             Allowance for doubtful accounts              $381              $408               $ 49          $740
             2001
             Allowance for doubtful accounts              $740              $717               $782          $675

(18)     Stock Plans

         (a)      Employee stock option plans

         The Company has established a share compensation plan that provides certain employees options to purchase shares of its common stock. The options vest over a period of five years from the date of grant. Options are exercisable during the term of employment or consulting arrangements with the Company and its subsidiaries. At December 31, 2001, the Company has authorized options for the purchase of 6,463,991 shares of common shares, of which 6,416,416 have been awarded to employees and 2,594,744 remain unexercised.

         In accordance with a shareholders' agreement dated February 15, 1996 and amended on October 14, 1996, Euronet reserved 2,850,925 common shares for the purpose of awarding common shares ("milestone awards") to certain investors and options to acquire common shares ("milestone options") to the founders, management and key employees. The Company granted 800,520 milestone awards at an exercise price of $0.02 per share and 2,050,405 milestone options at an exercise price of $2.14 per share.

         Upon the initial public offering of the Company on March 6, 1997, all milestone awards and milestone options granted under the milestone arrangement (with the exception of 49,819 options to certain key employees which vested equally over the two years following the initial public offering) vested and all shares became immediately issuable to beneficiaries of milestone awards and options. At that time, 800,520 milestone awards and 232,078 milestone options were exercised. As of December 31, 2001 1,412,756 milestone options remain unexercised.

      Share option activity during the periods indicated is as follows:

                                                                                Number of
                                                                             Weighted-Average
                                                                                  Shares                  Exercise Price
                                                                           -------------------          -------------------
           Balance at December 31, 1998 (2,174,412 shares exercisable)               3,622,591                       $ 3.46
                                                                           ===================          ===================
             Granted                                                                 1,140,830                         5.02
             Exercised                                                                (228,503)                        1.46
             Forfeited                                                                (233,194)                        5.09

           Balance at December 31, 1999 (2,379,729 shares exercisable)               4,301,724                       $ 3.87
                                                                           ===================          ===================
             Granted                                                                 1,237,000                         7.24
             Exercised                                                                (390,231)                        2.43
             Forfeited                                                                (563,985)                        6.00

           Balance at December 31, 2000 (2,441,928 shares exercisable)               4,584,508                       $ 4.65
                                                                           ===================          ===================
             Granted                                                                 1,321,968                         8.32
             Exercised                                                                (292,643)                        4.41
             Forfeited                                                                (693,698)                        6.35

           Balance at December 31, 2001 (2,594,744 shares exercisable)               4,920,135                       $ 5.41
                                                                           ===================          ===================

      At December 31, 2001, the range of exercise prices, weighted-average remaining contractual life and number exercisable of outstanding options was as follows:


                                             Weighted-Average
                           Outstanding          Remaining
      Range of             Shares as of     Contractual Life        Weighted-Average       Number          Weighted-Average
  Exercise Prices          Dec 31, 2001           (Years)           Exercise Price       Exercisable        Exercise Price
---------------- ---    ----------------    ----------------       -----------------  -----------------     ---------------
         0.00 - 1.64             347,586                 2.6              $   0.7634            347,586            $ 0.7634
         1.65 - 3.28           1,518,834                 5.2              $   2.1670          1,503,099            $ 2.1558
         3.28 - 4.92              20,700                 6.7              $   3.5136             11,820            $ 3.4952
         4.92 - 6.56           1,659,396                 8.1              $   5.6218            435,561            $ 5.5503
         6.56 - 8.20             799,500                 8.3              $   7.1621            145,681            $ 7.1441
         8.20 - 9.84              57,000                 8.3              $   8.4375             11,400            $ 8.4375
        9.84 - 11.48              49,214                 5.6              $  10.6738             38,370            $10.6914
       11.48 - 13.12             125,859                 8.4              $  12.3276             32,283            $11.5809
       13.12 - 14.76              85,496                 5.3              $  13.9400             68,394            $13.9400
       14.76 - 16.40             256,550                 9.9              $  16.4000                550            $16.4000
                        ----------------    ----------------       -----------------  -----------------     ---------------

                               4,920,135                 6.9              $   5.4147          2,594,744            $ 3.4100


         The Company applies APB Opinion No. 25 in accounting for its share option plans. The exercise price of the options is established generally based on the estimated fair value of the underlying shares at grant date. For options granted prior to the initial public offering, the fair value was determined by taking into consideration the per share price at which the most recent sale of equity securities was made by Euronet to investors. For options granted after the initial public offering, the fair value is determined by the market price of the share at the date of grant. However, in contemplation of the initial public offering in March 1997, compensation expense was recognized in 1996 relating to all options granted during the fourth quarter of 1996. Such compensation expense was calculated as the excess of the fair market value of the underlying shares (determined as $4.22, which is the cash price per share at which GE Capital subscribed for preferred shares of Euronet in February 1997) over the exercise price of $2.14 per share. Euronet recorded $4,172,000 of compensation expense in the 1997 consolidated financial statements and an additional compensation expense of $343,000 with respect to these options was recognized over the remaining vesting period of such options. Of this amount, $0, $0 and $127,000 have been expensed in the years ended December 31, 2001, 2000 and 1999, respectively.

         (b)      Employee stock purchase plans

         The Company has established a qualified Employee Stock Purchase Plan (the "ESPP") the terms of which allow for qualified employees (as defined by the ESPP) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each quarterly offering period. The Company issued 174,570 shares of common stock during 2001 pursuant to the ESPP at an average price per share of $9.12.

         The following table provides the fair value of options granted and shares granted under the employee stock purchase plan during 2001, 2000 and 1999 together with a description of the assumptions used to calculate the fair value using the Black-Scholes pricing model:

                                                                          Year ended December 31,
                                                            ---------------------------------------------------------
                                                                 2001                 2000                 1999
                                                            ----------------    ------------------    ---------------
           Expected volatility                                         62.7%                 82.0%               100%
           Average risk-free rate                                      5.63%                 7.21%              6.61%
           Average expected lives                                    5 years               5 years            5 years
           Weighted-average fair value (per share)                     $4.59                 $5.10              $5.02

       Had the Company determined compensation cost based on the fair value at the grant date for its stock options and shares granted under the employee stock purchase plan under SFAS No. 123, Euronet's net income/(loss) and net income/(loss) per share would have been the amounts indicated below:

                                                                          Year ended December 31,
                                                            ---------------------------------------------------------
                                                                 2001                 2000                 1999
                                                            ----------------    ------------------    ---------------
                                                                   (in thousands, except per share data)

            Net income / (loss) as reported                         $   670              $(49,551)          $(30,915)
            Net loss-pro forma                                      $(3,103)             $(52,606)          $(33,355)
            Income / (loss) per share as reported                   $  0.03              $  (3.00)          $  (2.03)
            Loss per share pro forma                                 ($0.16)             $  (2.99)          $  (2.13)


         Pro forma impact reflects only options granted since December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered.

(19)     Employee Benefit Plans

         The Company has established a Profit Sharing and 401(k) plan for all employees who have completed six months of service and are not otherwise covered by a retirement benefit plan (national or private) outside of the US. Each plan participant can contribute up to the maximum amount allowed by the Internal Revenue Service to the Plan through payroll deductions. The Company's matching contributions to the plan are made in stock and are discretionary and are determined each year by the Board of Directors. The employee's vested percentage regarding the employer's contribution varies according to years of service. The Company's contribution accrual to the Plan for the years ended December 31, 2001, 2000 and 1999 was $0.3 million, $0.2 million and $0.2 million respectively. The Company maintains a health insurance program, which covers all regular full-time and regular part-time employees at no charge to the employee. Coverage for eligible family members is available through employee contributions.

(20)     Business Segment Information

         Euronet and its subsidiaries operate in two business segments: (1) a segment that provides an independent shared ATM network and other electronic payment processing services to banks, retail and financial institutions (the "Processing Services Segment"); and (2) a segment that produces application software and solutions for payment and transaction delivery systems (the "Software Solutions Segment"). These business segments are supported by a corporate service segment which provides corporate and other administrative services which are not directly identifiable with the two business segments, (the "Corporate

         Services Segment"). The accounting policies of each segment are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. Prior period segment information has been restated to conform to the current period's presentation.

         As the Processing Services Segment continued to grow throughout 1999, the Company's management began to divide the internal organization of the segment into Sub-segments. Accordingly, beginning in January 2000, the Company divided the Processing services Segment into three Sub-segments: "Central European Sub-segment" (including Hungary, Poland, the Czech Republic, Croatia, Greece and Romania), "Western European Sub-segment" (including Germany, France, and the United Kingdom) and "Other Operations Sub-segment" (including the United States and unallocated processing center costs). Where practical, certain amounts have been reclassified to reflect the change in internal reporting. The Company is unable to present Processing services Segment assets by Sub-segment as of December 31, 1999. Prior to January 1, 2000, certain assets that were used to provide support services to the Company as a whole were included in the assets in the balance sheet of the Company's wholly owned Hungarian subsidiary, Bank Tech. In order to segregate corporate assets from those of the Hungarian operations, these assets were transferred as of December 31, 1999, from Bank Tech to an existing Hungarian shell company, Administrative Services. Those assets are now shown under the Other Operations Sub-segment.

         The following tables present the segment results of the Company's operations for the years ended December 31, 2001, 2000 and 1999.

                                              Processing Services
         (In thousands)
         For the year ended     Central       Western                                   Software      Corporate
         December 31, 2001      Europe        Europe         Other         Total        Solutions     Services       Total
         ---------------------- ---------      --------      --------      --------     ---------     ---------    --------
         Total revenues          $ 25,236      $ 21,595      $  2,298      $ 49,129      $ 15,222      $      -      $ 64,351
         Total operating
          expenses                (23,625)      (20,105)       (2,971)      (46,701)      (17,096)       (6,521)      (70,318)
                                ---------      --------      --------      --------      --------     ---------      --------

         Operating income/(loss)    1,611         1,490          (673)        2,428        (1,874)       (6,521)       (5,967)
         Interest income               81            51            10           142            36           104           282
         Interest expense            (977)         (344)          (25)       (1,346)            -        (8,125)       (9,471)
         Foreign exchange
          gain/(loss), net            237          (216)          545           566           (26)        4,760         5,300
                                ---------      --------      --------      --------      --------      --------      --------
         Net income/(loss)
          before income taxes    $    952      $    981      $   (143)     $  1,790      $ (1,864)     $ (9,782)     $ (9,856)
                                =========      ========      ========      ========      ========     =========      ========


         Segment assets          $ 25,548      $ 17,561      $  4,150      $ 47,259      $  8,409      $  5,723      $ 61,391
         Fixed assets              14,956        12,178         1,116        28,250         1,243            58        29,551
         Depreciation and
              amortization          3,969         3,202         1,051         8,222           744           146         9,112

                                         Processing Services
 (In thousands)
 For the year ended        Central       Western                             Software     Corporate
 December 31, 2000         Europe        Europe       Other        Total     Solutions    Services       Total
 ---------------------    ---------    ---------    ---------    ---------  -----------   ----------    ----------
Total revenues               $ 18,599     $ 16,615     $  1,700     $ 36,914     $ 16,006     $      -     $ 52,920
Total operating expenses      (21,669)     (18,901)      (2,409)     (42,979)     (37,475)      (7,862)     (88,316)
                             --------     --------     --------     --------     --------     --------     --------

Operating loss                 (3,070)      (2,286)        (709)      (6,065)     (21,469)      (7,862)     (35,396)
Interest income                   289           65          190          544          103          442        1,089
Interest expense               (1,016)        (168)        (150)      (1,334)           -       (9,495)     (10,829)
Foreign exchange
     (loss)/gain, net            (616)        (494)        (155)      (1,265)           1       (1,963)      (3,227)
                             --------     --------     --------     --------    ---------     --------     --------

Net loss
     before income taxes     $ (4,413)    $ (2,883)    $   (824)    $ (8,120)    $(21,365)    $(18,878)    $(48,363)
                             ========     ========     ========     ========     ========     ========     ========



Segment assets               $ 25,697     $ 16,755     $  3,652     $ 46,104     $  9,433     $  5,353     $ 60,890
Fixed assets                   17,145       11,707        1,682       30,534          968          155       31,657
Depreciation and
     amortization               3,977        2,884        1,100        7,961        2,215          208       10,384
Asset write down                  668          110            -          778       11,190            -       11,968

                                          Processing Services
 (In thousands)
 For the year ended        Central        Western                               Software      Corporate
 December 31, 1999         Europe         Europe         Other        Total     Solutions     Services       Total
 --------------------      ---------      ---------    ---------    ---------   ----------    ---------    ----------
Total revenues               $ 12,664     $ 12,637     $  1,202     $ 26,503     $ 15,149     $      -     $ 41,652
Total operating expenses      (20,683)     (16,477)      (2,250)     (39,410)     (22,290)      (6,750)     (68,450)
                             --------     --------     --------     --------    ---------     --------     --------

Operating loss                 (8,019)      (3,840)      (1,048)     (12,907)      (7,141)      (6,750)     (26,798)
Interest income                   448           16          103          567          148        1,235        1,950
Interest expense                 (981)        (101)         (51)      (1,133)           -       (9,766)     (10,899)
Foreign exchange
     (loss)/gain, net            (399)         (19)        (146)        (564)           2       (1,548)      (2,110)
                             --------     --------     --------     --------    ---------     --------     --------

Net loss
     before income taxes     $ (8,951)    $ (3,944)    $ (1,142)    $(14,037)    $ (6,991)    $(16,829)    $(37,857)
                             ========     ========     ========     ========    =========     ========     ========


Segment assets                    n/a          n/a          n/a     $ 56,658     $ 21,527     $ 18,659     $ 96,844
Fixed assets                      n/a          n/a          n/a       35,438        1,113          142       36,693
Depreciation and
     amortization                 n/a          n/a          n/a        7,410        2,683          145       10,238

The following is a reconciliation of the segment information to the consolidated financial statements.

                                                                            Year end December 31,
                                                            -------------------------------------------------------
                                                                   2001                 2000                 1999
                                                            --------------------  ----------------  ---------------
                                                                               (in thousands)
Revenues:
---------
Total revenues for reportable segments                             $64,351                $52,920          $41,652
Elimination of inter-segment revenues                                 (180)                  (180)            (180)
                                                            --------------         -------------     -------------

Total consolidated revenues                                        $64,171                $52,740          $41,472
                                                            ==============        ===============   ==============

Operating expenses:
-------------------

Total operating expenses for reportable segments                   $70,318                $88,316          $68,450

Elimination of inter-segment expenses                                 (180)                  (180)            (180)
                                                            --------------        ---------------   --------------

                                                                   $70,138                $88,136          $68,270
                                                            ==============        ===============   ==============

Total revenues and long-lived assets for the years ended December 31, 2001, 2000 and 1999 for the Company analyzed by geographical location is as follows:

                                         Total Revenues                                Long-lived Assets
                                      Year ended December 31,                             December 31,
                      ------------------------------------------------------  -------------------------------------
   (in thousands)         2001                2000               1999                2001               2000
                      ---------------  ------------------  -----------------  ------------------  -----------------
United States                 $17,516             $17,442            $16,172             $ 1,274            $   984
Germany                        10,492               9,984             11,160               3,705              4,800
Hungary                         8,323               6,524              5,606               4,306              5,878
UK                             10,210               5,535              1,199               7,688              4,902
Poland                         12,309               9,147              5,798               9,275              9,824
Other                           5,321               4,108              1,537               3,303              5,269
                      ---------------   -----------------   ----------------   -----------------   ----------------

Total                         $64,171             $52,740            $41,472             $29,551            $31,657
                      ===============   =================   ================   =================   ================

         Total revenues are attributed to countries based on location of customer for the Processing Services Segment. For revenues generated by the Euronet USA software solutions segment, all revenues are attributed to the United States. Long lived assets consist of property, plant, and equipment, net of accumulated depreciation.

(21)     Financial Instruments

         Most of Euronet's financial instruments (cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, trade accounts payable, accrued expenses and other current liabilities, advance payments on contracts, billings in excess of costs and estimated earnings on software installation contracts, costs and estimated earnings in excess of billings on software installation contracts) are short-term in nature. Accordingly, the carrying value of these instruments approximates their fair values. The fair value of notes payable was determined based on quoted market prices for the same issue and amounted to $32.7 million (carrying value of $38.1 million) at December 31, 2001 and $37.5 million (carrying value of $77.2 million) at December 31, 2000.

(22) Reconciliation of Net Income/(Loss) to Net Cash Provided by/(Used in) Operating Activities

         The reconciliation of net income/(loss) to net cash provided by/(used in) operating activities for the years ended December 31, 2001, 2000, and 1999 follows.


                                                                                      Year Ended December 31,
                                                                              -----------------------------------------
                                                                                 2001           2000           1999
                                                                              ---------      ----------     -----------
                                                                                       (in thousands)
Net income / (loss)                                                             $   670       $(49,551)      $(30,915)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Share compensation expense                                                            -              -            127
Depreciation and amortization                                                     9,112         10,383         10,238
Asset write downs                                                                     -         11,968              -
Unrealized foreign exchange losses                                               (4,596)        (4,261)        (8,294)
Loss/(gain) on disposal of fixed assets                                             102          2,182           (715)
Amortization of deferred financing costs                                           (116)           232            269
Accretion of discount on notes payable                                            6,813          8,753          9,506
Extraordinary gain on extinguishment of debt                                     (8,496)             -         (2,196)
Tax effect of  extraordinary gain on extinguishment of debt                      (1,181)             -           (564)
Decrease/(increase) in deferred income tax                                            -             36         (2,797)
(Decrease)/increase in income tax payable, net                                     (849)           818         (2,667)
Decrease/(increase) in restricted cash                                              222          9,755          2,043
Decrease/(increase) in trade accounts receivable                                    194         (1,597)        (2,028)
Decrease/(increase) in costs and estimated earnings in excess of
  billings on software installation contracts                                       786           (450)            78
(Increase)/decrease in prepaid expenses and other current assets                 (2,111)          (457)           184
Decrease in deposits for ATM leases                                                   -          1,310            802
(Decrease)/increase in trade accounts payable                                      (192)          (432)         1,119
Increase/(decrease) in advance payments on contracts                              1,018            834            350
Increase/(decrease) in accrued expenses and other liabilities                        80         (5,725)         3,049
(Decrease)/increase in billings in excess of costs and estimated
  earnings on software installation costs                                        (1,417)          (155)         2,040
                                                                             ----------      ----------     ----------
Net cash provided by / (used in) operating activities                           $    39       $(16,357)      $(20,371)
                                                                             ==========      ==========     ==========

(23)     Non-cash Financing and Investing Activities

         Capital lease obligations of $5.7 million, $5.1 million and $5.2 million during the years ended December 31, 2001, 2000 and 1999, respectively, were incurred when the Company entered into leases primarily for new automated teller machines.

         During the years ended December 31, 2001, 2000 and 1999, the Company issued warrants to purchase common stock totaling $0.9 million, $0.4 million, and nil, respectively.

         During 2001 there were various non cash extinguishments of the 12 3/8% Senior Discount Notes (see Note 11).

(24)     Concentrations of Business and Credit Risk

         Euronet is subject to concentrations of business and credit risk. Euronet's financial instruments mainly include trade accounts receivables and cash and cash equivalents. Euronet's customer base, although limited, includes the most significant international card organizations and certain banks in the markets in which it operates. Therefore, the Company's operations are directly affected by the financial condition of those entities.

         Cash and cash equivalents are placed with high credit quality financial institutions or in short-term duration, high quality debt securities. Euronet does not require collateral or other security to support financial instruments subject to credit risk. Management believes that the credit risk associated with its financial instruments is minimal due to the control procedures which monitor credit worthiness of customers and financial institutions.

(25)     Research and Development

         The Company regularly engages in research and development activities aimed at the development and delivery of new products, services and processes to its customers including, but not limited to, bill payment and presentment, telephone banking products, applications for wireless application protocol ("WAP") enabled customer touch points, other wireless banking products, GSM mobile prepaid recharge products ATM browser products and internet banking solutions as well as significant improvements to core software products.

         The Company's research and development costs incurred for computer products to be sold, leased or otherwise marketed totaled $5.0 million, $6.7 million and $3.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. As of December 31, 2001, $2.3 million was capitalized and appears on the Company's balance sheet in other long term assets, net of accumulated amortization of $0.6 million. As of 2000 and 1999, $1.0 million and $0.3 million was capitalized, net of accumulated amortization of $0.1 million and $0.1 million, respectively. Related amortization expense of capitalized software costs amounted to $0.5 million, $0.1 million and $0.1 million for the years 2001, 2000, and 1999, respectively. During 2000, approximately $0.3 million of previous capitalized costs were written down to reflect estimated net realizable value.

(26)     Employee Loans for Common Stock Program

         In October 1999 the Company's Board of Directors approved and implemented a Loan Agreement Program ("Program") for certain employees under which the Company has loaned sums of money to participating employees in order for them to purchase shares of the Company's stock on the open market. The shares are pledged to the Company to secure the loans. As of December 31, 2001, 137,851 shares are held by the Company as collateral for the loans. The loans carry five-year terms and are non-recourse, non-interest bearing loans. The shares vest to the employees in five equal tranches of 20 percent of the shares for five years, commencing at the date each employee began employment with the Company. As the shares vest, the employees are entitled to pay off the loans and free the shares of the pledge. These loans are considered an award of stock options as the loans are non- recourse and the employee is not obligated to pay any interest on the loans. The loans have been accounted for as a separate component of stockholders' deficit. In the event that any one of the employees defaults on the terms of the loans, or leaves the Company prior to vesting, the shares received by the Company or the unvested shares will be recorded as treasury stock.

(27)     Sale of Croatian Network

         On November 19, 1999, the Company completed the sale of its Croatian ATM network to Raiffeisenbank Austria, d.d., a Croatian financial institution ("RBA"), for consideration of $2.7 million. The carrying value of the Croatian assets was $2.0 million, resulting in a gain to the Company of $0.7 million, recorded as an offset to operating costs. Subsequent to the sale of the network assets, the Company and RBA entered into an ATM services agreement whereby the Company will provide ATM management and other related services to RBA for an initial term of 15 years.

(28)     Commitments and Contingencies

         As of December 31, 2001, the Company has caused the issuance of a performance bond on its behalf and has collateralized the obligation under the performance bond to the extent of $0.4 million. The collateral consists of certain assets in the UK.

         The company has commitments to make capital contributions to Cash Net Telecommunications Egypt, of $0.2 million.

(29)     Subsequent Events

         In January 2002, the Company entered into an Asset Purchase Agreement with ALLTEL Information Services, Inc. ("AIS"), a wholly owned subsidiary of ALLTEL Corporation, whereby Dash sold substantially all of its assets to AIS for $6.8 million, in cash, subject to a working capital adjustment. Of this amount, $0.7 million is being held in escrow under the terms of a separate escrow agreement to provide for the payment of any damages that might arise from any breach of the representations and warranties contained in the Asset Purchase Agreement and certain post-closing adjustments. Dash, Euronet USA and AIS are parties to the Asset Purchase Agreement. The Company expects to record a gain of approximately $5.9 million related to this transaction.

         In January 2002, the Company entered into a Software License Agreement (the "License Agreement") whereby Euronet USA granted AIS a nonexclusive license to use, distribute and develop versions 1.5 and
         2.2 of Euronet USA's GoldNet ITM ATM Network Processing Software ("GoldNet Software"). The License Agreement includes certain territorial and other restrictions on the use and distribution of the GoldNet Software by AIS. Under the terms of the License Agreement, AIS has agreed to pay license fees of $5 million. The License Agreement does not restrict the ability of Euronet USA to continue to sell its GoldNet Software, except that Euronet USA may not sell to former Dash customers or new AIS network processing customers. Revenue from the license fee and related services will be recognized under the percentage of completion contract accounting method. The Company expects to recognize approximately 70% - 80% of the fees in Revenues during 2002 with the remaining to be recognized in 2003.

         In February 2002, the Company entered into subscription agreements for the sale of 625,000 new common shares of the Company. These agreements were signed with accredited investors in transactions exempt from registration pursuant to the exemptions provided in Section 4(2) and Regulation D of the Act. The purchase price of each share was $20.00. The aggregate amount of proceeds to the Company from the private placement was approximately $12 million.

(30)     Related Party Transactions

         In January 2001, the Company entered into a Credit Facility Loan Agreement under which it borrowed an aggregate of $0.5 million from Michael J. Brown, the CEO and a Director of the Company, in order to fund transactions on its Czech Republic ATM network. Amounts advanced under this loan agreement mature six months from the date an advance is made, but were extended for a second six month period. The loans are unsecured. Amounts advanced bear interest of 10% per annum. In
         January 2002, the loan and related interest was paid off in full.

         In 2000, Michael J. Brown, the CEO and a Director of the Company, pledged approximately $4.0 million of marketable securities (not including any common stock of the Company) that he owns in order to obtain the release to the Company of cash collateral in the amount of $4.8 million held by a bank providing cash to the Company's ATM network in Hungary. No consideration is payable for providing this security.

         For the year ended December 31, 2001, the Company recorded $0.3 million in revenue related to CashNet with respect to a data processing and technical services agreement.

Selected Quarterly Data (Unaudited)

                                                                                      Year Ended December 31, 2001
                                                                     -------------------------------------------------------------
                                                                     First Quarter  Second Quarter  Third Quarter   Fourth Quarter
                                                                     -------------------------------------------------------------
                                                                                     (in thousands, except per share)

Net revenues                                                           $ 14,823         $15,939        $ 15,681        $ 17,728
----------------------------------------------------------------------------------------------------------------------------------
Operating (loss)/income                                                  (3,648)         (1,630)           (938)            249
----------------------------------------------------------------------------------------------------------------------------------
Net (loss)/income before extraordinary items                             (1,841)          1,123          (7,505)            397
Net (loss)/income per common share before extraordinary items

Basic                                                                  $  (0.13)      $    0.05        $  (0.37)       $   0.02
----------------------------------------------------------------------------------------------------------------------------------
Diluted                                                                $  (0.13)      $    0.05        $  (0.37)       $   0.02
----------------------------------------------------------------------------------------------------------------------------------


                                                                                      Year Ended December 31, 2000
                                                                     -------------------------------------------------------------
                                                                     First Quarter  Second Quarter  Third Quarter   Fourth Quarter
                                                                     -------------------------------------------------------------
                                                                                     (in thousands, except per share)

Net revenues                                                           $ 11,938        $ 12,918        $ 14,026        $ 13,858
----------------------------------------------------------------------------------------------------------------------------------
Operating loss                                                           (7,199)         (6,293)        (16,895)         (5,009)
----------------------------------------------------------------------------------------------------------------------------------
Net loss before extraordinary items                                     (11,285)        (10,500)        (15,778)        (11,988)
Net (loss)/income per common share before extraordinary items

Basic                                                                  $  (0.72)       $  (0.64)       $  (0.90)       $  (0.67)
----------------------------------------------------------------------------------------------------------------------------------
Diluted                                                                $  (0.72)       $  (0.64)       $  (0.90)       $  (0.67)
----------------------------------------------------------------------------------------------------------------------------------